UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 3, 2008

AE BIOFUELS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State of Incorporation)	(Commission File No.)	84-0925128 (IRS Employer ID No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014
(Address of Principal Executive Offices)

(408) 213-0940
Registrant’s Telephone Number, Including Area Code:

Marwich II, Ltd.
203 N. LaSalle Street, Suite 2100
Chicago, IL 60601
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report on Form 8-K/A filing amends the December 13, 2007 Form 8-K filing to make certain adjustments to restate the statement of operations for the three and nine months ended September 30, 2007. These adjustments have the effect of reducing the net loss for the three and nine months ended September 30, 2007 by $86,542 and $779,843, respectively.

We are restating the balance sheet as of September 30, 2007 to show a $300,000 reduction to other assets and a $1,079,843 reduction to additional paid in capital. Certain other corrections are made to restate the statement of cash flows for the nine months ended September 30, 2007 to properly reflect the restated balances as well as bring the presentation and disclosure of the interim statements into alignment with the December 31, 2007 financial statement presentation. The corrections have a net ($7,998,085) change to net cash used in operating activities, a net $8,904,171 change to net cash provided by investing activities and a net ($906,086) change to net cash provided by financing activities. We are also restating the financial statements to present them as a development stage entity with the required inception to date financial data in the statements of operations, cash flows and stockholders’ equity.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Except as otherwise indicated by the context, references in this document to “Marwich II,” the “Company,” “we,” “us,” or “our” are references to the combined business of Marwich II, Inc., and its direct or indirect subsidiaries. Unless the context otherwise requires, the term “American Ethanol” means American Ethanol, Inc.,  a Nevada corporation.

On July 19, 2007, we entered into an Amended and Restated Agreement and Plan of Merger with Marwich II, Ltd., a Nevada corporation and our wholly-owned subsidiary (“Marwich-Nevada”), AE Biofuels, Inc., a Nevada corporation and wholly-owned subsidiary of Marwich-Nevada (“Merger Sub”), and American Ethanol, Inc., a Nevada corporation (the “Amended Merger Agreement”) pursuant to which Merger Sub would be merged with and into American Ethanol with American Ethanol as the surviving corporation (the “Reverse Merger”). In addition, as a condition to the Reverse Merger, we agreed to reincorporate into the State of Nevada by means of a merger with and into Marwich Nevada (the “Reincorporation”).

On December 7, 2007, we completed the Reincorporation and the Reverse Merger and issued to the former shareholders of American Ethanol 84,114,998 shares of our common stock in exchange for all of the outstanding shares of American Ethanol common stock and 6,487,491 shares of our Series B Preferred Stock in exchange for all of the issued and outstanding shares of American Ethanol Series B Preferred Stock. As a result, American Ethanol became our wholly-owned subsidiary and the former stockholders of American Ethanol became the controlling stockholders of the Company. On December 7, 2007, we amended our Articles of Incorporation to change our name from Marwich II, Ltd. to AE Biofuels, Inc.

For accounting purposes, the Reverse Merger was treated as a reverse acquisition with American Ethanol as the acquirer and the Company as the acquired party. When we refer in this report to business and financial information for periods prior to the consummation of the Reverse Merger, we are referring to the business and financial information of Marwich-Colorado on a consolidated basis unless the context suggests otherwise.

Upon the closing of the Reverse Merger, the board of directors of AE Biofuels, Inc. consists of six directors: Eric A. McAfee, Surendra Ajjarapu, Laird Cagan, Michael Peterson, LtGen Michael DeLong and Hal Sorgenti, and our executive officers consist of Eric A. McAfee, Chief Executive Officer; Surendra Ajjarapu, President; Andrew Foster, Executive Vice President; and William J. Maender, Chief Financial Officer and Secretary.

A copy of the Merger Agreement was filed as Exhibit 2.1 to our current report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2007.

As a result of the closing of the Reverse Merger with American Ethanol, Inc., the former shareholders of American Ethanol, Inc. own 99.5% of the total outstanding shares of our capital stock and 99.5% total voting power of all our outstanding voting securities.

FORM 10-SB DISCLOSURE

As disclosed elsewhere in this report, on December 7, 2007, we acquired American Ethanol, Inc. in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, the status  immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10-SB.

Accordingly, we are providing below the information that would be included in a Form 10-SB if we were to file a Form 10-SB. Please note that the information provided below relates to the combined enterprises after the acquisition of American Ethanol, Inc. except that information relating to periods prior to the date of the reverse acquisition only relates to Marwich II, Ltd. unless otherwise specifically indicated.

In this report, we rely on and refer to information and statistics regarding our industry that we have obtained from a variety of sources. This information is publicly available for free and has not been specifically prepared for us for use in this report or otherwise. Although we believe that this information is generally reliable, we cannot guarantee, nor have we independently verified, the accuracy and completeness of this information.

DESCRIPTION OF BUSINESS

History

Marwich II, Ltd. (the "Company") was incorporated under the laws of the State of Colorado on August 16, 1983 to engage in the acquisition of assets and properties which management believed had good business potential. In the course of its business the Company acquired a number of real estate and promissory note properties.

The Company subsequently sold its properties, ceased active business operations and was administratively dissolved by the Colorado Secretary of State effective January 1, 1991. On October 13, 2004, articles of reinstatement were filed with the Colorado Secretary of State and the Company became current in its reporting obligations under the Exchange Act of 1934, as amended.

On June 23, 2006, the Company and American Ethanol entered into an Agreement and Plan of Merger, which agreement was amended and restated on July 19, 2007 (the “Merger Agreement”). Pursuant to the Merger Agreement, the Company agreed to reincorporate into the State of Nevada (the “Reincorporation”) by means of a merger with and into Marwich II, Ltd., a Nevada corporation and wholly-owned subsidiary (“Marwich-Nevada”) and subject to the Reincorporation, American Ethanol agreed to merge with a wholly-owned subsidiary of Marwich-Nevada with American Ethanol as the surviving corporation (the “Reverse Merger”).

On November 30, 2007, we completed the Reincorporation and the Reverse Merger and issued to the former shareholders of American Ethanol 84,114,998 shares of our common stock in exchange for all of the outstanding shares of American Ethanol common stock, 6,487,491 shares of our Series B Preferred Stock in exchange for all of the issued and outstanding shares of American Ethanol’s Series B Preferred Stock, and assumed options and warrants exercisable for 2,957,000 shares of common stock and 747,911 shares of Series B Preferred Stock, respectively. The Company then changed its name to AE Biofuels, Inc.

For accounting purposes, the Reverse Merger was treated as a reverse acquisition with American Ethanol as the acquirer and the Company as the acquired party. As a result, the business and financial information included in this report is the business and financial information of AE Biofuels, Inc. on a consolidated basis.

General

We are a developer of large-scale next generation ethanol and biodiesel plants, primarily in the Midwestern U.S. (ethanol) and India (biodiesel). Currently, we, through our subsidiary, Sutton Ethanol, LLC, own one site in Nebraska, permitted for approximately 113 million gallons of annual ethanol production and, through our subsidiary, Danville Ethanol Inc., own one site in Illinois permitted for approximately 118 million gallons of annual ethanol production. We also have rights to acquire one additional site in the permitting process in Nebraska and four additional sites in Illinois that are under option and fully permitted. All of our Illinois plant sites are permitted for approximately 118 million gallons of annual ethanol production. In addition, we, through our 74% owned subsidiary, have constructed a 50 million gallon biodiesel facility in the port city of Kakinada, State of Andhra Pradesh, on the east coast of India. We are currently in the process of negotiating three additional biodiesel plant site locations in India.

Current Biodiesel Projects

Universal Biofuels Private, Ltd.

We, through our 74% owned subsidiary Universal Biofuels Private, Ltd., have constructed a biodiesel manufacturing facility having a nameplate capacity of 50 million gallons per annum, in Kakinada, State of Andhra Pradesh, Republic of India for the production and sale of biodiesel. The biodiesel plant is currently in pre-production testing and is expected to be completed by the end of 2007.

Additional Biodiesel Sites

We are negotiating to purchase three other greenfield sites in Kakinada and Vizag, India with the goal of constructing three additional biodiesel manufacturing facilities, each having a nameplate capacity of 50 million gallons per annum.

Current Ethanol Projects

Cellulosic Ethanol Technology

In February 2007, we acquired 51% of Energy Enzymes, Inc., a cellulosic ethanol technology company. We will increase our ownership of Energy Enzymes to 100% for no additional consideration upon meeting certain development milestones. In November 2007, Energy Enzymes filed three patent applications on its proprietary enzyme process for the production of ethanol. The benefits of the Energy Enzymes’ proprietary process are expected to be a significant reduction in energy use for ethanol production; the use of cellulose as well as starch and sugar feedstocks, such as corn or sugarcane; and lower capital costs compared to traditional plants.

In August and November 2007, we submitted grant applications to the U.S. Department of Energy seeking grant funds for the commercialization of the Energy Enzymes technology.

Proposed Ethanol Plant Sites

Outlined below is a brief profile of each of our proposed ethanol plant sites:

Sutton Ethanol, LLC

In February 2006, we acquired Sutton Ethanol, LLC, which is the owner of a 200 acre site approximately 140 miles southwest of Omaha and near Sutton, Nebraska permitted for an ethanol production facility with a nameplate capacity of 110 million gallons annually.
∑	Permitted for 110 million gallon ethanol plant

∑	Qualified access to require natural gas, electricity and water resources

∑	Site offers access to both Union Pacific and Burlington Northern Railroads with adequate roadway system

∑	207 million bushels of corn within 50 miles of site (40 million bushels required)

∑	Proximity to 650,000 head of cattle within 50 miles for DDG consumption

All construction permits for the Sutton site are in place.

Additional Ethanol Sites

We have acquired options to purchase land in various locations in Nebraska and Illinois. The terms of these options are typically from one to two years and provide that we have the right to acquire the land for a set price per acre subject to the satisfaction, in our sole discretion, of our due diligence. The table below lists the locations in which we have acquired options on land as of the date of this Report.

Location	Approximate Acreage	Annual ethanol capacity (in millions of gallons per year)	Ethanol PlantPermitting

Nebraska
Sutton, Clay County*	200	110	Permit Granted
Red Cloud, Webster County	400	110	In Process
Illinois
Danville, Vermilion County**	175	110	Permit Granted
Gilman, Iroquois County	204	110	Permit Granted
Allen Station, Mason County	107	110	Permit Granted
Stillman Valley, Ogle County	200	110	Permit Granted
Litchfield, Montgomery County	182	110	Permit Granted

*American acquired this property in 2006.
**American exercised this option and acquired this property in March 2007.

The aggregate purchase price of all land currently under option, if all options are exercised, is approximately $19.3 million. Currently, we are evaluating each site as to the adequacy of utilities, zoning, subsurface structures and the like and the exercise of any option will be dependent upon the result of our analysis of these and other factors.

MARKET OUTLOOK

Biodiesel

Biodiesel consumption in the U.S. grew from 25 mm gallons per year in 2004 to over 250 mm gallons per year in 2006 - a ten-fold increase according to Emerging Markets Online. President Bush signed the Energy Policy Act of 2005 into law which included a nationwide renewable fuels standard (RFS) that mandates the increase of ethanol production to 7.5 billion gallons annually by 2012. Congress is currently considering legislation that could raise the RFS to more than 30 billion gallons of annual ethanol production.

Biodiesel is a biodegradable fuel which is blended with diesel fuel for use in diesel compression ignition engines. It contributes no net carbon dioxide or sulphur to the atmosphere and has low particulate emissions. Blenders add biodiesel to diesel to produce B-20, a blend of 20% biodiesel and 80% diesel fuel that can be used by all cars without any engine, fuel system or other modifications.

Ethanol

U.S. ethanol production has grown from 1.1 billion gallons in 1996 to 3.9 billion gallons in 2005 and over 7 billion gallons in 2006.

The vast majority of ethanol produced in the U.S. is used for fuel. It is blended with gasoline to increase octane levels, to produce a cleaner burning fuel, or as a gasoline extender. Many blenders add ethanol to gasoline to produce E-10, a blend of 10% ethanol and 90% gasoline that can be used by all cars without any engine, fuel system or other modifications. As an oxygenate, ethanol lowers carbon monoxide and nitrous oxide emissions and is quickly biodegradable in surface water. Finally, ethanol has an octane rating of about 115, one of the highest performance fuels on the market, which when blended with lesser octane rated fuels, achieves the required octane rating for use as a vehicle fuel.

Benefit of Alternative Fuels

The increased use of ethanol and biodiesel will expand U.S. fuel supplies while easing an overburdened refining industry. While no new oil refineries have been built in the U.S. since the 1970s, nearly 100 ethanol production facilities and 95 biodiesel facilities have been built during this time, adding critical volume to the fuel market.

Other factors influencing the outlook for ethanol and biodiesel production are:
∑	Policy and legislative support

∑	Strong petroleum prices and outlook

∑	MTBE transition

∑	Production capacity and import expansion

∑	Increasing feedstock yields

∑	Technological innovation

Biodiesel currently receives tax credits equal to one penny per percent of biodiesel in fuel blends made from agricultural products like vegetable oils, and one-half penny per percent for recycled oils. Ethanol currently receives a Federal excise tax exemption of 51 cents per gallon, which has recently been extended to year 2010. In addition, as of the date of this Report, 17 states also offer tax and other financial incentives to encourage ethanol and biodiesel production and support agricultural markets.

Another key factor fueling the growth in ethanol production has been the phase-out of MTBE use in reformulated gasoline. Historically, MTBE was the primary oxygenate used in reformulated gasoline. However, reflecting recent evidence that MTBE poses an unacceptable contamination risk to groundwater supplies, many states are seeking ways to reduce or eliminate the use of MTBE from the gasoline supply. MTBE production volume has begun to shift to fuel ethanol as the next most competitive high octane oxygenate substitute, primarily as a result of MTBE’s adverse environmental impacts.

Rising petroleum price markets have made ethanol and biodiesel relatively more attractive economically to refiners and blenders resulting in the substitution of ethanol and biodiesel for petroleum based products. Additionally, there are a number of legislative initiatives that are playing pivotal roles in defining the future of ethanol and biodiesel.

Manufacturing Process

Biodiesel

Biodiesel is an ethyl or methyl ester of fatty acids made from edible or non-edible oils and animal fatty acids used as a fuel additive to reduce harmful emissions and particulates and reduce the production of greenhouse gasses. It can be produced by refining oil-based feedstock such as palm oil, jatropha (ratanjyot), pongamia (karanja), grains, groundnut oil, soybean oil, sunflower oil, crude palm oil, rapeseed oil, used vegetable oils, sugarcane juice, molasses, cereals, cellulose biomass and from sources such as herbaceous and woody plants, agricultural and forestry residues and a large portion of municipal solid and industrial waste.

Biodiesel Refining Process

Biodiesel is produced in refining facilities where impurities are removed from the feedstock oil. The oil feedstock is then neutralized to remove any impurities and to separate glycerine from the oil. The glycerine is then removed by settling or centrifugal separation. The resulting oil is “bleached” to remove any remaining impurities, to absorb other chemical compounds introduced in the refining process, and to remove any coloring matter in the oil.

Ethanol

Ethanol, or ethyl alcohol, is a fuel additive used to reduce harmful emissions and to enhance octane. It is produced by the fermentation of carbohydrates found in grains and by the extraction and processing of cellulose found in biomass. Although ethanol can be produced from a number of different sources, including grains such as corn, sorghum and wheat, sugar by-products, rice hulls, cheese whey, potato waste, brewery waste, beverage waste, forestry by-products and paper wastes, approximately 90% of ethanol in the U.S. today is produced from corn. Corn is the primary source for ethanol because corn produces large quantities of relatively cheap carbohydrates, which convert into glucose more efficiently than other kinds of biomass.

Ethanol Distillery Process

Ethanol is produced in fermentation facilities in which corn is ground and mixed with water to form a mash. Mash is then heated, and enzymes are added to convert starch into fermentable sugars. Fermentation occurs when yeast is added to convert the sugars into ethanol and carbon dioxide.

Fermentation produces a mixture called “beer” containing about 15% ethanol and 85% water. Beer is boiled in a distillation column to remove the water, which results in ethyl alcohol that is 90% to 95% pure. This mixture is then dehydrated, which increases the alcohol content to 99% or more. At this point the product is mixed with a denaturant for commercial sale, which renders the product unfit for human beverage consumption.

Solids removed during the distillation process are centrifuged and/or evaporated and then sent to a dryer system to reduce the moisture content to approximately 10%. This by-product of the distillation process is known as DDGS (Distiller’s Dried Grain with Solubles).

By-Products-Biodiesel

Glycerin. The crude glycerin that is recovered from the separation phase of the biodiesel refining process is further purified. Included in our investment in our Kakinada biodiesel plant is $2.5 million to upgrade the biodiesel production facility to enable us to produce, market and sell pharmaceutical grade glycerin in India, where there is currently strong demand.

By-Products-Ethanol

Distillers Grains. Distiller Grains with Solubles (DGS) are a high protein, high-energy livestock and animal feed supplement produced as a by-product of ethanol production. DGS are considered a “middle protein” with a protein content of around 28 percent. Due to differing ages and methods of ethanol plants and production, the nutrient content of DGS varies from plant to plant. DGS are marketed in two primary forms: Wet (WDGS) and Dry (DDGS). WDGS come directly off the manufacturing operations and contain roughly two-thirds moisture (water) by weight. While attractive in this form to local livestock feeding operations, it is expensive and cumbersome to transport long distances. Most DGS production is dried for improved handling and transportability. North American DGS production has increased from 300,000 tons in the 1970s to approximately 2.6 million tons in 2000 with an expected increase to 25.0 million tons by 2016 according to the Renewable Fuels Association. DDGS growth will continue with the anticipated build-out capacity of ethanol.

In a dry grind ethanol process, a bushel of corn produces between 15 and 17 pounds of DDGS, thus a 100 million gallon plant will annually produce approximately 320,000 tons of DDGS. Successful marketing and disposal of DDGS is important to a plant’s success. In order to capture a higher netback price for DDGS, the cost of transportation of the DDGS product is also important. A plant’s ability to sell DDGS to local markets reduces transportation costs, thus increasing the netback revenue of the product.

Carbon Dioxide (CO2). The CO2 resale market is approximately a $500 million market annually in the U.S. If CO2 is captured at the plant, it can generally receive $5 to $50 per ton based upon its end state (unrefined versus refined). This additional revenue source may become more significant as the fertilizer industry, the predominant producer of CO 2 , is currently experiencing substantial consolidation due to high natural gas prices and low priced off-shore fertilizers. At this time the Company does not plan to capture CO 2 at its plants.

Federal, State and Local Incentives

Federal and State Incentives

There are currently a number of legislative initiatives that are playing pivotal roles in the future of ethanol and biodiesel. These current or pending legislative initiatives are not the only critical policy issues in ethanol, but they are the legislation most likely to define the future expansion in ethanol.

∑	Volumetric Ethanol Excise Tax Credit (VEETC) from the recently passed American Jobs Creation Act of 2004 (H.R. 4520)

∑	Heartland, Habitat, Harvest and Horticulture (4-H) Act of 2007

∑	MTBE Ban (state by state currently)

∑	Energy Policy Act of 2005

∑	State Level Ethanol Incentives

Volumetric Ethanol Excise Tax Credit (VEETC)

Simplifying the tax collection system, a user excise tax levied on both gasoline and ethanol blended fuels is collected at 18.4 cents per gallon; and all excise taxes levied on diesel and biodiesel blended fuels are collected at 24.4 cents per gallon. The most important portion of the VEETC for ethanol was the extension of the Ethanol Tax Incentive related to federal taxes that are not collected on sales of ethanol, which expires after December 31, 2010. The current effective level of the incentive is 51 cents per gallon of waived federal taxes for ethanol greater than 90 proof.

Heartland, Habitat, Harvest and Horticulture (4-H) Act of 2007

On October 4, 2007, the Senate Finance Committee approved the Heartland, Habitat, Harvest and Horticulture (4-H) Act of 2007. This Act extends the federal biodiesel tax incentive, which currently expires on December 31, 2008, through December 31, 2010 and extends the Biodiesel Small Producer Tax Credit through December 31, 2012.

MTBE Ban

As mentioned earlier, MTBE was the primary oxygenate used in reformulated gasoline blends and marketed in much of the U.S. because it burns cleanly, is a good source of octane, is relatively inexpensive and can be blended with gasoline at the refinery and transported through existing pipelines. However, with the emergence of concerns with groundwater contamination, the use of MTBE in gasoline is being re-examined and several states have banned the use of MTBE in gasoline. Due to its high mobility in ground water and its resistance to biodegradation, MTBE has been detected in an increasing number of public and private water supplies at levels giving rise to concern about possible acute and chronic health effects. As a result, MTBE production volume has begun to shift to fuel ethanol as the next most competitive high octane oxygenate substitute.

Energy Policy Act of 2005

On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005 (the “2005 Act”), which contains a comprehensive energy policy, mandating that renewable, domestically produced fuels serve a larger role in meeting our nation's energy needs. Pursuant to the 2005 Act, it was mandated that the consumption of fuel-based ethanol be increased to 7.5 billion gallons by 2012.

State and Local Incentives

Many Midwestern states offer production incentives, grants and tax incentives for those companies who build ethanol facilities within their state. We have focused our initial efforts on two Midwestern states due to the economic merit of building ethanol plants in these regions. In addition to the raw value of these locations, these states have been, and continue to be, very supportive of ethanol production and the congruent economic development opportunities these plants provide to the states, cities and towns in which they are built. The Company plans to take advantage of the available state, county and local incentives at each specific site location.

STRATEGY

Our goal is to be a leader in the production of renewable fuels to address growing renewable and high-octane fuel requirements, and reduce U.S. and EU dependence on foreign energy sources in an environmentally responsible manner.

We presently intend to acquire multiple sites in the U.S. and India for the purpose of constructing next-generation ethanol plants or biodiesel plants on each site. To date, we have completed the construction of our first biodiesel plant in Kakinada, India with a nameplate capacity of 50 million gallons annually. We have not developed any ethanol plants and there is no assurance that we will be able to do so. We have yet to acquire many of the resources we will need, or enter into agreements required, to develop our sites. They include, but are not limited to, the land underlying certain sites, building permits, utility supply agreements, engineering and construction services agreements, adequate financing, and various federal, state and local approvals and permits. Additionally, the business environment surrounding the ethanol or biodiesel industry may make it uneconomical to develop all of these sites. If we are successful in developing a site, we expect such site to produce approximately 100 million gallons of ethanol or 50 million gallons of biodiesel per year.

Strategic Site Selection. We intend to accomplish our goal by developing a portfolio of geographically diversified plants that are strategically located near critical feedstock sources, livestock markets and truck and rail transportation sources. Each facility will be designed to be able to receive feedstock and to distribute ethanol or biodiesel and related by-products by rail and truck. We intend to locate our U.S. plant sites with access to mainline rail lines managed by national railway companies including the CSX Corporation, Union Pacific (UP), Burlington Northern (BN) and Norfolk Southern (NS) railroads.

Experienced Management, Partners and Advisors. We have brought together a management team with extensive experience in strategic business planning and development, plant design engineering and construction, and development and operation of large-scale ethanol and biodiesel plants. This combination of resources provides us with the capacity and experience we require to execute on our development and operational plan.

Enterprise Approach to Risk Mitigation We expect to focus on establishing and implementing disciplined risk management practices for all of our commodities. We will work with all of our vendors (including vendors for feedstock, natural gas, electricity, ethanol and by-products) to ensure proper risk management strategies have been defined and are executed according to plan. We will focus on managing the margin of our entire business by balancing geographic and site needs for feedstock sourcing, and end product marketing. We intend to mitigate our business risk by developing a diversified portfolio of projects while capturing the benefits of scale to ensure long-term competitiveness.

SALES AND MARKETING

The overall goal of our ethanol and biodiesel marketing strategy will be to capture the highest netback price (net price received after transportation costs) while adequately managing price risk and volatility. We plan to coordinate our marketing and sales across multiple plants in a given region, which will allow us to aggregate product volume and better optimize transportation and logistics and thereby giving us greater market and pricing influence.

We plan to contract with established marketing service providers who bring the required depth, resources and relationships to support our marketing objectives. Typically, the scope of the marketing service relationship includes management of the outbound transportation and logistics, risk management and account receivables along with the marketing and sales responsibilities. We are currently in the process of reviewing and qualifying candidates.

COMPETITION

Competition from other Ethanol and Biodiesel Plants

We will compete with numerous other ethanol and biodiesel plants that produce the same product. The majority of ethanol plants in the U.S. are independent plants producing 20-50 million gallons of ethanol per year. Most ethanol plants are located in areas of high feedstock and/or livestock concentration. The number of ethanol plants and the amount of ethanol production has increased significantly since the 2005 mandate was expended.

We will compete on the inbound side for the feedstock and on the outbound side for ethanol and DGS markets and biodiesel and glycerin markets. We will seek to become a large volume operator with multiple production facilities, which will enable us to leverage our scale and geographic diversity to operate at a lower unit cost level while still generating the liquidity required attracting and retaining the right resources and funding continuing improvement as well as research and development activities.

Competition from Alternative Fuels

Historically, MTBE was the primary oxygenate used in reformulated gasoline, accounting for 2/3rds of the total oxygenate market. With the mounting evidence that MTBE contaminates ground water resources, and the subsequent legislative phase out of the use of MTBE for this purpose, MTBE production volume has shifted to ethanol.

Competition from Import Markets

The transition from MTBE, along with the building enthusiasm for ethanol-blended fuels, has resulted in what is viewed as a short-term supply challenge. There has been an increase in ethanol imports to meet this short-term supply gap.

While there is a $0.54 per gallon import tariff on ethanol today, some large ethanol producers in the U.S. have found ways to by-pass this tariff by importing ethanol from countries participating in free trade agreements that offer duty free options such as the Caribbean Basis Initiative (CBI).

There are pending legislative efforts proposing to close this loophole. In the meantime, the CBI allows several Central American countries to send ethanol to the U.S without incurring the $0.54 per gallon import tariff. Duty-free ethanol from CBI is currently capped at 7% of the total amount of U.S. ethanol produced from the previous year, or 60 million gallons, whichever is greater. The CBI countries have never come close to meeting the 7% cap, however, all that could change. In 1996, CBI countries reached 76.8% of the 7% cap for U.S. ethanol imports, but the number has levelled off since then, with 2003’s figure standing only at 38.2%. The current production levels can be attributed to a lack of adequate feedstock supply, but the supplies are now becoming more readily available.

Environmental Matters

Our plants will be subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; and the health and safety of its employees. These laws, regulations and permits also can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damage, criminal sanctions, permit revocations and/or facility shutdowns. We do not anticipate a material adverse effect on its business or financial condition as a result of its efforts to comply with these requirements. We do not expect to incur material capital expenditures for environmental controls in this or in the succeeding fiscal year.

There is a risk of liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we may arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under CERCLA or other environmental laws for all or part of the costs of investigation and/or remediation and for damage to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from these properties. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs. We do not currently believe that we have any material environmental liabilities relating to contamination at or from our facilities or at off-site locations where we have transported or arranged for the disposal of hazardous substances.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at its ongoing operations. Present and future environmental laws and regulations (and related interpretations) applicable to its operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial capital and other expenditures. Our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state and local laws and associated regulations. The U.S. EPA has promulgated National Emissions Standards for Hazardous Air Pollutants, or NESHAP, under the federal Clean Air Act that could apply to facilities that it owns or operates if the emissions of hazardous air pollutants exceed certain thresholds. If a facility that we operate is authorized to emit hazardous air pollutants above the threshold level, then we will be required to comply with the NESHAP related to our manufacturing process and would be required to come into compliance with another NESHAP applicable to boilers and process heaters. New or expanded facilities would be required to comply with both standards upon start-up if they exceed the hazardous air pollutant threshold. In addition to costs for achieving and maintaining compliance with these laws, more stringent standards may also limit our operating flexibility. Because other domestic ethanol manufacturers will have similar restrictions, however, we believe that compliance with more stringent air emission control or other environmental laws and regulations is not likely to materially affect our competitive position.

The hazards and risks associated with producing and transporting our products, such as fires, natural disasters, explosions, abnormal pressures, blowouts and pipeline ruptures also may result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverage includes physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. We believe that our insurance is adequate and customary for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We do not currently have pending material claims for damages or liability to third parties relating to the hazards or risks of our business.

See “Risk Factors— Risks Relating to Ethanol and Biodiesel Industry — Plant sites may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.”

EMPLOYEES

We have 12 full time employees and additional contracted services for plant operation, engineering, constuction and marketing. All of these employees are located in the U.S. None of our employees is covered by a collective bargaining agreement. We have had no labor-related work stoppages, and we believe we have positive relations with our employees.

We intend to operate the company so that it is scalable, such that increases in production capacity will require only an incremental addition of operating resources. Upon commencement of ethanol plant operations, we expect that each ethanol plant with an annual capacity of approximately 100 million gallons would require approximately 45 employees. We anticipate that approximately five of these employees would be involved primarily in management and administration with the remainder involved primarily in plant operations.

PROPERTIES

Our corporate headquarters is located at 20400 Stevens Creek Blvd., Suite 700, Cupertino, California. The Cupertino facility office space consists of 6,134 rentable square feet. We occupy this facility under a sublease that commenced October 8, 2007 and ends on September 30, 2009. The base rent for this facility is $15,948.40 per month for the term of the sublease, plus 29.8% of the sublessor’s share of operating expenses of the property. In addition, we lease approximately 1,000 square feet of office space in Lincoln, Nebraska for a monthly rental of $1,395. A list of properties that we have acquired and property that we have the right to acquire for planned future plant development is set forth above. We believe that our existing facilities are adequate for our current and reasonably anticipated future needs.

LEGAL PROCEEDINGS

Mr. McAfee is a founding shareholder or principal investor in 11 publicly traded companies and approximately 20 private companies. Mr. McAfee served as the vice chairman of the Board of Directors of Verdisys, Inc., a publicly traded company, in 2003. To resolve potential litigation and to provide resolution of any issues, Mr. McAfee and the Commission entered into a settlement agreement under which Mr. McAfee neither admitted nor denied causing any action by Verdisys, Inc. to fail to comply with Section 10(b) of the Exchange Act and Rule 10b-5 and agreed to a payment of $25,000.

On July 18, 2007, Logibio Albany Terminal, LLC filed a complaint against American Ethanol, Sutton Ethanol and Eric McAfee, the Company’s chairman, in the United States District Court for the Eastern District of Virginia. The complaint sought a declaratory judgment and damages for alleged fraud and interference with business expectancy. American Ethanol filed a complaint against Logibio and Amit Bhandari, its owner, in New York. The complaint sought a declaratory judgment and damages for alleged fraud and breach of contract.

This claim was settled in October 2007 by mutual agreement of the parties with no payments or costs to either party.

RISK FACTORS

Investing in our securities involves a material degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth in this report and any accompanying supplement delivered with this report, as well as other information we include in this report and any accompanying supplement hereto. Although every effort has been made to anticipate possible risks, unforeseen conditions and unexpected events may arise, and this list may not be all-inclusive.

Risks Related to Our Business

We have recently commenced business operations and have limited operating history, which makes it difficult to evaluate our financial position and our business plan.

We are a company with limited business operations. Accordingly, there is limited prior operating history by which to evaluate the likelihood of our success or our ability to exist as a going concern. We may never begin or complete construction of an ethanol production facility or, if we do complete the construction of an ethanol or biodiesel production facility, we may not be able to generate sufficient revenues to become profitable.

We will need to obtain a significant amount of additional debt and equity capital to complete the development and completion of our planned ethanol and biodiesel plants, which we may not be able to obtain on acceptable terms or at all.

As of September 30, 2007, we had approximately $6.6 million in cash on hand, $0 in outstanding payments and $358,000 in accounts payable. Additional funding will be needed to meet ongoing working capital needs as well as to meet ongoing obligations with respect to the construction of our planned ethanol and biodiesel plants. Based on our internal projections, we currently estimate that the cost to develop and construct our proposed U.S. ethanol plants is approximately $240 million and the cost to develop and construct our proposed biodiesel plants in India is approximately $30 million per plant. In addition, once these plants have been constructed, we will have to fund the start-up operations of these plants until the plants generate sufficient cash flow from their operations, if ever. We have acquired two sites and have options to acquire five additional sites in the U.S. on which we propose to construct ethanol and/or biodiesel plants. If all of these sites are purchased and developed, the development and construction costs for these additional facilities are anticipated to exceed $1.5 billion. Additionally, we may encounter unforeseen costs that could also require us to seek additional capital. Further, we have been operating at a loss and expect to increase our operating expenses significantly as we expand our operations and begin anticipated plant construction.

Although we have raised approximately $34.4 million to date, any future equity or other fundraising may not be successful. Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements for the fiscal year ended December 31, 2006, which includes a material uncertainty related to our ability to continue as a going concern.

The full and timely development and implementation of our business plan and growth strategy will require significant additional resources, and we may not be able to obtain the funding necessary to implement our growth strategy on acceptable terms or at all. An inability to obtain such funding could slow down or prevent us from executing on our plan to construct ethanol and biodiesel plants. Furthermore, our construction strategy may not produce material revenues even if successfully funded. We intend to explore a number of options to secure alternative sources of capital, including the issuance of senior secured debt, subordinated debt, and additional equity, including preferred equity securities or other equity securities. We have not yet identified the sources for the additional financing we require and we do not have firm commitments from any third parties to provide this financing. We might not succeed, therefore, in raising additional equity capital or in negotiating and obtaining additional and acceptable financing when we need it or at all. Our ability to obtain additional capital will also depend on market conditions, national and global economies and other factors beyond our control. We cannot assure you that we will be able to implement or capitalize on various financing alternatives or otherwise obtain required working capital, the need for which is substantial given our operating loss history and our business and development plan. The terms of any future debt or equity funding that we may obtain in the future may be unfavorable to us and to our shareholders. Our failure to manage our growth effectively could prevent us from achieving our goals.

Our auditor's opinion expresses substantial doubt about our ability to continue as a "going concern.”

Our independent auditor’s report on our December 31, 2006 financial statements included herein states that recurring losses from operations raise substantial doubt about our ability to continue as a going concern. If we are unable to develop our business and to generate sufficient revenues, we may have to discontinue operations or cease to exist, which would be detrimental to the value of your investment. We can make no assurances that our business operations will develop and provide us with significant cash to continue operations.

Our auditors identified material weaknesses in our internal control over financial reporting as of December 31, 2006. Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately report our financial results.

In connection with our audit of our financial statements, our external auditors, BDO Seidman, LLP advised us that they were concerned that as of and for the year ended December 31, 2006, our accounting resources did not include enough people with the detailed knowledge, experience and training in the selection and application of certain accounting principles generally accepted in the United States of America (GAAP) to meet our financial reporting needs. This control deficiency contributed to material weaknesses in internal control with respect to accounting for revenue recognition, equity and acquisitions. A “material weakness” is a control deficiency or combination of control deficiencies that results in more than a remote likelihood that a material misstatement in the financial statements or related disclosures will not be prevented or detected. In preparation for the Reverse Merger, we engaged a consultant experienced in accounting and financial reporting who assisted us in preparing our financial statements. We have hired a corporate controller with specific responsibilities for external financial reporting, internal control, revenue recognition and purchase accounting. We expect to incur significant additional costs in the future. While we expect to complete the process of bringing our internal control documentation into compliance with SOX Section 404 as quickly as possible, we cannot at this time estimate how long it will take to complete the process or the ultimate cost. We expect such costs to be significant.

We envision a period of rapid growth that may impose a significant burden on our administrative and operational resources which, if not effectively managed, could impair our growth.

Our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. The growth of our business, and in particular, the construction of our planned ethanol and biodiesel production facilities, will require significant investments of capital and management's close attention. In addition to our plans to construct ethanol and biodiesel production facilities, we may seek to enter into significant marketing agreements, and other similar agreements with companies that currently, or expect to, produce ethanol or biodiesel. Our ability to effectively manage our growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management, technicians and other personnel; we may be unable to do so. In addition, our failure to successfully manage our growth could result in our sales not increasing commensurately with capital investments. If we are unable to successfully manage our growth, we may be unable to achieve our goals.

We plan to fund a substantial majority of the construction costs of our planned ethanol and biodiesel production facilities through the issuance of a significant amount of debt, resulting in substantial debt service requirements that could harm our financial condition.

We plan to fund a substantial majority of the construction costs of our planned ethanol and biodiesel production facilities through the issuance of a significant amount of debt. As a result, our capital structure is expected to contain a significant amount of debt. Debt levels and debt service requirements could have important consequences to us, which could reduce the value of your investment, including:

∑	limiting our ability to borrow additional amounts for operating capital or other purposes and causing us to be able to borrow additional funds only on unfavorable terms;

∑	reducing funds available for operations and distributions because a substantial portion of our cash flow will be used to pay interest and principal on debt;

∑	making us vulnerable to increases in prevailing interest rates;

∑	placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;

∑	subjecting all or substantially all of our assets to liens, which means that there may be no assets left for our shareholders in the event of a liquidation; and

∑	limiting our ability to adjust to changing market conditions, which could increase our vulnerability to a downturn in our business as a result of general economic conditions.

If we are unable to pay our debt service obligations, we could be forced to reduce or eliminate dividends to our shareholders, if they were to commence, and/or reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt on substantially less favorable terms. In the event that we were unable to refinance all or a portion of our debt or raise funds through asset sales, sales of equity or otherwise, we may be forced to liquidate.

If we fail to finalize critical agreements, such as design-build agreements, ethanol and by-product marketing agreements, and utility supply agreements, or the terms of such critical agreements are unfavorable compared to what we currently anticipate, our projects may fail or be harmed in ways that significantly reduce our profitability.

To date, we have not signed definitive binding construction agreements with any EPC firm in the United States to design and build our planned ethanol plants. Nor have we entered into any by-product marketing agreements, feedstock agreements or utility supply agreements with respect to either our planned ethanol or biodiesel plants. If we are unable to enter into these critical agreements or the definitive versions of those agreements, documents, plans or proposals contain terms or conditions that vary significantly from the terms and conditions currently expected by us, we may not be able to operate profitably.

We will be dependent on our engineering procurement and construction (EPC) firm and our process engineering firms, and their subsidiaries and affiliates for expertise in the design, construction and operation of ethanol and biodiesel plants and any loss of these relationships could cause delay and added expense, placing us at a competitive disadvantage.

The number of engineering and construction firms in the U.S. and India with the necessary expertise to design and build ethanol and biodiesel plants and their available capacity is limited. We will be dependent on our relationships with our EPC firms, and their subsidiaries, affiliates and employees. Any loss of, or damage to, these relationships, particularly during the construction and start-up period for the plant(s), may significantly delay or even prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the ethanol and biodiesel industry.

We may be unable to protect our intellectual property, which could negatively affect our ability to compete.

We rely on a combination of trademark, trade name, confidentiality agreements, and other contractual restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality agreements with our employees, consultants, and corporate partners, and control access to and distribution of our confidential information. These measures may not preclude the disclosure of our confidential or proprietary information. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary information. Monitoring unauthorized use of our confidential information is difficult, and we cannot be certain that the steps we take to prevent unauthorized use of our confidential information, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the U.S., will be effective.

On February 23, 2006, our wholly owned subsidiary American Ethanol, Inc. registered as a corporation in the State of Nevada under the trade name American Ethanol, Inc. On March 1, 2006, we filed an “Intent to Use” Trademark application for the name American Ethanol with the U.S. Patent and Trademark Office (USPTO). Another company in Santa Maria, California registered as a California corporation under the name American Ethanol, Inc. in November 2005 and incorporated in the State of Delaware under the name of American Ethanol, Inc. This company has also filed “Use” trademark applications with the USPTO for the names American Ethanol and America’s Ethanol. These trademark applications predate our trademark application and therefore if upheld may prohibit us from using the trademark American Ethanol. In addition, their use of the trade name American Ethanol, Inc. in California predates our use of the trade name in Nevada. As a result, we may be obligated to change our subsidiary’s trade name as well, and may be subject to damages for trademark and trade name infringement.

We will be required to hire and retain skilled technical and managerial personnel.

Personnel qualified to operate and manage ethanol and biodiesel plants are in demand. Our success depends in large part on our ability to attract, train, motivate and retain qualified management and highly-skilled employees, particularly managerial, technical, sales, and marketing personnel, technicians, and other critical personnel. Any failure to attract and retain the required highly trained managerial and technical personnel that are integral to production and development and technical support teams may have a negative impact on the operation of our plants, which would have a negative impact on revenues. There can be no assurance that we will be able to attract and retain skilled persons and the loss of skilled technical personnel would adversely affect us.

We are dependent upon our officers for management and direction and the loss of any of these persons could adversely affect our operations and results.

We are dependent upon our officers for implementation of our proposed expansion strategy and execution of our business plan. The loss of any of our officers could have a material adverse effect upon our results of operations and financial position. We do not maintain “key person” life insurance for any of our officers. The loss of any of our officers could delay or prevent the achievement of our business objectives.

Increases in site or plant construction costs may require us to raise additional capital resulting in a dilution of your investment.

We anticipate that EPC firms will construct our proposed plants for a fixed contract price, based on the plans and specifications in the anticipated design-build agreement. The estimated cost of construction of plants is based on preliminary discussions, and there is no assurance that the final cost of one or more of our plants will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of plants. Shortages of steel, concrete or other building materials or labor could affect the final cost and final completion date of the project. In addition, specific site conditions at any plant site may increase construction costs. For example, a proposed site’s proximity or access to natural gas, electricity and water will affect construction costs and the greater the distance to natural gas pipelines and electric power lines, or if we are required to drill deeper than anticipated wells to access the required quantity and quality of water, the construction costs of a site could substantially increase. Any significant increase in the estimated construction cost of the plant could require us to raise additional capital, which would dilute your ownership in the company.

Construction delays could result in devaluation of our shares if the production and sale of ethanol, biodiesel and their by-products are similarly delayed.

Construction projects often involve delays for a number of reasons including delays in obtaining permits, delays due to weather conditions, or other events. In addition, an EPC firm’s or any other company’s involvement in the construction of a number of other plants while constructing our plant could cause delays in the construction schedule. Also, any changes in interest rates or the credit environment or any changes in political administrations at the federal, state or local level that result in policy changes towards ethanol, biodiesel or any of our projects could also cause construction and operation delays. If it takes longer to construct any one or more of our plants than is anticipated, our ability to generate revenues could be impaired and make it difficult for us to meet our debt service obligations.

Defects in plant construction could result in the delay of ethanol or biodiesel production, which could delay our ability to generate revenues and result in a devaluation of our securities.

There is no assurance that defects in materials and/or workmanship in a plant will not occur. Under the expected terms of design-build agreements, we expect that the EPC firm would warrant that the material and equipment furnished to build the plant will be new, of good quality, and free from material defects in material or workmanship at the time of delivery. Though we expect the design-build agreement to require the EPC firm to correct all defects in material or workmanship for a period of time after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues.

Any operational disruption could result in a reduction in sales volumes and could cause us to incur substantial losses.

If we are able to complete the construction of our plants, our operations may be subject to significant interruption if any of our facilities experiences a major accident or is damaged by severe weather or other natural disasters. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not cover or be adequate to fully cover the potential operational hazards described above.

We may be sued or become a party to litigation, which could require significant management time and attention and result in significant legal expenses and may result in an unfavorable outcome, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be subject to a number of lawsuits from time to time arising in the ordinary course of our business. The expense of defending ourself against such litigation may be significant. The amount of time to resolve these lawsuits is unpredictable and defending ourself may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows. In addition, an unfavorable outcome in such litigation could have a material adverse effect on our business, results of operations and cash flows.

Risks Related to Ethanol and Biodiesel Industry

Our financial performance will be dependent on prices for corn and other feedstock and commodities, which are subject to and determined by market forces outside our control.

Our results of operations and financial condition will be significantly affected by the cost and supply of feedstocks such as corn and palm oil, and other commodities such as natural gas and electricity. The price of feedstock is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of corn and other feedstock is difficult to predict. Any event that tends to negatively affect the supply of feedstock, such as adverse weather or crop disease, could increase feedstock prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in physically sourcing feedstock on economical terms due to supply shortages. Such a shortage could require us to suspend operations until feedstock are available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. The price we pay for feedstock at a facility could increase if an additional ethanol or biodiesel production facility is built in the same general vicinity.

The availability and price of feedstock will significantly influence our financial performance. We may purchase feedstock in the cash market and hedge price risk through futures contracts and options to reduce short-term exposure to price fluctuations. There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation, which may leave it vulnerable to high feedstock prices. Hedging activities themselves can result in costs because price movements in feedstock contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.

Generally, higher feedstock prices will usually produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased feedstock costs to our customers. There is no assurance that we will be able to pass through higher feedstock prices because we presently have no operational plants or customers. If a period of high feedstock prices were to be sustained for some time, such pricing may reduce our ability to generate revenues because of the higher cost of operations.

We will rely upon third parties for the supply of natural gas and electricity, which is consumed in the manufacture of biofuels. The prices for and availability of natural gas and electricity are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as higher prices resulting from colder than average weather conditions and overall economic and political conditions. Significant disruptions in the supply of natural gas or electricity could impair our ability to manufacture ethanol or biodiesel. Furthermore, increases in natural gas or electricity prices or changes in natural gas or electricity costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial position.

We may depend on others for sales of our products, which may place it at a competitive disadvantage and reduce profitability.

We expect to hire third-party marketing firms to market some or all of the ethanol and biodiesel we plan to produce. We may also hire third-party firms to market the by products of ethanol and biodiesel production such as distillers’ grains and glycerin. As a result, we expect to be dependent on any brokers that we engage. There is no assurance that we will be able to enter into contracts with any brokers on terms that are favorable to us. If the broker breaches the contract or does not have the ability, for financial or other reasons, to market all of the biofuels we produce, we may not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place it at a competitive disadvantage. Our failure to sell all of our products may result in less income from sales, reducing our revenue stream.

The ethanol and biodiesel production and marketing industry is extremely competitive. Many of our competitors have greater financial and other resources than we do and one or more of these competitors could use their greater resources to gain market share at our expense.

The ethanol and biodiesel production and marketing industry is extremely competitive. Many of our significant competitors in the ethanol production and marketing industry, such as Archer-Daniels-Midland Company, have substantially greater production, financial, research and development, personnel and marketing resources than we do. As a result, our competitors may be able to compete more aggressively than we could and sustain that competition over a longer period of time. Our lack of resources relative to many of our significant competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in our market share, sales and profitability.

Declines in the prices of ethanol, distillers’ grains, biodiesel and glycerin will have a significant negative impact on our financial performance.

Our revenues will be greatly affected by the price at which we can sell our ethanol, distillers’ grains, biodiesel and glycerin. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and reduce revenues.

The prices of ethanol and biodiesel have recently been higher than their 10-year average. We expect these prices to be volatile as supply from new and existing ethanol and biodiesel plants increases to meet increased demand. Increased production of ethanol and biodiesel may lead to lower prices. The increased production of ethanol could have other adverse effects. For example, the increased production could lead to increased supplies of by-products from the production of ethanol, such as distillers’ grains. Those increased supplies could outpace demand, which would lead to lower prices for those by-products. Also, the increased production of ethanol and biodiesel could result in increased demand for the relevant feedstock such as corn and palm oil. This could result in higher prices for such feedstock creating lower profits. There can be no assurance as to the price of biodiesel, ethanol, distillers’ grains or glycerin in the future. Any downward changes in the price of biodiesel, ethanol, distillers’ grains and/or glycerin may result in less income, which would decrease our profitability.

Competition from the advancement of alternative fuels may lessen the demand for biodiesel and ethanol and negatively impact our profitability.

Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. The emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol and biodiesel, which would negatively impact our profitability.

Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis.

Most ethanol in the U.S. is currently produced from corn and other raw grains. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. Although current technology is not sufficiently efficient to be competitive, a recent report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may require significant additional investment in order to be competitive, or may not be able to compete effectively. It may or may not be cost-effective to convert existing ethanol plants into plants capable of using cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted.

As domestic ethanol production continues to grow, ethanol supply may exceed demand causing ethanol prices to decline.

The number of ethanol plants being developed and constructed in the U.S. continues to increase at a rapid pace. The recent passage of the Energy Policy Act of 2005 included a renewable fuels mandate that we expect will further increase the number of domestic ethanol production facilities. Archer Daniels Midland recently announced a plan to add approximately 500 million gallons per year of additional ethanol production capacity in the U.S. ADM is currently the largest ethanol producer in the U.S. and controls a significant portion of the ethanol market. ADM’s plan to produce an additional 500 million gallons of ethanol per year will strengthen our position in the ethanol industry and cause a significant increase in domestic ethanol supply. As these plants begin operations, we expect domestic ethanol production to significantly increase. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate our profitability.

Ethanol imported from other countries may be a less expensive alternative to ethanol produced by us, which would cause us to lose market share and adversely affect profitability.

Brazil is currently the world’s largest producer and exporter of ethanol. Ethanol imported from Brazil and other countries may be a less expensive alternative to domestically produced ethanol if tariffs presently protecting U.S. ethanol producers are reduced or eliminated. Competition from ethanol imported from Brazil and other countries may affect our ability to sell ethanol profitably.

In addition, ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the U.S. under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the U.S. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably.

Changes and advances in ethanol production technology could require us to incur costs to update our planned ethanol plants or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.

Advances and changes in ethanol production technology may make the ethanol production technology installed in any of our plants less desirable or obsolete. These advances may also allow competitors to produce ethanol at a lower cost than we can. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plants to become uncompetitive or completely obsolete. If competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income.

Plant sites may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.

We may encounter hazardous conditions at or near each of our planned facility sites that may delay or prevent construction of a particular facility. If we encounter a hazardous condition at or near a site, work may be suspended and we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition would likely delay or prevent construction of a particular facility and may require significant expenditure of resources to correct the condition. If we encounter any hazardous condition during construction, estimated sales and profitability may be adversely affected.

Risks Related to Regulation and Governmental Action

A change in government policies favorable to ethanol or biodiesel may cause demand for ethanol or biodiesel to decline.

Growth and demand for ethanol and biodiesel may be driven primarily by federal and state government policies, such as state laws banning Methyl Tertiary Butyl Ether (MTBE) and the national renewable fuels standard. The continuation of these policies is uncertain, which means that demand for ethanol or biodiesel may decline if these policies change or are discontinued.

Federal tax incentives for ethanol and biodiesel production may be eliminated in the future, which could hinder our ability to operate at a profit and adversely affect our business.

The ethanol and biodiesel industry and our business are assisted by various federal tax incentives, including those included in the Energy Policy Act of 2005. The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion-gallon Renewable Fuels Standard (RFS). The RFS will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS helps support a market for ethanol that might disappear without this incentive. The elimination or reduction of tax incentives to the ethanol industry could increase ethanol prices and thereby reduce the market for ethanol, which could reduce our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of our business.

Another important provision involves an expansion in the definition of who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. This tax credit may foster additional growth in ethanol plants of a size similar to our proposed plants and increase competition in this particular plant size category.

Similarly, there is a $1.00 per gallon tax credit allowed for the production of biodiesel. If U.S. federal energy policy changes, of if the tax credit were eliminated, it could have a negative impact on our biodiesel business. The U.S. Congress is currently debating such a proposal, and is expected to vote on revised energy policies in the fall of 2007. Any reduction or elimination of current tax credits could have a negative impact on us and our business.

Changes in environmental regulations or violations of the regulations could be expensive and reduce our ability to become profitable.

We are and will continue to be subject to extensive air, water and other environmental regulations and will need to obtain a number of environmental permits to construct and operate our plants. In addition, it is likely that senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require. If for any reason, any of these permits are not granted, construction costs for the plants may increase, or the plants may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations. The expense of compliance could be significant enough to reduce profits.

Our lack of business diversification could result in the devaluation of our securities if we do not generate revenue from our primary products or such revenues decrease.

We expect that our business will consist of ethanol, biodiesel, distillers’ grains and glycerin production and sales. We currently have no other lines of business or other sources of revenue if we are unable to complete the construction and operation of our proposed plants.  Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of ethanol, biodiesel, distillers grains and glycerin, since we do not have any other lines of business or alternative revenue sources.

Risks Related to Our Stock

There can be no assurance that a liquid public market for our common stock will continue to exist.

Although our shares of common stock are eligible for quotation on the OTC Bulletin Board electronic over-the-counter trading system, a very limited number of shares trade on a regular basis and there may not be a significant market in such stock. There can be no assurance that a regular and established market will be developed and maintained for our common stock. There can also be no assurance as to the strength or liquidity of any market for our common stock or the prices at which holders may be able to sell their shares.

It is likely that there will be significant volatility in the trading price.

Market prices for our common stock will be influenced by many factors and will be subject to significant fluctuations in response to variations in our operating results and other factors. Because our business plan is to own and operate ethanol and biodiesel plants, factors that could affect our future stock price, and create volatility in our stock price, include the price and demand for ethanol and biodiesel, the price and availability of oil and gasoline, the political situation in the Middle East, U.S. energy policies, federal and state regulatory changes that affect the price of ethanol or biodiesel, and the existence or discontinuation of legislative incentives for renewable fuels. Our stock price will also be affected by the trading price of the stock of our competitors, investor perceptions of us, interest rates, general economic conditions and those specific to the ethanol or biodiesel industry, developments with regard to our operations and activities, our future financial condition, and changes in our management.

Risks relating to low priced stocks.

Although our common stock currently is quoted and traded on the OTC Bulletin Board (although there has been only limited trading since May 2006 when trading on the OTCBB began), the price at which the stock will trade after the consummation of the Reverse Merger cannot currently be estimated. If our common stock trades below $5.00 per share, trading in the common stock may be subject to the requirements of certain rules promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price share of less than $5.00 per share, subject to certain exceptions) and a two business day “cooling off period” before broker and dealers can effect transactions in penny stocks. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. These, and the other burdens imposed upon broker-dealers by the penny stock requirements, could discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of our common stock and the ability of holders of our common stock to sell it.

We do not intend to pay dividends.

We have not paid any cash dividends on any of our securities since inception and we do not anticipate paying any cash dividends on any of our securities in the foreseeable future.

Members of our management hold a substantial amount of our common stock, which will enable these shareholders to exercise influence over many matters requiring shareholder approval and may have the effect of delaying, preventing or deterring a change in control, which could deprive you of an opportunity to receive a premium for your securities as part of a sale of the company and may affect the market price of our stock.

Cagan McAfee Capital Partners (“CMCP”), Eric A. McAfee and Laird Q. Cagan, in the aggregate, beneficially own approximately 33% of our capital stock on a fully diluted, as converted basis. Mr. Cagan and Mr. McAfee are equal co-owners and Managing Directors of CMCP. In addition, the other members of our Board of Directors and management, in the aggregate, beneficially own approximately 44% of our common stock. As a result, these shareholders, acting together, will be able to influence many matters requiring shareholder approval, including the election of directors and approval of mergers and other significant corporate transactions. See “Security Ownership of Certain Beneficial Owners and Management.” The interests of these shareholders may differ from yours and this concentration of ownership may have the effect of delaying, preventing or deterring a change in control, and could deprive you of an opportunity to receive a premium for your securities as part of a sale of the company and may affect the market price of our securities.

Future sales of our securities, or the perception in the markets that these sales may occur, could depress our stock price.

We have issued and outstanding approximately (i) 84 million shares of common stock; (ii) 6.5 million shares of Series B Preferred Stock; and (iii) options and warrants exercisable for 2.9 million shares of common stock and .75 million shares of Series B Preferred Stock. These securities will be eligible for public sale only if registered under the Securities Act or if the shareholder qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, or other applicable exemption. Our officers, directors and holders of substantially all of our capital stock have not entered into any lock-up agreements restricting their ability to sell, transfer or otherwise dispose of any of their shares. The market price of our capital stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors also could make it more difficult for us to raise capital or make acquisitions through the issuance of additional shares of our common stock or other equity securities.

We are obligated to register the shares of common stock issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock for sale to the public after the Reverse Merger. In addition, these security holders will have the right to include their securities in any public offering we may undertake in the future or demand that we register some or all of their shares for sale to the public. The registration or sale of any of these securities could cause the market price of our securities to drop significantly.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION OR PLAN OF OPERATION

The following discussion should be read in conjunction with the American Ethanol consolidated financial statements and accompanying notes included elsewhere in this Report. The following discussion contains forward-looking statements that reflect the plans, estimates and beliefs of American Ethanol. The actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Report, particularly in “Risk Factors.” All references to years relate to the calendar year ended December 31 of the particular year.

Overview

The audited consolidated and unaudited condensed consolidated financial statements include the accounts of American Ethanol, Inc. (“American Ethanol”), a Nevada corporation, and its wholly owned subsidiaries. We are in the business of developing, acquiring, constructing and operating ethanol and biodiesel production facilities and selling ethanol and biodiesel from ethanol and biodiesel production facilities primarily located in the Midwestern United States and India. We have recently commenced operations and do not have a long operation history.

American Ethanol, Inc. was originally incorporated in California on September 12, 2001 as Great Valley Ventures LLC, although no operating agreement was adopted and no capital was contributed until November 29, 2005. From November 2005 through December 2005, Great Valley commenced activities with the addition of key advisors, management, and additional founding shareholders. On January 12, 2006, Great Valley Ventures was renamed American Ethanol, LLC. On February 23, 2006, American Ethanol, LLC merged into American Ethanol, Inc., a Nevada corporation. Accordingly, American Ethanol’s consolidated financial statements include the assets, liabilities and operations of the predecessor LLC as if the merger had taken place on November 29, 2005, the date of the LLC’s inception. American Ethanol is in the development stage with its efforts being principally devoted to acquiring real estate, permitting of ethanol plants, constructing new plants, securing feedstock sources, developing new plant processes, engineering manufacturing systems, and equity raising activities.

On June 23, 2006, American Ethanol acquired 88.3% of the outstanding common stock of Marwich II, Ltd., a Colorado corporation pursuant to a stock purchase agreement between American Ethanol and the principal shareholders of the Company. Marwich-Colorado was a shell company and had no current operations. Also on June 23, 2006, American Ethanol entered into an Agreement and Plan of Merger with Marwich-Colorado pursuant to which American Ethanol agreed to merge into Marwich-Colorado. On July 19, 2007, Marwich-Colorado, Marwich II, Ltd., a Nevada corporation and wholly-owned subsidiary of Marwich-Colorado (“Marwich-Nevada”), AE Biofuels, Inc., a Nevada corporation and wholly owned subsidiary of Marwich-Nevada (“Merger Sub”), and American Ethanol entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”). The Amended Merger Agreement superseded the Agreement and Plan of Merger entered into on June 23, 2006.

Pursuant to the Amended Merger Agreement, Marwich-Colorado agreed to reincorporate into the State of Nevada (the “Reincorporation”) and, subject to the Reincorporation, American Ethanol agreed to merger with Merger Sub with American Ethanol being the surviving corporation (the “Reverse Merger’). The Reincorporation and Reverse Merger were consummated on December 7, 2007. In connection with the Reverse Merger, Marwich-Nevada issued to the former shareholders of American Ethanol 84,114,998 shares of its common stock in exchange for all of the outstanding shares of American Ethanol common stock, 6,487,491 shares of our Series B Preferred Stock in exchange for all of the issued and outstanding shares of American Ethanol Series B Preferred Stock and assumed options and warrants exercisable for 2,957,000 shares of our common stock and 747,911 shares of our Series B Preferred Stock, respectively. The Company then changed its name to AE Biofuels, Inc. As a result, American Ethanol became our wholly owned subsidiary and the former stockholders of American Ethanol became the controlling stockholders of the Company.

Cash and Cash Equivalents. American Ethanol considers all highly liquid investments with an original maturity of three months or less, to be cash equivalents.

Property, Plant and Equipment. Property, plant and equipment is carried at cost less accumulated depreciation and is comprised primarily of land acquired for development of production facilities in the United States and construction in progress costs related to our biodiesel joint venture in India. During the quarter, minor furniture and fixtures were placed in service, and accordingly, depreciation of $104 was recognized on these assets.

Intangible Assets. Intangible assets are comprised of purchase of the domain names americanethanol.com and aebiofuels.com. The acquisition of Biofuels Marketing, Inc. resulted in an intangible asset of $300,000, which represents the estimated fair value of their customer and contacts list. The intangible asset will be amoritized over an 18 month estimated useful when the customer list is placed in service. As of September 30, 2007, no amortization has been was recorded.

Other Assets. Other assets are comprised of options obtained for the purpose of acquiring land for the development of production facilities and the value of future lease payments related to the India biodiesel joint venture. As of September 30, 2007 the Company has options for six sites in Illinois and Nebraska (five of which have been permitted by the EPA for 110 million gallon ethanol plants). The cost of the land represented by these options is approximately $19.3 million. It also includes certain assets of the India joint venture.

Short-term borrowings. On November 16, 2006 the Company entered into a short-term loan agreement with one of its directors wherein the Company borrowed $1 million at 10% interest per annum for a period of six months or until funds are raised through a private placement are sufficient to pay the loan amount. On December 28, 2006 the Company borrowed an additional $250,000 under the same terms and conditions from the same director. As of September 30, 2007 the Company repaid all borrowings under this loan.

Income Taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company has operated at a loss through September 30, 2007. As of the Balance Sheet and Statement of Operations dates no income tax provision or benefit is reflected in these financial statements.

Organizational and Start Up Costs. AE Biofuels expenses all organizational and start up costs as they are incurred.

Restatement

This current report on Form 8-K/A filing amends the December 13, 2007 Form 8-K filing to make certain accounting and disclosure adjustments to restate the statement of operations for the three and nine months ended September 30, 2007, the balance sheet as of September 30, 2007 and statement of cash flows for the nine months ended September 30, 2007. This current report on Form 8-K/A filing specifically makes the following adjustments:

•	Presents the financial statements as those of a development stage entity with the required inception to date financial data in the statements of operations, cash flows and stockholders’ equity
•
Reduces stock based compensation expense by $86,542 and $779,843 for the three and nine months ended September 30, 2007, respectively, for the value of private placement warrants issued to placement agents that were improperly expensed as stock compensation and accordingly also reduces additional paid in capital by $779,843. The proper accounting for the private placements warrants, which are classified as equity instruments, is to effectively net the value against the offering proceeds, resulting in an offsetting increase and decrease in additional paid-in-capital and no net accounting effects.

•
Adjust the carrying value of an acquired customer list from $600,000 to $300,000 to properly reflect that a portion of the purchase price was determined to be compensation expense, which will be recorded over a two-year vesting period specified in the purchase agreement. The effect of this correction was to reduce the value of the customer list by $300,000 and reduce additional paid-in capital by $300,000.

•
Make certain corrections to the statement of cash flows to properly reflect the restated amounts, correct classification errors and to bring the presentation and disclosure of the interim statement into alignment with the December 31, 2007 financial statement presentation.

Consolidated Balance Sheet

	Original Form 8-K	Adjustments	As restated in June 2008 Form 8-K/A
As of September 30, 2007
Other Assets	$2,422,165	$(300,000)	$2,122,165
Additional paid in capital	34,392,833	(1,079,843)	33,312,990

Deficit accumulated during development stage	$(9,932,903)	$779,843	$(9,153,061)

Consolidated Statement of Operations

			As restated in
	Previously Reported	Adjustments	June 2008 Form 8-K/A

For the nine months ended September 30, 2007
General and Administrative Expenses	$12,782,218	$(779,843)	$12,002,375

Net Loss	$(2,981,706)	$779,843	$(2,201,863)

For the three months ended September 30, 2007
General and Administrative Expenses	$8,698,783	$(86,542)	$8,612,241

Net Income (Loss)	$71,513	$86,542	$158,055

Consolidated Statement of Cash Flows

	Original Form 8-K	Adjustments	As restated in June 2008 Form 8-K/A

For the nine months ended September 30, 2007
Net Loss	$(2,981,706)	$779,843	$(2,201,863)
Stock based compensation	1,659,963	(797,426)	862,537
Expired land options	322,500	(74,160)	248,340
Amortization and Depreciation	33,333	104	33,437
Gain on dissolution of joint venture	-	(8,206,446)	(8,206,446)
Gain on foreign contracts	(46,820)	46,820	-
Other assets	(1,319,064)	300,000	(1,019,064)
Other liabilities	131,907	(46,820)	85,087
Net cash provided by (used in) operating activities	$2,121,268	$(7,998,085)	$(5,876,817)
Purchase of property, plant and equipment	(10,486,715)	26,755	(10,459,960)
Return of assets from dissolution of joint venture	-	8,206,446	8,206,446
Investment in Subsidiaries	(600,000)	600,000	-
Additions to other assets and intangibles	(70,970)	70,970	-
Net cash provided by (used in) investing activities	$(6,382,685)	$8,904,171	$2,521,486
(Payments of) proceeds from long term borrowings	33,868	(252,179)	(218,311)
Investment in subsidiary	599,800	(599,800)	-
Additional paid in capital	200,000	(200,000)	-
Cash from legal settlement	-	200,000	200,000
Minority interest in operating subsidiary	56,696	(56,696)	-
Refund of investment	-	(90,000)	(90,000)
Proceeds from sale of preferred stock, net of offering cots	9,963,565	92,589	10,056,154
Net cash provided by (used in) financing actitivies	$9,604,129	$(906,086)	$8,698,043

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Original Form 8-K	Adjustments	As restated in June 2008 Form 8-K/A

Paid in Capital in excess of Par
Sale of Series B, net of offering costs	10,052,765	(300)	10,052,465
Stock based compensation	1,642,080	(779,543)	862,537
Shares issued in connection with business combination	599,800	(300,000)	299,800
Balance at September 30, 2007	$34,392,833	$(1,079,843)	$33,312,990

Accumulated Deficit
Balance at December 31, 2006	(6,951,197)	(1)	(6,951,198)
Net loss	(2,981,706)	779,843	(2,201,863)
Balance at September 30, 2007	$(9,932,903)	$779,842	$(9,153,061)

Total
Sale of Series B, net of offering costs	10,056,454	(300)	10,056,154
Stock based compensation	1,642,080	(779,543)	862,537
Shares issued in connection with business combination	600,000	(300,000)	300,000
Net loss	(2,981,706)	779,843	(2,201,863)
Balance at September 30, 2007	$26,134,806	$(300,000)	$25,834,806

Revenues and expenses

Revenues. The Company had one sale during the fourth quarter of 2006. This sale involved the purchase and subsequent sale of biodiesel fuel and amounted to $744,450 in revenues and a cost of goods of $735,000. No other revenues were recorded for the period from January 1, 2007 through September 30, 2007.

Expenses. For fiscal 2006 and for the nine months eneded September 30, 2007, the Company was in the development stage. The Company’s primary functions have been raising capital, identifying properties suitable for development as ethanol and/or biodiesel plants, permitting ethanol and biodiesel sites, negotiating options to purchase such properties and developing relationships in India and developing biodiesel facilities in that country.

The primary expenses that the Company has incurred are: 1) employee compensation that has averaged approximately $798,000 per quarter or 44% of expenses over the last seven quarters with the high quarters being the second quarter 2007 ($869,880 in expenses) when $385,000 in performance bonuses were accrued for employees and the third quarter 2007 ($1,445,600 in expenses) when approximately $399,000 was recorded as stock based compensation for stock compensation; 2) Professional fees paid to legal counsels, accountants and advisors that averaged $645,500 per quarter or 34% of our quarterly expenditures; and 3) travel expenses related to finding suitable sites for ethanol and biodiesel facilities as well as fund raising efforts have averaged $176,000 or 10% per quarter.

Included in professional fees above is $45,000 in fees paid quarterly to CMCP for advisory and office services. CMCP is owned by the chairman and a director of the Company and one other director.

Three Months Ended September 30, 2007 (Restated)

For the quarter ended September 30, 2007, total expenses were approximately $8,612,000 that includes the $5,114,234 in asset impairment from the dissolution of the Sutton Joint Venture. Other key items were $835,000 in stock based compensation, $1,064,500 for professional services and $436,000 for Supplies and Services of which $322,000 relates to the expense of expired options.

Three Months Ended September 30, 2006

For the quarter ended September 30, 2006 total expenses included compensation of approximately $1,953,000 of which none was stock based compensation. Other key items included professional services of $643,000, travel of $207,400, and plant/permitting costs of $169,800.

Nine Months Ended September 30, 2007 (Restated)

For the nine months ended September 30, 2007 total expenses were approximately $12,002,000 including $5,114,234 in asset impairment from the dissolution of the Sutton Joint Venture. Compensation expense was $2,651,000 of which $863,000 in stock based compensation. Other key items were professional services of $2,274,334, and travel of $563,714.

Nine Months Ended September 30, 2006

For the nine months ended September 30, 2006 total expenses included compensation of approximately $5,565,000 of which $342,000 was stock based compensation. Other key items included professional services of $1,778,000, travel of $457,400, and plant/permitting costs of $225,700.

Liquidity

Through September 30, 2007, we have raised approximately $32.0 million (net of expenses) through the sale of equity; $2 million from the sale of our subsidiary, Wahoo Ethanol, LLC; and $8 million pursuant to the repurchase of our interest in Sutton Ethanol, LLC. At September 30, 2007 we had approximately $6.5 million in cash on hand, of which $3.6 million is held in our Indian subsidiary. The funds that we have raised to date have been used for operating expenses (approximately $12 million), development of our 50 million gallon biodiesel facility in India (approximately $15.4 million), a land acquisition in Illinois for development of an ethanol facility (approximately $2.3 million), and a land acquisition and improvements in Nebraska for development of an ethanol facility (approximately $2.9 million), and 6 land options in Illinois and Nebraska for possible future development of ethanol facilities. As part of the repurchase of our interest in Sutton, approximately $5.2 million was charged to expense for impairment of assets related to this project.

We will need significantly more cash to implement our plan to build a number of ethanol plants throughout the Midwest and continue to develop biodiesel facilities in India. We intend to raise these funds through the sale of additional equity either in AE Biofuels or one of our subsidiaries, joint ventures, construction loans, long-term debt financings and operating cash flow. We estimate the construction costs of a 110 million gallon per year (“MMGY”) ethanol plant at today’s cost to be approximately $240 million with approximately an additional $36 million required for working capital. We estimate that the cost to develop a biodiesel facility in India is approximately $30 million with approximately an additional $6 million required for working capital. Therefore, we must raise a significant amount of capital to meet our plan and goals.

Due to the risk factors discussed earlier in this document there can be no assurance that we will be successful in raising the additional funds necessary to carry out management’s plans for the future. Management estimates that it will need to obtain approximately $140 million in additional debt or equity funds for each ethanol facility it builds, plus cash to continue its development efforts. The Company today is spending approximately $550,000 per month to cover its general and administrative costs. Funds available at September 30, 2007 are only sufficient to cover approximately ten months of our operating costs.

Recently Issued Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements, uncertain tax positions taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company adopted FIN 48 effective January 1, 2007 and through June 30, 2007, has recorded no impact of FIN 48 on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which revises and replaces SFAS No. 123, “Accounting for Stock-Based Payments” (“SFAS No. 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS No. 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value based method and the recording of such expense in its consolidated statements of operations. The pro forma disclosures previously permitted under SFAS No. 123 is no longer an alternative to financial statement recognition. The provisions for SFAS No. 123R are effective for the first interim or annual reporting period beginning after June 15, 2005. The Company adopted SFAS No. 123R on January 1, 2006 and its consolidated financial statements were not significantly impacted.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. FASB Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Specifically, it sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The provisions of FASB Statement No. 157 are generally required to be applied on a prospective basis, except to certain financial instruments accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, for which the provisions of FASB Statement No. 157 should be applied retrospectively. On November 16, 2007 the FASB partially delayed the implementation of SFAS No. 157. The delay pertains to non-financial assets and liabilities being disclosed at Fair Value, measuring of fair values of liabilities at exit prices and the applicability of disclosure requirements to retirement plan assets. The effective date of these items will be for financial statements issued subsequent to November 15, 2008. The Company is currently evaluating the requirements of SFAS No. 157.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115, which provides all entities, including not-for-profit organizations, with an option to report selected financial assets and liabilities at fair value. The Company will adopt FASB Statement No. 159 in the first quarter of 2008 and is evaluating the effect, if any, on its financial position or results of operations.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of November 30, 2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our current officers and current and proposed directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 20400 Stevens Creek Blvd., Suite 700, Cupertino, California 95014.

	Common Shares			Series B Preferred
Name of Beneficial Owner	#		%	#	%

Officers and Directors
Eric A. McAfee (1)	13,000,000	(2)	15.5	-	-
Laird Q. Cagan (1)	15,032,905	(3)	17.9	-	-
Surendra Ajjarapu (4)	7,200,000		8.6	-	-
Andy Foster (5)	350,000		*	-	-
William Maender (6)	800,000		*	-	-
Michael Peterson (7)	1,200,000	(7)	1.4	-	-
LtGen Michael DeLong (8)	5,000		*	-	-
Harold Sorgenti	-		*	-	-
All executive officers and directors as a group (8 persons)	37,587,905		44.7	-	-

5% Holders
Cagan McAfee Capital Partners, LLC		(1)(2)		-	-
Cagan Capital, LLC		(1)(3)		-	-
Liviakis Financial Communications, Inc. 655 Redwood Hwy, Suite 255, Mill Valley, CA 94941	4,400,000		5.2	-	-

Telecom Investments Holdings Limited	8,100,000		9.6
Dalrymple Global Resources Master Fund, LP 3300 Oak Lawn Ave. Suite 650 Dallas, TX 75219	-		-	999,999	15.4

* Less than 1%.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that currently are exercisable or exercisable within 60 days of the date of this table are deemed outstanding.

(1)	Address: c/o Cagan McAfee Capital Partners, LLC, 10600 N. De Anza Blvd., Suite 250, Cupertino, California 95014.

(2)
Includes (i) 6,200,000 shares held by McAfee Capital, LLC, a fund owned by Mr. McAfee and his wife; (ii) 800,000 shares owned by P2 Capital, LLC, a fund owned by Mr. McAfee’s wife and children, and (iii) 12,000,000 shares held by Cagan McAfee Capital Partners, LLC, of which Mr. McAfee is a 50% owner. Mr. McAfee disclaims beneficial ownership over 50% of the shares held by Cagan McAfee Capital Partners, LLC except to the extent of his pecuniary interest therein.

(3)
Includes (i) 7,200,000 shares held by Cagan Capital, LLC, a fund owned by Mr. Cagan; (ii) 400,000 shares owned by KRC Trust and 400,000 shares owned by KQC Trust, trusts for Mr. Cagan’s daughters for which Mr. Cagan is trustee; (iii) 12,000,000 shares held by Cagan McAfee Capital Partners, LLC, of which Mr. Cagan is a 50% owner; and (iv) 760,000 shares of common stock issuable pursuant to an outstanding warrant. Mr. Cagan is a registered representative of Chadbourn Securities, Inc. and received 95% of the placement agent warrants received by Chadbourn Securities, Inc. in connection with the Series A Preferred Stock offering. Mr. Cagan disclaims beneficial ownership over 50% of the shares held by Cagan McAfee Capital Partners, LLC except to the extent of his pecuniary interest therein.

(4)	Includes 300,000 shares issuable pursuant to options exercisable within 60 days of November 30, 2007.

(5)	Includes 225,000 shares issuable pursuant to options exercisable within 60 days of November 30, 2007.

(6)
Mr. Maender’s Restricted Purchase Agreement and provides for the sale to Mr. Maender of 800,000 shares of American Ethanol common stock, at a nominal price per share, with 200,000 shares immediately vesting and the remaining shares subject to American Ethanol’s right of repurchase decreasing at the rate of 200,000 shares per year.

(7)
Address: 17 Canary Court, Danville, California 94526. Includes 1,000,000 shares of common stock issuable upon conversion of Series A Preferred held by Pascal Investment Partners Equity Fund. Mr. Peterson holds 41% of Pascal Investment Partners Equity Fund and 100% of Pascal Management LLC, which is its sole general partner, and therefore may be deemed to beneficially own the shares held by Pascal Investment Partners Equity Fund. Mr. Peterson disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(8)	Includes 5,000 shares issuable pursuant to options exercisable within 60 days of November 30, 2007.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding our current directors and current executive officers effective as of the effective December 12, 2007. Except as set forth below, there are no family relationships between any of our directors or executive officers. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns or is removed by the Board or his successor is elected then qualified. Directors are elected each year by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or resignation or removal.

Name	Age	Position
Eric A. McAfee	45	Chief Executive Officer and Chairman of the Board
Surendra Ajjarapu	37	President and Director
Laird Q. Cagan	49	Director
Michael L. Peterson	44	Director
LtGen Michael P. DeLong	62	Director
Harold Sorgenti	73	Director
Andrew Foster	42	Executive Vice President and Chief Operating Officer
William J. Maender	61	Chief Financial Officer and Secretary

The following is a brief description of the business experience and background of the Company’s current directors and executive officers:

Eric A. McAfee - Chief Executive Officer and Chairman of the Board

Mr. McAfee co-founded American Ethanol in 2005 and has served as its Chairman of the Board since February 2006. Mr. McAfee was appointed American Ethanol's Chief Executive Officer in February 2007. Mr. McAfee has been an entrepreneur, merchant banker, venture capitalist and farmer/dairyman for over 20 years. Since 1998, Mr. McAfee has been a principal of Berg McAfee Companies, an investment company. Since 2000, Mr. McAfee has been a principal of Cagan McAfee Capital Partners (“CMCP”) through which Mr. McAfee has founded or acquired twelve energy and technology companies. In 2003, Mr. McAfee co-founded Pacific Ethanol, Inc. (Nasdaq PEIX), a West Coast ethanol producer and marketer. Mr. McAfee received a Bachelors of Science in Management from Fresno State University in 1986. Mr. McAfee is a graduate of the Harvard Business School Private Equity and Venture Capital Program, and is a 1993 graduate of the Stanford Graduate School of Business Executive Program.

Surendra K. Ajjarapu -President and Director

Mr. Ajjarapu has been with American Ethanol since December 2005, most recently as President and chairman of our Subsidiary, International Biofuels, Inc. Mr. Ajjarapu is an entrepreneur who has successfully started several companies in the U.S. and India. In 1995, Mr. Ajjarapu formed an information technology consulting firm in the U.S. and grew the business to Europe and Asia. Mr. Ajjarapu has more than 11 years of executive management and board experience while operating successful and profitable businesses in both U.S. and abroad. In 2005, Mr. Ajjarapu co-founded Wahoo Ethanol and Sutton Ethanol in central Nebraska, where he was active in site identification and capital raising. Mr. Ajjarapu was President/Director for Sutton Ethanol and Director of Wahoo. Mr. Ajjarapu currently sits on the board of Global Information Technology, Inc. Global Information Technology, a private information technology consulting company, filed for bankruptcy in September 2002 and emerged from bankruptcy in October 2003. Mr. Ajjarapu has previously held several other board memberships including but not limited to LTD/INDIA and Global Exim, Inc. Mr. Ajjarapu is a graduate of South Dakota State University, Brookings, SD with a Masters in Science in Environmental Engineering. He also received an MBA in finance and international management from the University of South Florida, Tampa, Florida in 2006.

Laird Q. Cagan - Director

Mr. Cagan co-founded American Ethanol in 2005 and has served as a member of its Board of Directors since February 2006. Mr. Cagan is a co-founder and is a Managing Director, of Cagan McAfee Capital Partners, LLC, a merchant bank in Cupertino, California. He also serves as Chairman of the Board of Directors for Evolution Petroleum, Inc. (AMEX: EPM) and as President of Cagan Capital, LLC, an investment firm he formed in 1990. From 1999 to 2001, he served as Chairman and Chief Executive Officer of BarterNet Corporation, a worldwide Internet B2B exchange. Mr. Cagan has been involved over the past 20 years as a venture capitalist, investment banker and principal in a wide variety of financings, mergers, acquisitions and investments of high growth companies in a wide variety of industries. At Goldman Sachs and Drexel Burnham Lambert Mr. Cagan was involved in over $14 billion worth of transactions. Mr. Cagan attended M.I.T. then received a B.S. and an M.S. degree in Engineering and an MBA, from Stanford University. He is a member of the Stanford University Athletic Board of Directors as well as Chairman of the South Bay Chapter of the Young Presidents Organization. Mr. Cagan is also a registered representative and Principal of Chadbourn Securities, Inc., one of the Company’s Placement Agents. Please also see “Certain Relationships and Related Transactions.”

Michael L. Peterson - Director

Mr. Peterson has served as a member of American Ethanol's Board of Directors since February 2006. Mr. Peterson has worked in the securities industry in various capacities for approximately 19 years.  From 1989 to 2000, he was employed by Goldman Sachs & Co. including as a vice president with responsibility for a team of professionals that advised and managed over $7 billion in assets for high net worth individuals and institutions.  Mr. Peterson joined Merrill Lynch in 2001 to form and help launch its Private Investment Group and was with Merrill Lynch until July 2004.  From July 2004 until January 2005, Mr. Peterson was a self-employed financial consultant. In January 2005, Mr. Peterson joined American Institutional Partners, L.L.C. as a managing partner. On December 31, 2005, Mr. Peterson founded his own investment firm, Pascal Management LLC. Mr. Peterson is a registered representative with Chadbourn Securities, Inc. Mr. Peterson received a BS in Computer Science and Statistics from Brigham Young University in 1985 and an MBA from the Marriott School of Management at Brigham Young University in 1989.

Lieutenant General Michael P. DeLong USMC (Ret) — Director

Lieutenant General DeLong USMC (Ret) was appointed to the Board of Directors of American Ethanol on October 1, 2007. Since September 2003, LtGen DeLong has been a Senior Vice President of The Shaw Group Inc., a vertically integrated provider of comprehensive technology, engineering, procurement, construction, maintenance, pipe fabrication and consulting services to the energy and chemicals industries and a leading provider of consulting, engineering, construction, remediation and facilities management services to the environmental, infrastructure and homeland security markets. Since September 2003 LtGen DeLong has also been the President of Shaw CentCom Services, LLC a joint venture with The Shaw Group, Inc., an Executive Vice President of Shaw Environmental & Infrastructure, Inc. and the Vice Chairman, of Shaw Arabia Limited responsible for providing and directing the contracting staff for the Saudi Environmental Agency and the clean up of the Saudi Coast and Terrestrial Areas. Prior to joining The Shaw Group in 2003, LtGen DeLong completed a distinguished, 36-year military career, last serving as Deputy Commander, United States Central Command (USCENTCOM) headquartered at MacDill Air Force Base in Tampa, Florida. LtGen DeLong is a member of the Board of Directors of Sykes Enterprises, Incorporated, a publicly traded company that is a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing arena. LtGen DeLong earned a Bachelor of Science in Aeronautical Engineering from the U.S. Naval Academy at Annapolis, MD in 1967; a Master of Science in Industrial Management from the Central Michigan University in 1975; and a Doctor of Philosophy (Honorary), Strategic Intelligence from the Joint Military Intelligence College in Anacostia, MD in 2002.

Harold Sorgenti - Director

Mr. Sorgenti was appointed to the Board of Directors of American Ethanol in November 2007. Since 1998, Mr Sorgenti has been the principal of Sorgenti Investment Partners, a company engaged in pursuing chemical investment opportunities. Sorgenti Investment Partners acquired the French ethanol producer Societè d'Ethanol de Synthëse (SODES) in partnership with Donaldson, Lufkin & Jenrette in 1998. Prior to forming Sorgenti Investment Partners, Mr Sorgenti served a distinguished career that included the presidency of ARCO Chemical Company, including leadership of the 1987 initial public offering of the company. Mr Sorgenti is also the founder of Freedom Chemical Company. Mr. Sorgenti is a former member of the board of directors of Provident Mutual Life Insurance Co. and Crown Cork & Seal. Mr. Sorgenti received his B.S. in Chemical Engineering from City College of New York in 1956 and his M.S. from Ohio State University in 1959. Mr. Sorgenti is the recipient of honorary degrees from Villanova, St. Joseph's, Ohio State, and Drexel Universities.

Andrew Foster - Executive Vice President and Chief Operating Officer

Mr. Foster joined American Ethanol in March 2006 and was appointed Executive Vice President and Chief Operating Officer of American Ethanol in October 2006. Prior to joining the Company, Mr. Foster served as Vice President of Corporate Marketing for Marimba, Inc. an enterprise software company, which was acquired by BMC Software in July 2004. From July 2004, until April 2005, Mr. Foster served as Vice President of Corporate Marketing for the Marimba product line at BMC. In April 2005, Mr. Foster was appointed Director of Worldwide Public Relations for BMC and served in that capacity until December 2005. From May 2000 until March 2003, Mr. Foster served as Director of Corporate Marketing for eSilicon Corporation, a fabless semiconductor company. Mr. Foster also served as Associate Director of Political Affairs at the White House from 1989 to 1992, and Deputy Chief of Staff to Illinois Governor Jim Edgar from 1995 to 1998. Mr. Foster holds a Bachelor of Arts degree in Political Science from Marquette University in Milwaukee, Wisconsin.

William J. Maender - Chief Financial Officer and Secretary

Prior to joining American Ethanol in January 2006, from 2002 through 2005 Mr. Maender was Vice President and Chief Financial Officer of Applied Tech Products, a privately held contract manufacturer of injection molded plastic and rubber products. Previously he held the position of Vice President and CFO of Lombard Technologies, Inc. a privately held contract metal finishing company, from 2000 to 2002. From 1983 to 1999 Mr. Maender was Vice President, Chief Financial Officer, Secretary and Treasurer of LaBarge, Inc., a public company and contract manufacturer of electronic devices. Mr. Maender holds a BS degree in accounting from Quincy University and an MBA in Finance from Southern Illinois University.

Board Composition and Committees

The board of directors is currently composed of six members. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

As of the date of the Merger, we had not yet appointed standing audit, nominating or compensation committees. We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and our system of internal controls. The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures. The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

The following table provides information regarding all compensation awarded to, earned by or paid to each person who served as a director of American Ethanol, Inc. for some portion or all of 2006. Other than as set forth in the table and described more fully below, American Ethanol did not pay any fees to, reimburse any expenses of, make any equity or non-equity awards to or pay any other compensation to its non-employee directors. All compensation paid to its employee directors is set forth in the tables summarizing executive officer compensation above.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		Total ($)
Eric A. McAfee	110,000	(2)	—		110,000
Laird Cagan	—		—		—
Michael Peterson	—		150,000	(3)	150,000
William Maender	—		—		—
LtGen Michael DeLong (4)	—		—		—
Harold Sorgenti (5)	—		—		—

(1) The amounts in this column represent the amount recognized for financial statement reporting purposes under Statement 123R . . The assumptions made when calculating the amounts in this column for 2006 are found in footnote 5 to American Ethanol’s consolidated financial statements included herein.

(2) Mr. McAfee and American Ethanol are parties to an Executive Chairman Agreement, pursuant to which American Ethanol pays Mr. McAfee $10,000 per month and reimburses Mr. McAfee for business-related expenses incurred with respect to the Company. This agreement has a term of three years, however, either party may terminate the agreement at any time upon written notice to the other party; provided, however, that if American Ethanol terminates the agreement it has agreed to pay Mr. McAfee an amount equal to the amount Mr. McAfee would have earned had he continued to be paid for an additional 6 months after termination. In addition, the Company has agreed to indemnify Mr. McAfee for any damages arising out of Mr. McAfee’s services under this agreement.

(3) In May 2006, the Company granted Mr. Peterson 200,000 fully vested shares of common stock in consideration for his services on the Company’s Board of Directors.

(4) LtGen DeLong was appointed to the Company's Board of Directors on October 1, 2007. As part of his appointment, the Company granted LtGen DeLong 40,000 shares of common stock vesting over two years in consideration of his future service. On November 26, 2007, LtGen DeLong was awarded an additional grant of 60,000 shares of common stock vesting over two years.

(5) Harold Sorgenti was appointed to the Company’s Board of Directors on November 26, 2007. As part of his appointment, the Company granted Mr. Sorgenti 100,000 shares of common stock vesting over two years, in consideration of his future service.

In 2007, the Board of Directors of the Company adopted a director compensation policy pursuant to which each non-employee director will be paid an annual cash retainer of $75,000 and will receive a cash payment of $250 per Board or committee meeting attended telephonically and a cash payment of $500 per Board or committee meeting attended in person. In addition, each non-employee director is initially granted an option exercisable for 100,000 shares of the Company’s common stock, which vest quarterly over two years subject to continuing services to the Company.

In addition, an annual cash retainer of $10,000 will be paid to the chairman of the Compensation Committee, the Nominating and Corporate Governance Committee and the Merger and Acquisition Committee and an annual cash retainer of $20,000 will be paid to the chairman of the Audit Committee, when such committees are constituted.

Code of Ethics

Our board of directors intends to adopt a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The code of ethics will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to (i) all individuals serving as the Company’s principal executive officer or acting in a similar capacity during the last completed fiscal year, regardless of compensation level, (ii) the Company’s two most highly compensated executive officers other than the principal executive officers serving at the end of the last completed fiscal year, (iii) up to two additional individuals for whom disclosure would have been provided pursuant to (ii) above but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock	Total Compensation
Timothy Morris, Chief Executive Officer(1)	2006	$191,667	$125,000	(2)	-	$316,667
Surendra Ajjarapu, President	2006	$172,500	$80,000		-	$252,500
William J. Maender, Chief Financial Officer and Secretary	2006	$172,500	$100,000	(2)	-	$272,500
Andrew Foster, Executive Vice President and Chief Operating Officer	2006	$150,000	$50,000		-	$200,000

(1) Mr. Morris resigned effective February 28, 2007.
(2) American Ethanol paid Mr. Morris and Mr. Maender each a signing bonus of $50,000.

Employment Agreements

We are party to the following agreements with our named executive officers.

Surendra Ajjarapu

On January 12, 2006, we entered into an Employment Agreement with Surendra Ajjarapu, which Employment Agreement was amended on July 17, 2007, pursuant to which the Company engaged Mr. Ajjarapu as its President. Pursuant to the Employment Agreement, Mr. Ajjarapu receives an annual salary of $200,000, a discretionary bonus of up to $80,000 per year, and a severance package consisting of six months of base salary and continuing benefits. Mr. Ajjarapu also entered into a Restricted Purchase Agreement with the Company pursuant to which the Company sold to Mr. Ajjarapu 6,800,000 shares of the Company’s common stock at a nominal price. In addition, on July 17, 2007, Mr. Ajjarapu was granted an option for 300,000 shares of the Company’s common stock at an exercise price of $3.00 per share. The option was fully vested on the date of grant. On November 26, 2007, Mr. Ajjarapu was granted an option for 90,000 shares of the Company’s common stock at an exercise price of $3.00 per share. One-twelfth (1/12 th ) of the shares subject to the option vest every three months from the date of grant.

William J. Maender

On January 12, 2006, we entered into a three year Executive Employment Contract with William J. Maender to serve as American Ethanol’s Chief Financial Officer. Under Mr. Maender’s employment contract, Mr. Maender receives an annual salary of $180,000 and a discretionary annual bonus of up to $50,000. Mr. Maender also entered into a Restricted Purchase Agreement with the Company pursuant to which the Company sold to Mr. Maender 800,000 shares of American Ethanol’s common stock, at a nominal price per share, with 200,000 shares immediately vested and the remaining shares subject to the Company’s right of repurchase decreasing at the rate of 200,000 shares per year. On November 26, 2007, Mr. Maender was granted an option for 90,000 shares of the Company’s common stock at an exercise price of $3.00 per share. One-twelfth (1/12 th ) of the shares subject to the option vest every three months from the date of grant.

If, prior to a Change in Control (as defined in the agreement), Mr. Maender is terminated other than for Cause or as a result of his death or total disability or is Constructively Terminated (as defined in the agreement), then provided he signs a release of claims, Mr. Maender is entitled to severance benefits of (i) cash payments equal to his monthly base salary for a period of six months, (ii) company-paid health, dental, and vision insurance coverage for him and his dependents until the earlier of six (6) months or until such time as Mr. Maender is covered under another employer’s group policy for such benefits; and (iii) full vesting acceleration for all of his unvested restricted stock. If, following a Change of Control, Mr. Maender is terminated other than for Cause or as a result of his death or total disability or is Constructively Terminated, then provided he signs a release of claims, all of his then unvested restricted stock shall be immediately vested.

Andrew Foster

In May 2007, the Company entered into a three year Executive Employment Contract with Mr. Foster to serve as the Company’s Executive Vice President and Chief Operating Officer. Under Mr. Foster’s employment contract, Mr. Foster receives an annual salary of $180,000 and a discretionary annual bonus of up to $50,000. On July 17, 2007, Mr. Foster was granted an option for 300,000 shares of the Company’s common stock at an exercise price of $3.00 per share. Fifty percent (50%) of the shares subject to the option vested on the date of grant and the 25% of the shares subject to the option vest on each anniversary of the date of grant. On November 26, 2007, Mr. Foster was granted an option for 90,000 shares of the Company’s common stock at an exercise price of $3.00 per share. One-twelfth (1/12 th ) of the shares subject to the option vest every three months from the date of grant.

If, prior to a Change in Control (as defined in the agreement), Mr. Foster is terminated other than for Cause or as a result of his death or total disability or is Constructively Terminated (as defined in the agreement), then provided he signs a release of claims, Mr. Foster is entitled to severance benefits of (i) cash payments equal to his monthly base salary for a period of six months, and (ii) company-paid health, dental, and vision insurance coverage for him and his dependents until the earlier of six (6) months or until such time as Mr. Foster is covered under another employer’s group policy for such benefits. If, following a Change of Control, Mr. Foster is terminated other than for Cause or as a result of his death or total disability or is Constructively Terminated, then provided he signs a release of claims, in addition to the severance benefits provided above, all of his then unvested restricted stock or stock options shall be immediately vested.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the value of all unvested stock held by the Company’s Named Executive Officers at December 31, 2006. The Named Executive Officers had no option awards or equity incentive plan awards at fiscal year end.

	Stock Awards
Name	# of Unvested Shares	Market Value of Unvested Shares(1)
William J. Maender (2)	400,000	$5,596,000
Andrew Foster (3)	100,000	$1,399,000

(1) The market value of the unvested shares was determined by multiplying the closing market price of Marwich-Colorado’s stock at January 31, 2007, the end of its last completed fiscal year ($13.99), by the number of shares of stock.

(2) On January 12, 2006, Mr. Maender entered into a Restricted Purchase Agreement with the Company pursuant to which the Company sold to Mr. Maender 800,000 shares of the Company’s common stock, at a nominal price per share, with 200,000 shares immediately vested and the remaining shares vesting at the rate of 200,000 shares per year.

(3) On January 12, 2006, Mr. Foster entered into a Restricted Purchase Agreement with the Company pursuant to which the Company sold to Mr. Foster 200,000 shares of the Company’s common stock, at a nominal price per share, with 50,000 shares immediately vested and the remaining shares vesting at the rate of 50,000 shares per year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Eric A. McAfee, the Chief Executive Officer and Chairman of the Board of the Company, and the Company are parties to an Executive Chairman Agreement, pursuant to which we pay Mr. McAfee $10,000 per month and reimburse Mr. McAfee for business-related expenses incurred with respect to the Company. This agreement is for a term of three years, however, either party may terminate the agreement at any time upon written notice to the other party; provided, however, that if we terminate the agreement we agree to pay Mr. McAfee an amount equal to the amount Mr. McAfee would have earned had he continued to be paid for an additional 6 months after termination. In addition, we agreed to indemnify Mr. McAfee for any damages arising out of Mr. McAfee’s services under this agreement. For the fiscal year ended December 31, 2006, we paid Mr. McAfee $110,000 under this agreement. Mr. McAfee was appointed the Company’s Chief Executive Officer in February 2007.

Eric A. McAfee serves as the Company’s Chief Executive Officer and Chairman of the Board, and is a Managing Director of Cagan McAfee Capital Partners (“CMCP”). Laird Q. Cagan is a Director and a major shareholder in the Company, and is also a Managing Director of CMCP and a registered representative with Chadbourn Securities, Inc., which acted as a placement agent in connection with the Company’s Series A Preferred and Series B Preferred offerings. We paid Chadbourn Securities Inc. a total of $1,701,092 and issued Warrants exercisable for 400,000 shares of Series A Preferred Stock and 386,875 shares of Series B Preferred Stock in connection with our Series A and Series B Preferred Stock offerings.

On January 30, 2006, we entered into an Advisory Services Agreement with CMCP pursuant to which CMCP provides us certain administrative and office support services. CMCP has allocated four staff members to us to provide administrative, financial modelling, merger and acquisition, executive travel coordination and board of directors support services. We pay CMCP an advisory fee equal to $7,500 per payroll period plus CMCP’s actual and reasonable expenses for travel, printing, legal or other services. The term of the agreement is three years. For the fiscal year ended December 31, 2006, we paid CMCP $316,500 under this agreement.

We entered into a consulting agreement with Liviakis Financial Communications, LLC to provide investor relations services to us in consideration for the issuance of 4.4 million shares of our common stock plus reimbursement of expenses.

We have entered into an agreement with CM Consulting, LLC, pursuant to which we prepaid $360,000 to CM Consulting, representing a prepayment for 20 hours per month of expense reimbursement at the rate of $750 per hour for the use of CM Consulting’s $3.2 million 2005 Pilatus PC-12 plane. The market rate for the charter of a 2005 Pilatus PC-12 is approximately $1,200 per hour, with two hour daily minimums, pilot salary, overnight charges and other costs and restrictions that are not included in the CM Consulting agreement. McAfee Capital, LLC, which is owned by Eric McAfee and his wife, is a 50% owner of CM Consulting, LLC.

On February 1, 2006, we entered into Unit Purchase Agreements pursuant to which we acquired all of the membership interests in Sutton Ethanol, LLC and Wahoo Ethanol, LLC in exchange for 1,800,000 and 800,000 shares, respectively, of our common stock. Surendra Ajjarapu held 50% of Sutton Ethanol, LLC and Wahoo Ethanol, LLC. Pursuant to the Unit Purchase Agreements the former Members of Sutton Ethanol, LLC and Wahoo Ethanol, LLC have an obligation to indemnify us for any damages incurred as a result of the breach of any representations, warranties and covenants of the Members set forth in the Unit Purchase Agreements for a period of three years from February 1, 2006.

On November 16, 2006, we entered into a short-term loan agreement with Laird Cagan, a member of its Board of Directors, pursuant to which we borrowed $1 million at 10% interest per annum for a period of six months or until funds raised through a private placement were sufficient to pay the loan amount. On December 28, 2006, we borrowed an additional $250,000 under the same terms and conditions from the same director. During the first quarter of 2007, we repaid $750,000 plus interest on this loan and during the second quarter reborrowed $575,000. As of the date hereof all amounts have been paid in full.

DESCRIPTION OF SECURITIES

Description of Capital Stock

Common stock

We are authorized to issue up to 400,000,000 shares of common stock, $0.001 par value. As of December 7, 2007, 84,557,462 shares of our common stock were outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment to our creditors, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. We have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.

Preferred Stock

We are authorized to issue up to 65,000,000 shares of preferred stock, $0.001 par value of which 7,235,402 shares are designated Series B Preferred Stock, of which 6,487,491 are issued and outstanding.

Our Articles of Incorporation authorize our board to issue shares of preferred stock in one or more classes or series within a class upon authority of the board without further stockholder approval. Any preferred stock issued in the future may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Series B Preferred Stock

Voting. Holders of our Series B Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Cumulative voting with respect to the election of directors is not allowed. Currently each share of Series B Preferred Stock is entitled to one vote per share of Series B Preferred Stock. In addition, without obtaining the approval of the holders of a majority of the outstanding Preferred Stock, the Company cannot:

∑	Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock;

∑	Effect an exchange, reclassification, or cancellation of all or a part of the Series B Preferred Stock, including a reverse stock split, but excluding a stock split;

∑	Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Preferred Stock; or

∑	Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series.

Dividends. Holders of all of our shares of Series B Preferred Stock are entitled to receive noncumulative dividends payable in preference and prior to any declaration or payment of any dividend on common stock as may from time to time be declared by our Board of Directors out of funds legally available for that purpose at the rate of 5% of the original purchase price of such shares of Preferred Stock. No dividends may be made with respect to our common stock until all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. Payment of any dividends to the holders of the Series B Preferred Stock shall be on a pro rata, pari passu basis. Any additional dividends (other than dividends on common stock payable solely in common stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate. Under Nevada law, a payment of dividends is generally permissible unless after giving effect to the dividend or distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or if the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved at the time the dividend was paid, to satisfy the preferential rights of shareholders whose preferential rights upon dissolution of the corporation are greater than those of the shareholders receiving the dividend.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive, prior and in preference to any payment to the holders of the Common Stock, $3.00 per share plus all declared but unpaid dividends (if any) on the Series B Preferred Stock. If the Company’s assets legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of their full liquidation preference, then the Company’s entire assets legally available for distribution are distributed to the holders of the Series B Preferred Stock in proportion to their liquidation preferences. After the payment to the holders of the Series B Preferred Stock of their liquidation preference, the Company’s remaining assets legally available for distribution are distributed to the holders of the Common Stock in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding up includes (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) that results in the voting securities of the Company outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Company, such surviving entity or the entity that controls such surviving entity, or (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company.

Conversion. Each share of Series B Preferred Stock is convertible, at the option of the holder thereof at any time into shares of Common Stock at the then effective conversion rate. In addition, at such time as the Registration Statement covering the resale of the shares of common stock issuable upon the conversion of the Series B Preferred Stock is declared effective, then all outstanding Series B Preferred Stock shall be automatically converted into Common Stock at the then effective conversion rate. The conversion rate of the Series B Preferred Stock is adjusted for stock splits, stock dividends, stock combinations, reclassifications, exchanges and the like.

Warrants

We currently have issued and outstanding warrants to purchase up to 748,074 shares of our Series B Preferred Stock, all of which were issued in connection with the private placement of shares of our Series B Preferred Stock, and may be exercised at $3.00 per share at any time or from time to time until and including September 12, 2012. All of these warrants may be exercised on a cashless exercise basis.

We also have issued and outstanding warrants to purchase up to 2,005,000 shares of our common stock, which may be exercised at prices of $1.50 and $3.00 per share at any time or from time to time until February 13, 2012.

Holders of the Warrants have anti-dilution protection for the term of the Warrants, for stock splits, stock dividends, stock combinations, or any distribution by us of our assets, and recapitalizations.

The exercise price of the Warrants is subject to adjustment for share subdivisions, share combinations or mergers or consolidations.

Registration Rights

Certain holders of shares of our common stock (including holders of Warrants exercisable for common stock) and holders of shares of our Series B Preferred Stock (including holders of Warrants exercisable for Series B Preferred Stock) are entitled to have their shares of common stock (including common stock issuable upon conversion of Series B Preferred Stock) registered under the Securities Act pursuant to the terms and subject to the conditions set forth in a Registration Rights Agreement entered into among the Company and such holders. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement.

Nevada Corporate Law

Control Share Acquisition Rules. Nevada law contains provisions governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition statutes provide that a person or entity acquires a “controlling interest” whenever it acquires shares that, but for the operation of the control share acquisition statutes, would bring its voting power within any of the following three ranges:

∑	20 to 33 1/3%;

∑	33 1/3 to 50%; or

∑	more than 50%.

The shareholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition statutes through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition statutes.

The control share acquisition statutes are applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation, which:

∑	has 200 or more shareholders of record, at least 100 of whom have Nevada addresses appearing on the corporation's stock ledger; and

∑	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 shareholders of record with Nevada addresses on our stock ledger or 200 shareholders of record. Therefore, the provisions of the control share acquisition statutes do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition statutes may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

Nevada Combination with Interested Shareholders Statute. This statute may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested shareholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested shareholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested shareholder” having:

∑	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

∑	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

∑	representing 10% or more of the earning power or net income of the corporation.

An “interested shareholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate of the resident domestic corporation that was a beneficial owner of 10% or more of the voting shares at any time during the prior three years. A corporation affected by the statute may not engage in a “combination” within three years after the interested shareholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested shareholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of a majority of the voting power held by disinterested shareholders, or if the consideration to be paid by the interested shareholder is at least equal to the highest of:

∑
the highest price per share paid by the interested shareholder (after it held at least 5% of the voting shares) within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested shareholder, whichever is higher, plus interest thereon and less any dividends received up to the amount of such interest;

∑
the market value per common share on the date of announcement of the combination or the date the interested shareholder acquired the shares, whichever is higher, plus interest thereon and less any dividends received up to the amount of such interest; or

∑	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

The business combinations statutes are applicable only to shares of a “resident domestic corporation” as defined by the Nevada law. A resident domestic corporation is a Nevada corporation, which has 200 or more shareholders of record. At this time, we do not have 200 shareholders of record. Therefore, the provisions of the control share acquisition statutes do not apply to acquisitions of our shares and will not until such time as these requirements have been met. In addition, unless the corporation's articles of incorporation provide otherwise, the business combinations statutes generally do not apply if the resident domestic corporation does not have a class of voting shares registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act.

A corporation may elect to exempt the corporation from the provisions of the business combinations statutes through adoption of a provision to that effect in the articles of incorporation of the corporation; provided that any such amendment effected after the corporation has become a resident domestic corporation will not be effective to exempt combinations or purchases for 18 months after the approval of such amendment by a majority of the disinterred shareholders.

Our articles of incorporation do not exempt us from the business combination statutes nor do they provide that the business combination statutes will apply before we have a class of shares registered with the Securities and Exchange Commission.

Transfer Agent and Registrar

Our independent stock transfer agent is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209. Their phone number is (303) 282-4800 and facsimile number is (303) 282-5800.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Prior to the merger, our common stock was quoted on the Over-the-Counter Electronic Bulleting Board under the symbol “MWII”. After the merger, our stock will change its symbol to “AEBF”. As of October 18, 2007, we had four shareholders of record. Presented below is the high and low bid information of our common stock for the periods indicated. Our common stock did not trade prior to May 2006. The source of the following information is Yahoo/finance.com. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Effective upon the closing of the Reverse Merger, our year-end was changed to December 31.

	COMMON STOCK
	HIGH	LOW
FISCAL YEAR ENDING JANUARY 31, 2007:
First Quarter	$0	$0
Second Quarter	$39.00	$0
Third Quarter	$24.00	$11.50
Fourth Quarter	$17.50	$10.10
FISCAL YEAR ENDING DECEMBER 31, 2007:
First Quarter	$16.00	$11.75
Second Quarter	$13.90	$10.00
Third Quarter	$13.50	$10.00

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  ∑ 1% of the number of shares of common stock then outstanding, which as of December 7, 2007 would equal 845,575 shares; or

  ∑ the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. Since our shares are not quoted on an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144 as currently in effect.

Rule 144(k)

Under Rule 144(k) as currently in effect, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We believe that none of our outstanding shares may currently be sold in reliance on Rule 144(k).

Reports to Stockholders

We intend to continue to comply with the periodic reporting requirements of the Exchange Act. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at ‘‘http://www.sec.gov.’’

Dividends

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. We have never declared or paid cash dividends. Our board of directors does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiary, Oriental Fashion, from time to time may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 78.7502 of the Nevada Revised Statutes allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if:

∑	the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and

∑	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our Articles of Incorporation and bylaws provide for the indemnification of our officers and directors to the maximum extent permitted by Nevada law against all expenses and liabilities reasonably incurred in connection with services for the Company or on its behalf.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 3.02 RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated by reference into this section.

ITEM 5.01 CHANGE IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with American Ethanol, the former shareholders of American Ethanol own 99.5% of the total outstanding shares of our capital stock and 99.5% of the total voting power of all our outstanding voting securities.

ITEM 5.02 ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated by reference into this section.

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On December 7, 2007 we amended our articles of incorporation to change our name to AE Biofuels, Inc. The year-end for American Ethanol is December 31. As a result of the Reverse Merger, the Company will adopt a December 31 year-end.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are the following:

1.	Audited consolidated financial statements of American Ethanol, Inc. and subsidiaries from inception through December 31, 2006.

2.	Unaudited consolidated financial statements of American Ethanol, Inc. and subsidiaries for the nine months ended September 30, 2007.

(b)  Pro forma statements are not presented for AE Biofuels, Inc, and its subsidiaries as Marwich II, Ltd. is a shell company with no active business operations. Had the merger been completed as of January 1, 2006, the basic and diluted loss per share for American Ethanol would have been ($.07) and ($.04) for the year ended December 31, 2006 and for the nine months ended September 30, 2007, respectively

(c)  Exhibit Index

Exhibit
Number	Description
3.1	Certificate of Incorporation of AE Biofuels, Inc.

3.2	Certificate of Designation of AE Biofuels, Inc.

3.3	Certificate of Amendment of AE Biofuels, Inc.

3.4	Bylaws of AE Biofuels, Inc.

4.1	Specimen Common Stock Certificate.

4.2	Specimen Series B Preferred Stock Certificate

4.3	Form of Common Stock Warrant

4.4	Form of Series B Preferred Stock Warrant

10.1	2007 Stock Plan

10.2	2007 Stock Plan form of Stock Option Agreement

10.3	Amended and Restated Registration Rights Agreement, dated February 28, 2007

10.4	Executive Chairman Agreement, dated January 30, 2006 with Eric A. McAfee

10.5	Amended Executive Employment Agreement, dated June 1, 2007, with Surendra Ajjarapu

10.6	Executive Employment Agreement, dated January 12, 2006, with William J. Maender

10.7	Executive Employment Agreement, dated May 22, 2007 with Andrew Foster

10.8	Sublease, dated August 20, 2007, by and between Navio Systems, Inc. and American Ethanol, Inc.

10.9	First Addendum to Sublease, dated September 6, 2007 by and between Navio Systems, Inc. and American Ethanol, Inc.

10.10
Amended and Restated Agreement and Plan of Merger, dated July 19, 2007, by and among American Ethanol, Inc., Marwich II, Ltd., a Colorado corporation, Marwich II, Ltd., a Nevada corporation and AE Biofuels, Inc., a Nevada corporation*

10.11	Engagement Letter, dated August 7, 2006 by and between American Ethanol, Inc. and Chadbourn Securities, Inc.

21.1	Subsidiaries of the Company

*Incorporated by reference from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AE Biofuels, Inc.

Date: June 3, 2008	/s/ Eric A. McAfee
Eric A. McAfee
Chief Executive Officer and Chairman of the Board

/s/ William J. Maender
William J. Maender
Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
American Ethanol, LLC
Chicago, Illinois

We have audited the balance sheet of American Ethanol, LLC (a development stage Company) as of December 31, 2005, and the related statements of operations, changes in members’ equity and cash flows for the period from November 29, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with audit standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Ethanol, LLC as of December 31 2005, and the results of its operations and its cash flows for the period from November 29, 2005 (date of inception) to December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Springfield, Illinois
May 1, 2006

McGladrey & Pullen, LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
American Ethanol, Inc.
Chicago, Illinois

We have audited the accompanying consolidated balance sheet of American Ethanol, Inc. (a development stage company) as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of American Ethanol, Inc. for the period from November 29, 2005 (date of inception) to December 31, 2005, were audited by other auditors whose report, dated May 1, 2006, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Ethanol, Inc. at December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

July 9, 2007

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$1,213,134	$4,170
Accounts and other receivables	-	-
Prepaid expenses	348,869	-
Total Current Assets	1,562,003	4,170
Property, plant and equipment, net	14,727,918	-
Other assets, net	1,073,872	-
Total Assets	$17,363,793	$4,170
Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable	$528,800	$-
Short term borrowings (related party)	1,250,000	-
Unrealized losses on foreign currency forward contracts	46,820	-
Current portion of long-term debt	35,714	-
Total Current Liabilities	1,861,334	-
Long-Term Debt	205,357	-
Total Liabilities	2,066,691	-
Stockholders’ Equity
Members’ units 53,320,000 issued	-	4,170
Preferred Series A Convertible - 4,999,999 shares at $.001 par value	5,000	-
Preferred Series B Convertible - 2,828,996 shares at $.001 par value	2,828	-
Common Stock @ $ .001 par value	74,710	-
Additional paid-in capital	21,972,363	-
Deficit accumulated during development stage	(6,951,198)	-
Accumulated other comprehensive income	193,399	-
Total Stockholders’ Equity	15,297,102	4,170
Total Liabilities and Stockholders’ Equity	$17,363,793	$4,170

The accompanying notes are an integral part of the financial statements

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year ended December 31,	2006	Period from November 29, 2005 (Date of Inception) to December 31, 2005
Net sales	$744,450	$-
Cost of goods sold	735,000	-
Gross profit	9,450	-
Costs and expenses
Selling and administrative expenses	(6,163,724)	-
Unrealized losses on foreign currency forward contracts	(46,820)	-
Other income, net	132,013	-

(Loss) earnings from operations before income taxes	(6,069,081)	-
Income tax expense	-	-

Net (Loss) Earnings	$(6,069,081)	$-

See accompanying notes to consolidated financial statements.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31,	2006	Period from November 29, 2005 (Date of Inception) to December 31, 2005

Cash Flows From Operating Activities
Net (loss) earnings	$(6,069,081)	$-
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities
Stock based compensation	363,460	-
Unrealized losses on foreign currency forward contracts	46,820	-
Changes in assets and liabilities
Trade accounts payable	528,800	-
Prepaid expenses	(348,869)	-
Net cash (used in) provided by operating activities	(5,478,870)	-
Cash Flows From Investing Activities
Purchase of Marwich II, Ltd., net of losses	(662,406)	-
Exchange rate gain	(193,399)	-
Additions to property, plant and equipment	(14,727,918)	-
Additions to other assets	(1,073,872)	-
Net cash (used in) provided by investing activities	(16,657,595)	-
Cash Flows From Financing Activities
Sale of members’ units	-	4,170
Short term borrowings (related party)	1,250,000	-
Proceeds from long-term debt	250,000	-
Payments on long-term debt	(8,929)	-
Proceeds from capital contributions	21,854,358	-

Net cash provided by financing activities	23,345,429	4,170

Net Increase in Cash and Cash Equivalents	1,208,964	4,170
Cash and Cash Equivalents, at beginning of period	4,170	-
Cash and Cash Equivalents, at end of period	$1,213,134	$4,170

The accompanying notes are an integral part of the financial statements

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Members’ Units		Common Stock (2)		Series A Preferred Stock (1)		Series B Preferred Stock		Paid-in Capital in Excess of Par	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Units	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars
Balance, November 29, 2005 (date of inception)	-	$-	-	$-	-	$-	-	$-	$-	$-	$-	$-
Sale of members’ units during 2005	53,320,000	4,170	-	-	-	-	-	-	-	-	-	4,170

Balance, December 31, 2005	53,320,000	4,170	-	-	-	-	-	-	-	-	-	4,170
Conversion of units to common shares	(53,320,000)	(4,170)	53,320,000	53,320	-	-	-	-	(49,150)	-	-	-
Sale and grant of founder’s shares to advisor's and strategic partners	-	-	12,692,000	12,692	-	-	-	-	26,038	-	-	38,730
Sale of founder's shares to executives	-	-	4,400,000	4,400	-	-	-	-	6,600	-	-	11,000
Shares issued for acquisitions	-	-	3,752,000	3,752	-	-	-	-	484,248	-	-	488,000
Shares issued to an outside director	-	-	200,000	200	-	-	-	-	25,800	-	-	26,000
Shares issued to an employee	-	-	160,000	160	-	-	-	-	20,640	-	-	20,800
Sale of Preferred Series A convertible stock net of issuance expenses	-	-	-	-	4,999,999 999	5,000	-	-	14,110,719	-	-	14,115,719
Loss on purchase of subsidiaries	-	-	-	-	-	-	-	-	-	(882,117)	-	(882,117)
Shares issued to a director and advisors	-	-	186,000	186	-	-	-	-	278,814	-	-	279,000
Sale of Preferred Series B convertible stock net of issuance expenses	-	-	-	-	-	-	2,828,996	2,828	7,693,401	-	-	7,696,229
Compensation expense related to options issued to employees	-	-	-	-	-	-	-	-	37,659	-	-	37,659
Purchase of shares in Marwich II, Ltd. net of acquired losses for current year	-	-	-	-	-	-	-	-	(662,406)	-	-	(662,406)
Net loss from start up operations	-	-	-	-	-	-	-	-	-	(6,069,081)	-	(6,069,081)
Accumulated other comprehensive income	-	-	-	-	-	-	-	-	-	-	193,399	193,399

Balance, December 31, 2006	-	$-	74,710,000	$74,710	4,999,999	$5,000	2,828,996	$2,828	$21,972,363	$(6,951,198)	$193,399	$15,297,102

All shares are stated at post split values - Shares were split 2 for 1 February 28, 2006 and 2 for 1 May 18, 2006.

(1) - Series A Convertible Preferred stock and warrants are convertible into 10,000,000 shares and 800,000 shares respectively of common stock.

(2) - Authorized Common stock - 400,000,000 shares, .001 par value.

The accompanying notes are an integral part of the financial statements

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

1.  Nature of Activities and Summary of Significant Accounting Policies.

These consolidated financial statements include the accounts of American Ethanol, Inc. (the “Company” or “American”), a Nevada corporation, and its wholly owned subsidiaries, Wahoo Ethanol, LLC (“Wahoo”), a Delaware limited liability company, Sutton Ethanol, LLC (“Sutton”), a Nebraska limited liability company, Illinois Valley Ethanol, LLC (“Illinois Valley”), an Illinois limited liability company, International Biofuels, Inc., a Nevada corporation and its approximately 88.3% owned subsidiary, Marwich II, Ltd. (“Marwich”), a Colorado corporation. Marwich has a fiscal year end that is January 31, 2007. The results of Marwich have been consolidated based on the twelve months ended December 31, 2006.

The Company’s purpose is to develop, acquire, construct, operate and sell fuel grade ethanol and biodiesel from ethanol and biodiesel production facilities primarily located in the Midwestern United States and India. American is a development stage company and as such, does not expect to generate any meaningful revenue until its plants are completely constructed and operational, or operational plants have been acquired. During the past year the Company has engaged in fundraising through the sale of stock, purchased or acquired options to purchase land for development of ethanol plants in the United States, begun construction of a biodiesel manufacturing facility in Kakinada, India through a joint venture between International Biofuels, Inc., its wholly owned subsidiary International Biodiesel, Ltd., a Mauritius corporation and Acalmar, an India corporation and started ground work for an ethanol facility in Sutton, NE. The Company presently expects to generate revenue in 2007 from the biodiesel joint venture facility in India and begin the sale of ethanol in 2008, but its ability to do so depends on many factors beyond its control.

American Ethanol, Inc. was originally incorporated in California on September 12, 2001 as Great Valley Ventures LLC, however, no operating agreement was adopted and no capital was contributed until November 29, 2005. Between September 2001 and November 2005 the Company had no operations and engaged in no activities. From November 2005 through December 2005, American commenced development activities with the addition of key advisors, management, and additional founding shareholders. On January 12, 2006, the Company was renamed American Ethanol, LLC. On February 23, 2006, American Ethanol, LLC merged into American Ethanol, Inc., a Nevada corporation. After January 12, 2006 the Company began acquiring existing companies, land and land options for the development of ethanol plants in the Midwestern United States and developing a business plan to become a producer and marketer of fuel grade ethanol.

On June 23, 2006, American acquired 88.3% of the outstanding common stock of Marwich pursuant to a stock purchase agreement between American and the principal shareholders of Marwich. Marwich is a shell company, whose shares are traded on the OTC Bulletin Board and has no current operations. Also on June 23, 2006, American entered into an Agreement and Plan of Merger with Marwich pursuant to which American will merge with and into Marwich and (i) each issued and outstanding share of American Common Stock (including Common Stock issued upon conversion of American Series A Preferred Stock, which will automatically convert into Common Stock immediately prior to the closing of the Merger) and Series B Preferred Stock (also convertible into common stock at the holders discretion) will be converted into Series B Preferred Stock, respectively, of Marwich, and (ii) each issued and outstanding warrant and/or option exercisable for common stock of American will be assumed and converted into a warrant and/or option exercisable for common stock of Marwich. The Merger is subject to the approval of both American’s and Marwich’s shareholders and certain other conditions. Upon the effectiveness of the Merger, Marwich will change its name to AE Biofuels, Inc.

Principles of Consolidation . The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

1.  Nature of Activities and Summary of Significant Accounting Policies (contd.).

Use of Estimates .  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition . The Company recognizes revenue when products are shipped and services are rendered, the price is fixed or determinable and collection is reasonably assured.

Cash and Cash Equivalents .  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property, Plant and Equipment .  Property, plant and equipment are carried at cost less accumulated depreciation after assets are placed in service and are comprised primarily of land acquired for development of production facilities, and construction costs to date for its ethanol plant in Sutton, NE and its joint venture biodiesel facility in India. Advances totalling $2,775,000 for materials and construction services for the Sutton facility are included in property, plant, and equipment at December 31, 2006. This amount represents monies due the Company due to cancellation of material and service orders for the Sutton facility. This amount was refunded to the Company in January and February 2007.

Other Assets .  Other assets are comprised of options obtained for the purpose of acquiring land for the development of production facilities.

Foreign Currency Derivative Instruments .  The Company utilizes derivative financial instruments, specifically foreign currency forward contracts, to manage its exposure to foreign currency exchange rate risks. The Company accounts for its derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” as amended by SFAS No. 138 and SFAS No. 149. The Company does not hold or issue financial instruments for speculative trading purposes. See Note 11 for additional information.

Income Taxes .  The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company has had limited revenues to date and has operated at a loss through December 31, 2006. As of the Balance Sheet date the estimated income tax benefit from net operating loss carryforward has been fully reserved since the Company is in the development stage and there can be no assurance that such operating losses will be utilized in the future.

Stock Splits .  On February 28, 2006 and on May 18, 2006, the Company’s Board of Directors declared a two-for-one stock split effected in the form of a stock dividend. The Company distributed 18,882,667 shares of common stock on February 28, 2006 and 37,612,000 shares of common stock on May 18, 2006, respectively.

All share amounts have been retroactively adjusted to reflect the stock splits.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

1.  Nature of Activities and Summary of Significant Accounting Policies (contd.).

Organizational and Start Up Costs .  The Company expenses all organizational and start up costs as they are incurred.

Recent Accounting Pronouncements .  In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements, uncertain tax positions taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company will adopt FIN 48 effective January 1, 2007 and is currently in the process of evaluating the potential impact of FIN 48 on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which revises and replaces SFAS No. 123, “Accounting for Stock-Based Payments” (“SFAS No. 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS No. 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value based method and the recording of such expense in its consolidated statements of operations. The pro forma disclosures previously permitted under SFAS No. 123 is no longer an alternative to financial statement recognition. The provisions for SFAS No. 123R are effective for the first interim or annual reporting period beginning after June 15, 2005. The Company adopted SFAS No. 123R on January 1, 2006 and its consolidated financial statements were not significantly impacted.

2. Ability to Continue as a Going Concern.

The accompanying financial statements have been prepared on the going concern basis which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced operating losses and negative cash flow since inception and currently has an accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on several factors.

The Company has had minimal revenues and has incurred losses due to start up costs during 2006. The Company has raised approximately $24 million dollars through May 15, 2007 through the sale of equity and an additional $2 million through the sale of the Wahoo site in 2007. Management estimates that a 100 million gallons per year (“MMGY”) ethanol plant would cost approximately $200 million to construct. The Company will have to raise significantly more capital and secure a significant amount of debt to complete its plan to develop 10 ethanol plants over the next five years. The Company currently has no ethanol plants and construction of the planned plant is estimated to be less than 10% complete. In addition with corn prices on the rise the margin available to ethanol producers on each gallon produced has been decreasing recently. Management also plans to complete a biodiesel facility in India and begin importing biodiesel for sale in the U.S. during the third quarter 2007. Completion of the biodiesel facility will require additional cash that the Company currently does not have and will need to raise by selling more stock or obtaining other financing arrangements. Although the biodiesel plant will provide some cash flow it will be insufficient to allow development of the ethanol facilities noted above.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

2. Ability to Continue as a Going Concern (contd.).

Management believes that it will be able to raise additional capital through equity offerings. Should the Company not be able to raise enough equity it may be forced to sell permitted properties to other interested ethanol producers. The value of these permitted sites is such that the sale of one or more sites will provide sufficient cash to fund the development stage activities described above and to raise the capital needed to build other sites. The Company’s goal is to complete the merger with Marwich and then be able to raise funds through the public market.

In addition, the Company continues to develop a biodiesel facility in India. This facility is anticipated to become operational in the third quarter of 2007. The additional cash from this facility will contribute to the development stage activities described above.

3. Property, Plant and Equipment.

Property, plant and equipment consist of the following:

December 31	2006

Land	$1,956,995
Construction in progress	9,265,530
Prepayment to contractors	3,505,393

Total gross property, plant and equipment	14,727,918

Less accumulated depreciation	-
Total net property, plant and equipment	$14,727,918

The Company did not place any equipment in service during 2006 and therefore the depreciation expense recorded by the Company totalled $-0- in 2006.

The Company has spent approximately $7 million in engineering design and early stage ground work on its facility in Sutton, NE and expects that the final cost of such facility will be approximately $200 million. The Company has spent approximately $2.8 million with its subsidiary International Biofuels, Inc. toward the $15.5 million needed to build a biodiesel facility in India.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

4. Debt.

Short-term Borrowings . On November 16, 2006 the Company entered into a short-term loan agreement with one of its directors wherein the Company borrowed $1 million at 10% interest per annum for a period of six months or until funds are raised through a private placement that are sufficient to pay the loan amount. On December 28, 2006 the Company borrowed an additional $250,000 under the same terms and conditions from the same director. As of March 31, 2007, there was $500,000 due to the director under this loan agreement.

Long-term Borrowings . On April 4, 2006 the Company entered into a long-term loan agreement with the City of Wahoo, NE wherein the Company borrowed $250,000. The Company is required to make payments of $8,928 per quarter.

The following is a schedule of current maturities on the Company’s debt for each of the next five years and thereafter:

Year ending December 31,	Amount

2007	$1,285,714
2008	35,712
2009	35,712
2010	35,712
2011	35,712
Thereafter	62,509
Total	$1,491,071

In addition, the Company continues to develop a biodiesel facility in India. This facility is anticipated to become operational in the third quarter of 2007. The additional cash from this facility will contribute to the development stage activities described above.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

5.  Shareholders’ Equity.

Shareholders’ equity consists of:

Common Stock , $.001 par value; 400,000,000 shares authorized; 74,710,000 shares issued and outstanding at December 31, 2006.

On November 28, 2005, the Company had 28,000,000 original LLC shares outstanding. Between November 29, 2005 and December 31, 2005, the Company issued an additional 25,320,000 LLC shares to various advisors and two future employees. In February 2006 American Ethanol, LLC merged into American Ethanol, Inc., a Nevada corporation, and each limited liability company unit was converted into shares of common stock in American Ethanol, Inc.

During January 2006, American sold an additional 12,692,000 shares of founder’s common stock to various investors and strategic partners (including Delta-T Corporation, an ethanol process engineering firm and TIC - The Industrial Company, designers and builders of ethanol plants. These two companies were chosen to design and build the domestic ethanol plants that American is planning) for cash of $21,750 and expensed compensation for services rendered of $16,980. On January 12, 2006, American began activities by hiring a management team. Executives of American purchased 4,400,000 shares of founder’s common stock in American for cash of $11,000. Such shares have forfeiture provisions, as defined in the agreements, in the event the executives leave the Company. On February 1, 2006, American issued a total of 3,752,000 shares of common stock (valued at $488,000) as a part of the acquisitions of Illinois Valley Ethanol LLC, Sutton Ethanol LLC and Wahoo Ethanol LLC described in Note 7. On February 28, 2006, the Company issued an additional 200,000 shares to a director (valued at $26,000) and 160,000 shares to an employee (valued at $20,800) thereby increasing the number of common shares to 74,524,000.

During May 2006 American granted a total of 186,000 shares of common stock (valued at $279,000 which was expensed as compensation during the period) to various advisors and a director bringing the total number of common shares outstanding at December 31, 2006 to 74,710,000.

Preferred Stock . The Company is authorized to issue 25 million shares of preferred stock which includes the 5 million shares of Series A and 12 million shares of Series B Preferred Stock, as described below:

Convertible Preferred Series A Stock,  $ .001 par value; 25,000,000 total shares of preferred stock authorized; 4,999,999 shares issued and outstanding at December 31, 2006.

On February 17, 2006, the Company offered, on a private basis, 5 million shares of Series A Convertible Preferred Stock (“Series A”) at $3.00 per share. This private offering resulted in 4,999,999 shares being sold throughout the months of February and March 2006. In conjunction with the offering, American issued 400,000 warrants at $3.00 per share to purchase shares pursuant to a Placement Agent Agreement with Chadbourn Securities, Inc. who represented American in the private offering.

The Company sold the 4,999,999 shares at $3.00 per share for total gross proceeds of $14,999,997. The Company paid fees totalling $884,278. Total net proceeds from the issuance of this series of stock were $14,115,719.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

5.  Shareholders’ Equity (contd.).

Convertible Preferred Series B Stock, par value $.001; 2,828,996 shares issued and outstanding at December 31, 2006.

On August 15, 2006, the Company began offering, on a private basis, 12,000,000 shares of Series B Convertible Preferred Stock (“Series B”) at $7.00 per share. The offering price was subsequently reduced to $3.00 per share (and any subscriptions at the $7.00 price were adjusted to the $3.00 price in December 2006) and through the Balance Sheet date the Company had sold 2,828,996 shares and issued 226,320 warrants at $3.00 per share to purchase shares pursuant to a Placement Agent Agreement with Chadbourn Securities, Inc. who represented American in the private offering. This offering remained open at December 31, 2006, and subsequent to year end 2,490,162 have been sold and an additional 425,726 warrants issued. The offering remains open with the intention to raise an additional $10 million of equity before it closes. As of May 31, 2007 a total number of 5,319,158 shares have been sold, and the total number of warrants issued was 652,046.

The Company sold the 2,828,996 shares at $3.00 per share for total proceeds of $8,486,988. The Company paid fees totalling $850,759. Total net proceeds from the issuance of this series of stock were $7,636,229. Additionally, in December 31, 2006, the Company received deposits of $60,000 from two investors for the purchase of 20,000 shares of Series B. These shares were subsequently issued in February 2007.

Placement Agent Fees and Warrants . As compensation for the Placement Agent’s services, the Company will pay and issue the Placement Agent and their affiliates and finders: (1) a sales commission representing 7% of the gross proceeds from this Offering; (2) an unallocated expense reimbursement of 1% of the gross proceeds from this Offering; and (3) warrants to purchase a number of shares of our Common Stock representing up to 8% of the shares of Series A and Series B Preferred Stock sold in these Offerings, at a price of $3.00 per Share respectively. The warrants are exercisable for a period of seven years from the date of completion of this Offering, have a net exercise provision and are transferable. The shares of Common Stock issuable upon exercise of the Placement Agent Warrants shall be included in any Registration Statement made by the Company. Further, subject to certain conditions, the Company has indemnified the Placement Agents and affiliated broker-dealers against certain civil liabilities, including liabilities under the Securities Act.

Number of Warrants Issued	Price per share	Fair Value

40,000	$1.52	$30,340
760,000	1.52	578,162
226,320	1.52	344,006

Two members of American’s Board of Directors and significant shareholders of the Company are registered representatives of the Placement Agent. Both are expected to receive a portion of the compensation paid to the Placement Agent in connection with their respective placement agent services, if any such services are provided to American Ethanol related to these offering.

As of December 31, 2006, $287,557 to the Placement Agent was included in Accounts Payable.

Structure of Preferred Series A and B Stock . Holders of Series A and Series B Preferred Stock (1) have liquidation preferences over holders of common stock, and (2) are entitled to receive noncumulative dividends, when, as and if declared by the Board of Directors, equal to 5% of the original purchase price payable in preference and priority to any declaration and payment of any dividend on common stock.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

5.  Shareholders’ Equity (contd.).

The Series A and Series B Preferred Stock vote together with the common stock and not as a separate class on all matters put before the shareholders. Each share of Series A and Series B Preferred Stock has a number of votes equal to the number of shares of common stock then issuable upon conversion.

The holders of Series A and Series B Preferred Stock have the right to convert their shares at any time into shares of common stock at the then current conversion rate. The initial conversion rate is one share of common for each share of preferred. The conversion rate is subject to adjustment for any stock splits, combinations, reclassifications or reorganizations. The Series A Preferred Stock automatically converts to common stock, at the then applicable conversion rate, on the earlier of (i) such time as the twenty consecutive trading days’ average closing sales price of the Company’s common stock is greater than 400% of the conversion price or (ii) the closing of an initial public offering or Reverse Merger. The Series B Preferred Stock automatically converts to common stock, at such time as (i) after the effective date of the Reverse Merger, American has, in one or more public or private equity transactions, raised an aggregate of at least $50 million in gross proceeds to American; or (ii) at such time as American in any four consecutive quarters generated operating cash flows, as determined in accordance with U.S. generally accepted accounting principles, of an aggregate of at least $100 million. Series A and Series B Preferred Stock have no redemption rights. As of the Balance Sheet date 2,828,996 shares of Series B Preferred Stock are outstanding.

The Company has accounted for the preferred stock in stockholders’ equity as permanent capital.

Share-Based Compensation . During the twelve months ended December 31, 2006, the Company issued shares and warrants of its common and preferred stock as compensation for non-employee services. The shares issued had no requisite service period or other restrictions different than the common stock of the Company. The warrants vested immediately and may be exercised anytime within their 7 year life. Shares issued as compensation prior to February 1, 2006 were valued at $0.01 per share. Shares issued as compensation from February 1, 2006 through February 28, 2006 were valued at $0.52 per share based on the value of the private company acquisitions on February 1, 2006. Shares issued as compensation after February 28, 2006 through May 18, 2006 were valued at $3.00 per share based on the offering price of the Series A Preferred Stock. The value of shares issued after May 18, 2006 was $1.50 per share due to the 2 for 1 common stock split. A summary of the shares issued for compensation during the twelve months ended December 31, 2006 is as follows:

Number of Shares Issued	Price per share	Fair Value

1,573,000	$0.01	$15,730
740,000	0.52	384,800
186,000	1.50	279,000

Number of Options Issued	Price per share	Fair Value

50,000	$0.76	$38,000

120,000	0.48	57,600

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

5.  Shareholders’ Equity (contd.).

Compensation cost arising from stock-based awards is recognized as expense using the straight-line method over the vesting period. As of December 31, 2006, there was approximately $94,000 of total unrecognized compensation cost related to unvested stock-based awards, which we expect to recognize over remaining weighted average vesting terms of 3.3 years. For the year ended December 31, 2006, our total stock-based compensation expense related to stock options was $37,659. We have not recorded any income tax benefit related to stock-based compensation for the year ended December 31, 2006.

A summary of stock option activity and changes during the year ended December 31, 2006 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding January 1, 2006	-	$-	$-	$-
Granted	170,000	2.56	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-

Outstanding December 31, 2006	170,000	2.56	4.6	-
Exercisable December 31, 2006	-	$-	$-	$-

The weighted average grant date fair value of options granted in 2006 was $.56.

In connection with the Series A Preferred Stock offering, the Company issued 400,000 warrants which can be exercised at a price of $1.50 per converted share; note that each warrant is convertible into two shares of common stock, after consideration of the May 18, 2006 stock split. In connection with the Series B Preferred Stock offering, the Company issued 226,320 warrants through December 31, 2006 which can be exercised at a price of $3.00 per share. The warrants were fully vested at issuance and expire 7 years after the closing date of the offerings. These were the only warrants issued during the period and none were exercised as of December 31, 2006. The estimated fair value of the warrants and options is $1.52 per converted share and was determined in accordance with SFAS No. 123R on the date of grant using the Black-Scholes option valuation model with the following assumptions: (1) risk-free interest rate of 4.143%; (2) volatility of 53.6% and (3) expected life of 5 years. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the warrants. The expected volatility is based on the historical volatility of the common stock of publicly-traded companies in the ethanol industry. The Company has not paid any dividends on its common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future. The computation of the expected term of the warrants is based on expectations regarding future exercises of the warrants. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary in subsequent periods if actual forfeitures differ from those estimates. Based on its historical experience, the Company estimated future option forfeitures at 0% as of December 31, 2006 and incorporated this rate in the estimated fair value of the warrants.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

6.  Revenue.

The Company had one sale during fiscal 2006. It purchased $735,000 worth of biodiesel from one supplier and resold it to its customer for $744,000. 100% of the Company’s revenues were from one customer.

7.  Acquisitions.

Private Company Acquisitions. On February 1, 2006. American acquired all of the membership interests in three development stage companies: Wahoo Ethanol LLC, Sutton Ethanol LLC and Illinois Valley Ethanol LLC in exchange for an aggregate of 3,752,000 shares valued at $488,000 of American Common Stock. The transaction was accounted for as a dividend to stockholders.

Wahoo and Sutton were 100% owned by two individuals who also owned 25.5% of the original founder’s common stock of American. As a part of the purchase of Wahoo and Sutton, American paid these two individuals $400,000 which represents their capital contributions to these companies. The founders of these two companies subsequently became the President and Executive Vice President of American. Subsequent to the purchase of Wahoo, American settled a preacquisition outstanding claim by one of Wahoo’s former advisors for $133,000. This settlement was paid by American.

Illinois Valley Ethanol, LLC was purchased from a different group of investors who owned approximately 1.5% of the original founder’s common stock of American. The Company paid the group of investors 1,152,000 shares of American common stock.

Public Company Acquisition. On June 23, 2006 American acquired approximately 88.3% of the outstanding common stock of Marwich from three principal shareholders and directors of Marwich for $675,000. The purchase price, net of current year expenses, ($662,406) was accounted for as a reduction of Additional Paid in Capital as a step in a reverse merger transaction. In connection with this transaction, the three directors of Marwich resigned from the board of Marwich, and two members of American’s management were named as directors of Marwich. Also on June 23, 2006, American entered into an Agreement and Plan of Merger with Marwich pursuant to which American will merge with and into Marwich and (i) each issued and outstanding share of American Common Stock (including Common Stock issued upon conversion of American Series A Preferred Stock, which will automatically convert into Common Stock immediately prior to the closing of the Merger) and Series B Preferred Stock will be converted into Series B Preferred Stock which is convertible into common stock at the holder’s discretion on a one-for-one basis, respectively, of Marwich, and (ii) each issued and outstanding option and warrant exercisable for common stock of American will be assumed and converted into an option or warrant exercisable for common stock of Marwich. The Merger is subject to the approval of both American’s and Marwich’s shareholders and certain other conditions. Upon the effectiveness of the Merger, Marwich will change its name to AE Biofuels, Inc. The 3,343,200 shares of Marwich purchased by American will be retired upon the completion of the Merger. As a result, based on the number of shares of American common and preferred stock outstanding at December 31, 2006 and including the shares of common stock of Marwich that will remain outstanding after the Merger, there will be approximately 88.7 million shares outstanding after the Merger on a fully diluted basis of which approximately 45.5% will be held by officers and directors of American. As Marwich has an accumulated deficit, no minority interest has been recorded.

The Company expects to complete the Merger sometime in the third quarter of 2007.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

8.  Land Options and Purchases.

On March 2, 2006, Wahoo purchased two parcels of land in Wahoo, Nebraska. The total purchase price was $1,359,590.

On March 17, 2006, Sutton purchased land for its plant location in Sutton, Nebraska for the price of $597,406. Both the Wahoo and Sutton sites have been issued permits to construct 100 MMGY (million gallons per year) ethanol plants by the Department of Environmental Quality of the State of Nebraska.

On February 20, 2006, American entered into an option agreement to purchase approximately 180 acres of land for a plant location in Grand Island, Nebraska. American paid $100,000 for this option which expires March 17, 2007. Subsequent to year end American extended these options for an additional six months at a cost of $25,000.

On March 3, 2006, American entered into two option agreements to purchase approximately 396 acres of land for a plant location in Webster County, Nebraska. American paid $100,000 for the options which expired March 1, 2007. American exercised its right to extend these options for a period of one year and paid an additional $3,600 in March 2007 for such extension.

On April 11, 2006, Illinois Valley entered into an option agreement to purchase approximately 363 acres of land in Dwight, Illinois. American paid $150,000 for this option which expired September 15, 2006. American elected not to exercise this option and expensed the option fee in September.

On April 27, 2006, American entered into an option agreement to purchase approximately 145 acres of land for a plant location in Burt County, Nebraska. American paid $50,000 for the option which expired July 1, 2006. American elected not to exercise this option and recorded a $50,000 expense for the cost of the unexercised option.

On May 13, 2006, American acquired through assignment 4 options to purchase approximately 175 acres of land for a plant location in Danville, Illinois. American paid $50,000 for these options which were exercised in December 2006 and the purchase closed on March 13, 2007.

On June 1, 2006, American acquired an option to purchase approximately 204 acres of land for a plant site in Gilman, IL. American paid $15,000 for this option which expires on June 1, 2008.

On August 8, 2006, the Company acquired an option to purchase approximately 400 acres of land for a plant site in Red Cloud, NE for a cost of $100,000. The option expires on August 8, 2007.

On August 14, 2006, the Company acquired an option for 373 acres of land in Litchfield, IL. The Company paid $18,000 for such option and it expires August 1, 2008.

On September 30, 2006, the Company acquired an option for 183 acres in Burt County, NE. The Company paid $147,500 for the option and it expires July 1, 2007.

On October 14, 2006, the Company acquired an option for 200 acres known as Stillman Valley in Ogle County, IL. The Company paid $35,000 for the option and it expires on August 1, 2008.

On October 15, 2006, the Company acquired an option to purchase approximately 186 acres of land for a plant site in Gridley, IL. The cost of this option was $74,500 and it expires on October 15, 2009.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

8.  Land Options and Purchases (contd.).

If American were to purchase all of the land currently subject to option agreements, the aggregate purchase price would be approximately $19.3 million.

On June 1, 2006, American acquired through assignment an option to purchase approximately 200 acres in Mason County, Illinois. No cash was paid in exchange for the option, which expires April 15, 2008; provided, however, that if American decides to exercise the option, it will issue to the landowner 200,000 shares of American Common Stock. American has the right to extend the term of the option to February 14, 2009.

Joint Venture . On July 14, 2006, the Company through its wholly owned subsidiaries, International Biofuels, Inc. and International Biodiesel, Ltd., a Mauritius incorporated company, entered into a joint venture biodiesel project agreement with Acalmar Oils & Fats Limited, an Indian company. The purpose of the joint venture is to build an approximately 50 MMGY biodiesel production facility adjacent to an existing palm oil plant in Kakinada, India which is owned by Acalmar with such fuel being exported from India to the US for sale. By the terms of the agreement the Company will contribute approximately $15.4 million and Acalmar will contribute its edible palm oil facility in India to the joint venture through a leasing arrangement. The Company will own through its subsidiary a 74% interest in the venture while Acalmar will own 26% once the final payments under the agreement are made. At December 31, 2006 the Company has advanced to the joint venture $3,380,000 toward the construction of the biodiesel facility with the remainder due during the first and second quarters 2007. Because Acalmar has not contributed any assets to the joint venture, the amounts are 100% consolidated at December 31, 2006.

9.  Commitments.

Third Party Contracts : The Company engaged a third party in January 2006 as a financial adviser for $15,000 a month for three years. The Company also amended an arrangement with two individuals for financial advisory and management consulting services in January 2006 in the amount of $180,000 plus $10,000 per month (for a one year minimum) and 2,120,000 shares of common stock valued at $.01.

Employment Agreements : The Company entered into various three year at-will employment contracts with executive officers during 2006. The contracts require the payment of total annual salaries of approximately $1.2 million, plus potential bonuses and founder’s shares of common stock.

On September 15, 2006, the Company signed a preliminary term sheet with a New York based leasing firm to provide $130 million in financing via a lease type arrangement for the construction of the Sutton Ethanol LLC. The terms of such financing include interest only payments on the amount of borrowed funds during the construction period and fixed monthly payments for a period of six years after the plant is operational and a balloon payment at the end of the term. Final terms and conditions are still in negotiation and may change due to the sale of the 50% interest in Sutton discussed under “Subsequent Events” later in this discussion.

Under its agreement with Acalmar concerning the development of a joint venture biodiesel plant in Kakinada, India the Company is required to spend an additional $12 million. These funds will be spent as construction continues and costs are incurred. Under the agreement the joint venture is to be fully funded by March 31, 2007. At the present time, by mutual agreement of the parties American will not make its final payments for the joint venture until May 2007.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

10.  Related Party Transactions.

A number of related party transactions occurred during 2006 and they are summarized in the following:

A director and significant shareholder in the Company loaned the Company $1,250,000 in two transactions in November and December 2006. The loan is a short term note with a term of six months from date of issue (November 16, 2006 for $1,000,000 and December 28, 2006 for $250,000) and carries a 10% per annum interest rate. These monies were used by the Company to pay operating expenses and to meet payment deadlines to our International Biofuels operation in India.

Chadbourn Securities has acted as the Companies agent in the sale of Series A and Series B Preferred stock throughout 2006. Two of the Company’s directors and shareholders are agents of Chadbourn and receive payments from Chadbourn related to the sale of stock along with other nonrelated parties. During 2006 the Company paid Chadbourn $911,981 in cash for fees and issued Chadbourn 800,000 warrants at $1.50 and 226,320 warrants at $3.00 to purchase common stock in the Company related to the sale of Series A and Series B Preferred stock. The Company paid Chadbourn an additional $1,046,117 in cash as fees and issued 195,740 warrants at $3.00 to purchase common stock for additional sales to date in 2007. As of December 31, 2006, $287,557 owed to Chadbourn was included in Accounts Payable.

CM Consulting is owned by a director, officer and significant shareholder of the Company. This officer’s compensation is paid through CM Consulting and he received $105,000 during 2006 as compensation for his services to the Company. The Company also rents 20 hours per month of time on an aircraft owned by CM Consulting. The Company paid an upfront fee of $360,000 for 24 months of usage. During 2006 the Company expensed $150,000 of this rental fee.

Cagan McAfee Partners, owned by two directors of the Company, provides office services, advisory services under an advisory agreement and pays expenses related to travel and entertainment on behalf of the Company. During 2006 the Company paid $157,500 for the advisory services and $159,000 for office services and travel expenses to Cagan McAfee Partners.

The Industrial Company (TIC) and Delta T are companies involved in the design and construction of ethanol plants in the United States. In January 2006 they became strategic partners and founding shareholders (TIC has 4,000,000 shares and Delta T 2,000,000 shares of Common stock) of the Company. For services during 2006 related to the design and initial construction work on the Sutton Facility they were paid approximately $7.5 million.

Suren and Ram Ajjarapu, former owners of Wahoo and Sutton, sold their interests in these companies to American in February 2006 and they became officers of American Ethanol. Both became significant founding shareholders of American, each owning 8.1 million shares of Common stock. On February 23, 2007 Ram Ajjarapu sold his interest in the Company to Siva Limited in accordance with agreements wherein E85 and Siva Limited purchased the Wahoo LLC and a one half interest in the Sutton LLC and American and Mr. Ajjarapu settled a legal action between the parties and Geneva Capital.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

11.  Foreign Currency Derivative Instruments.

The Company accounts for its hedging activities under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138 and SFAS No. 149. These standards require that all derivative instruments be reported in the consolidated financial statements at fair value. Changes in the fair value of derivatives are to be recorded each period in earnings or in the accompanying Consolidated Balance Sheets in “Accumulated Other Comprehensive Income” depending on the type of hedged transaction and whether the derivative is designated and effective as part of a hedged transaction. The Company has not designated any of its foreign currency forward contracts as hedges, and therefore all changes in fair value are recorded through the Statement of Operations.

At December 31, 2006, the Company had outstanding foreign currency forward contracts to buy approximately $1.22 million in Indian Rupees. These contracts must be settled at various times before March 31, 2007.

12.  Income Taxes.

The Company has an estimated net operating loss carryforward of approximately $6.5 million at December 31, 2006 to offset future taxable income. The net operating loss carryforward if not used, will expire in 2027. No deferred taxes have been recorded because of the uncertainty of future taxable income to be offset. Utilization of the net operating loss carryforwards may be subject to substantial annual limitations due to Internal Revenue Code changes or state limitations. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

The Company’s deferred tax assets, valuation allowance, and change in valuation allowances are as follows:

	Estimated NOL Carry- Forward	Tax Rate	Estimated NOL Carry-Forward	Valuation Allowance	Net Tax Benefit
Period ended December 31, 2006	$6,506,778	39.0%	$2,537,643	$(2,537,643)	$-

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

13.  Subsequent Events.

In addition to those events cited within Notes 4, 5, 8 and 10 to the consolidated financial statements, the following events have occurred subsequent to December 31, 2006.

The Company is continuing to offer its Series B Preferred Stock to qualified investors at $3 per share.

In January and February 2007 the Company cancelled orders for equipment and services included in prepaid expenses at December 31, 2006 and received a refund of previously advanced funds of $2,775,000 which has been credited to such account in 2007.

Timothy Morris, American Ethanol’s Chief Executive Officer and a member of its board of directors, resigned as an officer and director of American Ethanol effective February 28, 2007. Mr. Morris will be entitled to retain 1.2 million shares of American Ethanol Common Stock under his stock vesting program.

On January 17, 2007, American Ethanol, Inc. received a $5 million advance from E85, Inc., a Delaware corporation pursuant to a signed Memorandum of Understanding between the parties for the creation of a Joint Venture. E85, Inc. is an entity primarily owned by Mr. C. Sivasankaran, the founder and Chairman of Siva Limited.

In connection with the E85 and Siva Limited agreements described below, an affiliate of Siva Limited has agreed to purchase from Ram Ajjarapu all 8.1 million shares of Common Stock of American Ethanol held by Mr. Ajjarapu, a former officer and director of American Ethanol. American and E85 have created a joint venture to build and operate an ethanol plant in Sutton, Nebraska. The agreements that created the joint venture call for various equity contributions and agreements to be entered into on a specific timetable. As of May 31, 2007, American has sold its land in Sutton, Nebraska to E85 for approximately $2 million and E85 has contributed approximately $24 million to the Joint Venture for a 50% ownership interest. American has agreed to contribute approximately $34 million to the Joint Venture for a 50% ownership interest. As of May 31, 2007, American has not made any part of this contribution. Various other loans, contracts and requirements are in the agreement and are detailed below. As of May 31, 2007, none of these loans, contracts or requirements have been agreed to or executed except as noted above.

Subsequently, on March 1, 2007, American Ethanol entered into various agreements, including a Joint Development Agreement, with E85, Inc. The transactions caused no dilution to American Ethanol shareholders, and no shares or warrants were issued. Terms of the agreement included binding terms related to funding the expected $200 million construction of American Ethanol’s Sutton, Nebraska ethanol plant, as well as non-binding terms related to funding three additional ethanol plants.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

13.  Subsequent Events (contd.).

The American Ethanol agreements with E85 include the following terms:

1.
American Ethanol agreed to sell all of its interest in and to its wholly-owned subsidiary, Wahoo Ethanol, LLC, to E85 for the purchase price of $2 million. The use of the proceeds is not restricted by the agreement;

2.
American Ethanol, through its wholly-owned subsidiary Sutton Ethanol, LLC, is currently developing an ethanol production facility to be located near Sutton, Nebraska, which has a permitted production capacity of approximately 115 million gallons per year (the “Sutton Project”). E85 agreed to acquire a 50% membership interest in Sutton Ethanol, LLC for a total equity contribution of $58 million, of which $24 million was funded on March 26, 2007 and American Ethanol agreed to make an additional equity contribution to Sutton Ethanol, LLC of $34 million. American Ethanol will retain a 50% membership interest in Sutton Ethanol, LLC.

3.
In addition, American Ethanol will have the lead responsibility to negotiate, on behalf of Sutton Ethanol, LLC the terms and conditions of a turnkey, engineering, procurement and construction contract (“EPC Contract”) with a suitable qualified construction contractor (“Contractor”), which EPC Contract will have terms and conditions sufficient to allow the Sutton Project to obtain, on commercially reasonable terms, non-recourse construction and term loan financing in an amount of approximately $100,000,000 (the “Financing”), including, without limitation, a completion guarantee from the Contractor that will be backed by a performance bond. E85 will assist American Ethanol in such negotiations as reasonably requested by American Ethanol. In addition, American Ethanol shall have the lead responsibility to negotiate, on behalf of Sutton Ethanol, LLC, the terms and conditions of the Financing. E85 shall assist American Ethanol in such negotiations as reasonably requested by American Ethanol. As of May 31, 2007, the EPC Contract has not been obtained.

4.
E85 and American Ethanol agreed that American Ethanol will enter into a management agreement with Sutton Ethanol, LLC to manage the operation of the Sutton ethanol facility on such terms and conditions as are consistent with arms length management agreements for ethanol facilities of a similar type and size;

5.
E85 and American Ethanol agreed that American Ethanol or its biofuels marketing subsidiary will enter into an exclusive marketing agreement with Sutton Ethanol, LLC to market ethanol and any other products from the Sutton ethanol facility for a fee to American Ethanol of one percent (1.0%) of gross sales, and on such terms and conditions   as are consistent with arms length marketing agreements for ethanol facilities of a similar type and size. As of May 31, 2007, no management agreement or marketing agreement has been agreed upon by any parties.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

NOTES TO AUDITED FINANCIAL STATEMENTS

13.  Subsequent Events (contd.).
6.	The parties recited their intent to pursue the development and construction of three additional ethanol facilities on terms and conditions substantially similar to those for the Sutton Project.

In addition, American Ethanol, Inc. entered into the following credit facilities with Siva Limited, a Bermuda corporation, an affiliated entity of E85, Inc:
1.
Siva Limited agreed to loan American Ethanol up to $4.5 million for the purpose of investing in American Ethanol’s International Biofuels subsidiary for the continued construction of a 50 million gallon biodiesel facility. If the note is repaid prior to thirty days from the date of the advance, no interest will be due. If the note is not fully paid in that time period, interest shall accrue at the rate of 2.5% per month and the note shall mature 12 months from the date of closing. Interest is payable quarterly. The loan is secured by a pledge by American Ethanol of 6% of the membership units of Sutton Ethanol, LLC.

2.
Siva Limited agreed to loan American Ethanol $32 million for the purpose of funding American Ethanol’s remaining equity contribution to Sutton Ethanol, LLC. If the funds are borrowed, the loan will bear interest at the rate of 15% per annum, and will be due and payable on December 30, 2007. Interest is payable quarterly. The loan is secured by a pledge by American Ethanol of 35% of the membership units of Sutton Ethanol, LLC. American Ethanol is not obligated to borrow under this facility and at this time, no amount is outstanding.

In addition, Ram Ajjarapu and American Ethanol have agreed to settle outstanding litigation with Geneva Capital, releasing American Ethanol from any liability related to this litigation. In addition, American Ethanol shall receive a reimbursement of legal expenses in the amount of $200,000. The settlement and stock sale transaction are subject to final closing conditions being satisfied prior to February 28, 2007.

14.  Contingent Liabilities.

Geneva Capital Corp. (“Geneva”) has filed a complaint in U.S. District Court for the District of Southern New York against Wahoo Ethanol, LLC (“Wahoo”), Sutton Ethanol, LLC (“Sutton”), Ram Ajjarapu (“Aijarapu”) and American Ethanol, LLC (“American”). The complaint alleges Geneva entered into financial consulting agreements with Wahoo and Sutton or their predecessors in interest. The complaint claims that Wahoo and Sutton breached those agreements by, among other things, failing to pay consultant fees and by obtaining financing from other sources. The claims against American assert that American is the financial beneficiary of Wahoo and Sutton’s breach of agreement and that American somehow induced Wahoo and Sutton to breach the agreements. Geneva seeks damages of $10 million on various theories against all the parties. The original complaint was filed on or about May 31, 2006 and an amended complaint was filed on or about June 21, 2006. Wahoo, Sutton, Ajjarapu and American have responded by filing an answer to the amended complaint, and the case is now in the initial phase of discovery. Pursuant to the Unit Purchase Agreements between American and the original members of Wahoo and Sutton, the members have the obligation to indemnify American for any damages relating to this claim, including attorneys’ fees and costs.

In conjunction with the above agreement with E85 and Siva Limited, Ram Ajjarapu and American Ethanol have agreed to settle outstanding litigation with Geneva Capital, releasing American Ethanol from any liability related to this litigation. In addition, American Ethanol shall receive a reimbursement of legal expenses in the amount of $200,000. The settlement and stock sale transaction were finalized March 1, 2007.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

In the opinion of management of American Ethanol, Inc., the accompanying unaudited financial statements include all adjustments necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented (subject to year end adjustments). Certain information and note disclosures normally included in audited financial statements prepared in accordance with accounting principles generally accepted in the U.S. have been omitted; however, Management believes that the disclosures made are adequate to make the information presented not misleading.

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2007	December 31, 2006
Assets	(Restated)
Current assets:
Cash	$6,555,846	$1,213,134
Accounts Receivable	-	-
Prepaid expenses	90,000	348,869
Other Current Assets	285,908	-
Total current assets	6,931,754	1,562,003

Property, Plant and Equipment, net	17,361,690	14,727,918
Other assets	2,122,165	1,073,872
Total assets	$26,415,609	$17,363,793

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$358,333	$528,800
Short term borrowings (related party)	-	1,250,000
Unrealized losses on foreign currency forward contracts	-	46,820
Current portion of long term debt	-	35,714
Minority partner investment in JV	56,696	-
Other	131,908	-
Total liabilities	546,937	1,861,334

Long term debt	33,866	205,357

Stockholders' equity:
Common Stock - outstanding 74,115,000 at September 30, 2007 and 74,710,000 at December 31, 2006 at $.001 par value	74,115	74,710
Series A Preferred Stock - 4,999,999 shares at September 30, 2007 and December 31, 2006 at $.001 par value	5,000	5,000
Series B Preferred Stock - outstanding 6,487,491 shares September 30, 2007 and 2,828,996 shares at December 31, 2006 at $.001 par value	6,487	2,828
Additional Paid-in Capital	33,312,990	21,972,363
Deficit accumulated during the development stage	(9,153,061)	(6,951,198)
Accumulated Other Comprehensive income	1,589,275	193,399
Total shareholders' equity	25,834,806	15,297,102

Total liabilities and shareholders' equity	$26,415,609	$17,363,793

 The accompanying notes are an integral part of the financial statements

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the nine months ended		For the three months ended		Period from November 29, 2005 (Date of Inception) to
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006	September 30, 2007
	(Restated)		(Restated)

Sales	$-	$-	$-	$-	$744,450

Cost of Goods Sold	-	-	-	-	735,000

Gross Profit	-	-	-	-	9,450

General and Administrative Expenses	12,002,375	5,564,970	8,612,241	1,952,901	18,166,099

Operating Loss	(12,002,375)	(5,564,970)	(8,612,241)	(1,952,901)	(18,156,099)

Other Income
Interest income net of expense	20,259		69,150		20,259
Other income net of expenses	154,796		138,036		154,796
Gain from sale of subsidiary	9,061,141	-	8,206,446	-	9,061,141
Gain on foreign currency exchange	544,775	-	492,659	-	544,775
Income related to 50/50 joint venture	67,670	116,466	(87,866)	13,396	199,683
Unrealized losses on foreign currency forward contracts	-	-	-	-	(46,820)

Income (loss) before income taxes	(2,153,734)	(5,448,504)	206,184	(1,939,505)	(8,222,815)

Income Taxes	(48,129)	-	(48,129)	-	(48,129)

Net Income (loss)	$(2,201,863)	$(5,448,504)	$158,055	$(1,939,505)	$(8,270,944)

The accompanying notes are an integral part of the financial statements

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the nine months ended		Period from November 29, 2005 (date of Inception) to
	September 30, 2007	September 30, 2006	September 30, 2007
	(Restated)
Operating activities:
Net loss	$(2,201,863)	$(5,448,504)	$(8,270,944)
Adjustments to reconcile Net loss to
Net cash used in operating activities:
Stock based compensation	862,537	341,530	1,225,997
Expired land options	248,340	-	248,340
Amortization and Depreciation	33,437	-	33,437
Gain on sale of subsidiary	(881,481)	-	(881,481)
Loss on impairment of assets	5,114,236	-	5,114,236
Gain on dissolution of joint venture	(8,206,446)	-	(8,206,446)

Changes in assets and liabilities:
Accounts receivable	-	(4,616)	-
Prepaid expenses	258,869	(348,546)	(90,000)
Other assets	(1,019,064)	-	(1,019,064)
Accounts payable	(170,469)	100,523	358,331
Other Liabilities	85,087	(361,000)	131,907
Net cash used in operating activities	(5,876,817)	(5,720,613)	(11,355,687)

Investing activities:		-
Purchase of property, plant and equipment	(10,459,960)	(14,493,241)	(25,187,8780
Refund of property expenditures	2,775,000	-	2,775,000
Sale of Wahoo facility	2,000,000	-	2,000,000
Return of assets from dissolution of joint venture	8,206,446	-	8,206,446
Purchase of Marwich II, Ltd., net of losses	-	-	(662,406)
Exchange rate gain	-	-	(193,399)
Additions to other assets	-	-	(1,073,872)

Net cash provided by (used in) investing activities	2,521,486	(14,493,241)	(14,136,109)

Financing activities:
(Payments of) proceeds from short term borrowings	(1,250,000)	250,000	250,000
(Payments of) proceeds from long term borrowings	(218,311)	-	(227,240)
Forfeited stocks	200	-	200
Refund of Investment	(90,000)	-	(90,000)
Cash from legal settlement	200,000	-	200,000
Proceeds from sale of preferred stock, net of offering costs	10,056,154	21,205,047	31,914,682
Net cash provided by financing activities	8,698,043	21,455,047	32,047,642
Net cash increase for period	5,342,712	1,241,193	6,555,846
Cash at beginning of period	1,213,134	4,170	-
Cash at end of period	6,555,846	1,245,363	6,555,846

The accompanying notes are an integral part of the financial statements

AMERICAN ETHANOL, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(unaudited)
	Members’ Units		Common Stock (2)		Series A Preferred Stock (1)		Series B Preferred Stock		Paid-in Capital in Excess of Par	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Units	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars
Balance, November 29, 2005 (date of Inception)	-	$-	-	$-	-	$-	-	$-	$-	$-	$-	$-
Sale of members’ units during 2005	53,320,000	4,170	-	-	-	-	-	-	-	-	-	4,170
Balance, December 31, 2005	53,320,000	4,170	-	-	-	-	-	-	-	-	-	4,170
Conversion of units to common shares	(53,320,000)	(4,170)	53,320,000	53,320	-	-	-	-	(49,150)	-	-	-
Sale and grant of founder’s shares to advisor's and strategic partners			12,692,000	12,692	-	-	-	-	26,038	-	-	38,730
Sale of founder's shares to executives			4,400,000	4,400	-	-	-	-	6,600	-	-	11,000
Shares issued for acquisitions			3,752,000	3,752	-	-	-	-	484,248	-	-	488,000
Shares issued to an outside director			200,000	200	-	-	-	-	25,800	-	-	26,000
Shares issued to an employee			160,000	160	-	-	-	-	20,640	-	-	20,800
Sale of Preferred Series A convertible stock net of issuance expenses			-	-	4,999,999	5,000	-	-	14,110,719	-	-	14,115,719
Loss on purchase of subsidiaries			-	-	-	-	-	-	-	(882,117)	-	(882,117)
Shares issued to a director and advisors			186,000	186	-	-	-	-	278,814	-	-	279,000
Sale of Preferred Series B convertible stock net of issuance expenses			-	-	-	-	2,828,996	2,828	7,693,401	-	-	7,696,229
Compensation expense related to options issued to employees			-	-	-	-	-	-	37,659	-	-	37,659
Purchase of shares in Marwich II, Ltd. net of acquired losses for current year			-	-	-	-	-	-	(662,406)	-	-	(662,406)
Net loss from start up operations			-	-	-	-	-	-	-	(6,069,081)	-	(6,069,081)
Accumulated other comprehensive income			-	-	-	-	-	-	-	-	193,399	193,399
Balance at December 31, 2006	-	$-	74,710,000	$74,710	4,999,999	$5,000	2,828,996	$2,828	$21,972,363	$(6,951,198)	$193,399	$15,297,102
Sale of Series B preferred net of offering costs $1,009,331							3,688,495	3,689	10,052,465			10,056,154
Forfeited shares of former employee			(800,000)	(800)					800			-
Additional Paid in Capital from Settlement									200,000			200,000
Shares issued to consultant as compensation			5,000	5					14,995
Stock based compensation (Restated)									862,537			862,537
Refund of Investment							(30,000)	(30)	(89,970)			(90,000)
Shares issued in connection with business combination			200,000	200					299,800			300,000
Foreign currency translation adjustment											1,395,876	1,395,876
Net loss from start up operations (Restated)										(2,201,863)		(2,201,863)

Balance at September 30, 2007 (Restated)			74,115,000	$74,115	4,999,999	$5,000	6,487,491	$6,487	$33,312,990	$(9,153,061)	$1,589,275	$25,834,806

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

1. Nature of Activities and Summary of Significant Accounting Policies.

The consolidated balance sheet at September 30, 2007, the related consolidated statements of operations for the nine months ended September 30, 2007 and 2006, and the consolidated statements of cash flows for the nine months ended September 30, 2007 and 2006, have been prepared by American Ethanol, Inc. (the “Company”) without audit. Certain accounts have been restated to correct the accounting for stock based compensation and acquisitions for three and nine months ended September 30, 2007. See discussion of restatement in Footnote 2. In the opinion of management, adjustments, all of a normal and recurring nature, necessary to present fairly the financial position and the results of operations and cash flows for the aforementioned periods, have been made.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in conformity with U.S. generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended December 31, 2006.

Nature of Activities. These consolidated financial statements include the accounts of American Ethanol, Inc., a Nevada corporation, and its wholly owned subsidiaries, Sutton Ethanol, LLC (“Sutton”), a Nebraska limited liability company, Illinois Valley Ethanol, LLC (“Illinois Valley”), an Illinois limited liability company, International Biodiesel, Inc., a Nevada corporation and its subsidiaries International Biofuels, Ltd a Mauritius corporation and its subsidiary Universal Biofuels Private Ltd, an India company, Danville Ethanol LLC, an Illinois limited liability company, Energy Enzymes LLC, a Delaware limited liability company and its approximately 88.3% owned subsidiary, Marwich II, Ltd. (“Marwich”), a Colorado corporation. Marwich’s fiscal year is January 31, 2007. The results of Marwich have been consolidated based on the nine months ended September 30, 2007.

The Company’s purpose is to develop, acquire, construct, operate and sell fuel grade ethanol and biodiesel from ethanol and biodiesel production facilities primarily located in the Midwestern United States and India. The Company is a development stage company and as such, does not expect to generate any meaningful revenue until its plants are completely constructed and operational, or operational plants have been acquired. During the past year and a half the Company has engaged in fund raising through the sale of stock, purchased or acquired options to purchase land for development of ethanol plants in the United States, begun construction of a biodiesel manufacturing facility in Kakinada, India through a joint venture between International Biodiesel, Inc., its wholly owned subsidiary Universal Biofuels Private, Ltd., a Mauritius corporation and Acalmar, an India corporation and started ground work for an ethanol facility in Sutton, Nebraska.

American Ethanol, Inc. was originally formed in California on September 12, 2001 as Great Valley Ventures LLC, however, no operating agreement was adopted and no capital was contributed until November 29, 2005. Between September 2001 and November 2005 the Company had no operations and engaged in no activities. From November 2005 through December 2005, the Company commenced development activities with the addition of key advisors, management, and additional founding shareholders. On January 12, 2006, the company was renamed American Ethanol, LLC. On February 23, 2006, American Ethanol, LLC merged into American Ethanol, Inc., a Nevada corporation. After January 12, 2006, the Company began acquiring existing companies, land and land options for the development of ethanol plants in the Midwestern United States and developing a business plan to become a producer and marketer of fuel grade ethanol.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

1. Nature of Activities and Summary of Significant Accounting Policies (contd.)

On June 23, 2006, the Company acquired 88.3% of the outstanding common stock of Marwich pursuant to a stock purchase agreement between the Company and the principal shareholders of Marwich. Marwich is a shell company, whose shares are traded on the OTC Bulletin Board and has no current operations. Also on June 23, 2006, the Company and Marwich entered into an Agreement and Plan of Merger pursuant to which the Company would merge with and into Marwich and (i) each issued and outstanding share of American Common Stock (including Common Stock issued upon conversion of American Series A Preferred Stock, which will automatically convert into Common Stock immediately prior to the closing of the Merger) and Series B Preferred Stock (also convertible into common stock at the holders discretion) will be converted into Series B Preferred Stock, respectively, of Marwich, and (ii) each issued and outstanding warrant and/or option exercisable for common stock of American will be assumed and converted into a warrant and/or option exercisable for common stock of Marwich.

On July 19, 2007, Marwich, Marwich II, Ltd., a Nevada corporation (“Marwich-Nevada”), AE Biofuels, Inc., a Nevada corporation and wholly owned subsidiary of Marwich-Nevada (“Merger Sub”), and the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”). The Amended Merger Agreement superseded the Agreement and Plan of Merger entered into on June 23, 2006, added Marwich Nevada and Merger Sub as parties to the agreement and further amends the former agreement to (i) amend Article II to provide that Merger Sub will merge with and into the Company with the Company being the surviving corporation; (ii) provide that the name of Marwich-Nevada be changed to AE Biofuels, Inc. effective upon the consummation of the merger; (iii) add a covenant that Marwich-Nevada will authorize a new series of Series B Convertible Preferred with rights, preferences and privileges substantially similar to the rights, preferences and privileges of the Company’s Series B Preferred (the “Marwich-Nevada Series B Preferred”); (iv) amend Article III to provide that (a) each issued and outstanding share of the Company’s common stock (including shares of the Company’s Series A Preferred Stock, which will automatically convert into common on the Effective Date of the merger) will be automatically canceled and converted into the right to receive one share of Marwich-Nevada common stock; (b) each issued and outstanding share of the Company’s Series B Preferred will be automatically canceled and converted into the right to receive one share of Marwich-Nevada Series B Preferred; and (c) and each issued and outstanding Company option and warrant will be assumed by Marwich-Nevada and become an option or warrant to purchase Marwich-Nevada’s common stock or Marwich-Nevada Series B Preferred as applicable on the same terms and conditions; and (v) add as a condition to the Company’s obligation to complete the Merger that the Reincorporation be completed.

The Merger is subject to the approval of both the Company’s and Marwich’s shareholders and certain other conditions. Upon the effectiveness of the Merger, Marwich will change its name to AE Biofuels, Inc. See “Subsequent Events” footnote later in this report.

Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries. All material inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could different from those estimates.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

1. Nature of Activities and Summary of Significant Accounting Policies (contd.)

Revenue recognition. The Company recognizes revenue when products are shipped and services are rendered, the price is fixed or determinable and collection is reasonably assured.

Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property, Plant and Equipment. Property, plant and equipment are carried at cost less accumulated depreciation after assets are placed in service and are comprised primarily of land acquired for development of production facilities, and its joint venture biodiesel facility in India. Intangible assets are carried at initial fair value less accumulated amortization over the estimated useful life.

In January and February 2007 the Company canceled orders for equipment and services included in Property, Plant and Equipment at December 31, 2006 and received a refund of previously advanced funds of $2.775 million, which was been credited to such account in the nine months ended September 30, 2007.

Other Assets. Other assets are comprised of options obtained for the purpose of acquiring land for the development of production facilities.

Income Taxes. The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company has had limited revenues to date and has operated at a loss through September 30, 2007. As of the Balance Sheet date the estimated income tax benefit from net operating loss carry forward has been fully reserved since the Company is in the development stage and there can be no assurance that such operating losses will be utilized in the future.

Stock splits. On February 28, 2006 and on May 18, 2006, the Company’s Board of Directors declared a two-for-one stock split. All share amounts have been retroactively adjusted to reflect the stock splits.

Organizational and Start Up Costs. The Company expenses all organizational and start up costs as they are incurred.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

1. Nature of Activities and Summary of Significant Accounting Policies (contd.)

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which prescribes a recognition threshold and measurement process for recording in the financial statements, uncertain tax positions taken or expected to be taken in a tax return. In addition, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The Company adopted FIN 48 effective January 1, 2007 and through September 30, 2007 has recorded no impact of FIN 48 on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which revises and replaces SFAS No. 123, “Accounting for Stock-Based Payments” (“SFAS No. 123”) and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS No. 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value based method and the recording of such expense in its consolidated statements of operations. The pro forma disclosures previously permitted under SFAS No. 123 is no longer an alternative to financial statement recognition. The provisions for SFAS No. 123R are effective for the first interim or annual reporting period beginning after June 15, 2005. The Company adopted SFAS No. 123R on January 1, 2006 and its consolidated financial statements were not significantly impacted.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. FASB Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Specifically, it sets forth a definition of fair value, and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. The provisions of FASB Statement No. 157 are generally required to be applied on a prospective basis, except to certain financial instruments accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, for which the provisions of FASB Statement No. 157 should be applied retrospectively. On November 16, 2007 the FASB partially delayed the implementation of SFAS No. 157. The delay pertains to non-financial assets and liabilities being disclosed at Fair Value, measuring of fair values of liabilities at exit prices and the applicability of disclosure requirements to retirement plan assets. The effective date of these items will be for financial statements issued subsequent to November 15, 2008. The Company is currently evaluating the requirements of SFAS No. 157.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115, which provides all entities, including not-for-profit organizations, with an option to report selected financial assets and liabilities at fair value. The Company will adopt FASB Statement No. 159 in the first quarter of 2008 and is evaluating the effect, if any, on its financial position or results of operations.

2. Restatement

This current report on Form 8-K/A filing amends the December 13, 2007 Form 8-K filing to make certain accounting and disclosure adjustments to restate the statement of operations for the three and nine months ended September 30, 2007, the balance sheet as of September 30, 2007 and statement of cash flows for the nine months ended September 30, 2007. This current report on Form 8-K/A filing specifically makes the following adjustments:

•	Presents the financial statements as those of a development stage entity with the required inception to date financial data in the statements of operations, cash flows and stockholders’ equity
•
Reduces stock based compensation expense by $86,542 and $779,843 for the three and nine months ended September 30, 2007, respectively, for the value of private placement warrants issued to placement agents that were improperly expensed as stock compensation and accordingly also reduces additional paid in capital by $779,843. The proper accounting for the private placements warrants, which are classified as equity instruments, is to effectively net the value against the offering proceeds, resulting in an offsetting increase and decrease in additional paid-in-capital and no net accounting effects.

•
Adjust the carrying value of an acquired customer list from $600,000 to $300,000 to properly reflect that a portion of the purchase price was determined to be compensation expense, which will be recorded over a two-year vesting period specified in the purchase agreement. The effect of this correction was to reduce the value of the customer list by $300,000 and reduce additional paid-in capital by $300,000.

•
Make certain corrections to the statement of cash flows to properly reflect the restated amounts, correct classification errors and to bring the presentation and disclosure of the interim statement into alignment with the December 31, 2007 financial statement presentation.

Consolidated Balance Sheet

	Original Form 8-K	Adjustments	As restated in June 2008 Form 8-K/A
As of September 30, 2007
Other Assets	$2,422,165	$(300,000)	$2,122,165
Additional paid in capital	34,392,833	(1,079,843)	33,312,990

Deficit accumulated during development stage	$(9,932,903)	$779,843	$(9,153,061)

Consolidated Statement of Operations

			As restated in
	Previously		June 2008
	Reported	Adjustments	Form 8-K/A
For the nine months ended September 30, 2007
General and Administrative Expenses	$12,782,218	$(779,843)	$12,002,375

Net Loss	$(2,981,706)	$779,843	$(2,201,863)

For the three months ended September 30, 2007
General and Administrative Expenses	$8,698,783	$(86,542)	$8,612,241

Net Income (Loss)	$71,513	$86,542	$158,055

Consolidated Statement of Cash Flows

	Original Form 8-K	Adjustments	As restated in June 2008 Form 8-K/A
For the nine months ended September 30, 2007
Net Loss	$(2,981,706)	$779,843	$(2,201,863)
Stock based compensation	1,659,963	(797,426)	862,537
Expired land options	322,500	(74,160)	248,340
Amortization and Depreciation	33,333	104	33,437
Gain on dissolution of joint venture	-	(8,206,446)	(8,206,446)
Gain on foreign contracts	(46,820)	46,820	-
Other assets	(1,319,064)	300,000	(1,019,064)
Other liabilities	131,907	(46,820)	85,087
Net cash provided by (used in) operating activities	$2,121,268	$(7,998,085)	$(5,876,817)
Purchase of property, plant and equipment	(10,486,715)	26,755	(10,459,960)
Return of assets from dissolution of joint venture	-	8,206,446	8,206,446
Investment in Subsidiaries	(600,000)	600,000	-
Additions to other assets and intangibles	(70,970)	70,970	-
Net cash provided by (used in) investing activities	$(6,382,685)	$8,904,171	$2,521,486
(Payments of) proceeds from long term borrowings	33,868	(252,179)	(218,311)
Investment in subsidiary	599,800	(599,800)	-
Additional paid in capital	200,000	(200,000)	-
Cash from legal settlement	-	200,000	200,000
Minority interest in operating subsidiary	56,696	(56,696)	-
Refund of investment	-	(90,000)	(90,000)
Proceeds from sale of preferred stock, net of offering cots	9,963,565	92,589	10,056,154
Net cash provided by financing actitivies	$9,604,129	$(906,086)	$8,698,043

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Original Form 8-K	Adjustments	As restated in June 2008 Form 8-K/A
Paid in Capital in excess of Par
Sale of Series B, net of offering costs	10,052,765	(300)	10,052,465
Stock based compensation	1,642,080	(779,543)	862,537
Shares issued in connection with business combination	599,800	(300,000)	299,800
Balance at September 30, 2007	$34,392,833	$(1,079,843)	$33,312,990

Accumulated Deficit
Balance at December 31, 2006	(6,951,197)	(1)	(6,951,198)
Net loss	(2,981,706)	779,843	(2,201,863)
Balance at September 30, 2007	$(9,932,903)	$779,842	$(9,153,061)

Total
Sale of Series B, net of offering costs	10,056,454	(300)	10,056,154
Stock based compensation	1,642,080	(779,543)	862,537
Shares issued in connection with business combination	600,000	(300,000)	300,000
Net loss	(2,981,706)	779,843	(2,201,863)
Balance at September 30, 2007	$26,134,806	$(300,000)	$25,834,806

3. Ability to Continue as a Going Concern.

The accompanying financial statements have been prepared on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced losses and negative cash flow since inception and currently has an accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on several factors.

The Company has had minimal revenues and has incurred losses due to start up costs from inception through September 30, 2007. The Company has raised approximately $34.2 million dollars to date through the sale of equity. An additional $2 million of cash has been generated through the sale of its subsidiary, Wahoo Ethanol, LLC, with an additional $8 million through the dissolution of the Sutton Ethanol Joint venture. The Company will have to raise significantly more capital and secure a significant amount of debt to complete its business plan. In addition, the recent increase in feedstock prices decreases the margin available to ethanol and biodiesel producers on each gallon produced. The Company has no ethanol or biodiesel plants in operation as of September 30, 2007. Management plans to complete its biodiesel facility in India and begin importing biodiesel for sale in the U.S. during the fourth quarter 2007. Although the biodiesel plant will provide some cash flow it will be insufficient to allow development of the ethanol facilities noted above.

Management believes that it will be able to raise additional capital through equity offerings. Should the Company not be able to raise enough equity it may be forced to sell proposed plant sites to other ethanol producers. The value of these properties is such that the sale of one or more sites will provide sufficient cash to fund the development stage activities described above and to raise the capital needed to build other sites. The Company’s goal is to complete the merger with Marwich during the fourth quarter 2007 and then possibly seek to raise funds through the public market.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

4. Property, Plant and Equipment.

Property, Plant and Equipment consist of the following:

	September 30, 2007	December 31, 2006
Land	$2,917,400	$1,956,995
Furniture and Fixtures	30,617	-0-
Construction in Progress	14,413,777	12,770,923
Total gross property, plant & equipment	17,361,794	14,727,918
Less accumulated depreciation	(104)	-0-
Total net property, plant & equipment	$17,361,690	$14,727,918

For the nine months ended September 30, 2007, the Company recorded $104 in depreciation. Since the Company did not have any equipment in service during 2006, no depreciation expense was recorded for this period. The company determined that certain construction in progress costs associated with the repurchase of assets from the Sutton Joint Venture were impaired and an amount of $5,114,236 was recognized as a loss on impairment.

As of September 30, 2007, the Company paid approximately $15.28 million of the Company’s $15.5 million obligation to its subsidiary International Biofuels, Inc.

5. Other Assets.

Other assets consists of payments for land options for possible future ethanol plants, Web domain names purchased by the Company, purchased customer lists, prepaid expenses, deposits and prepayments to the minority interest holder in the India JV for future lease payments to the minority holders’ palm oil refinery.

	September 30, 2007	December 31, 2006
	(Restated)
Current
Land options	$267,160	$-0-
Interest Receivable	18,748	-0-
	$285,908	$-0-
Long Term
Land options	$-0-	$515,500
Intangible Assets, net of amortization	266,667	-0-
Domain names	46,098	28,000
Deposits	75,000	-0-
Contract lease prepayments for India JV	1,734,400	530,372
	$2,122,165	$1,073,872

For the nine months ended September 30, 2007, the Company recorded $33,333 of amortization. No amortization was recorded during 2006.

6. Other Liabilities.

Other liabilities consist of accrued bonuses for executive management per employment contracts and accrued interest on the related party short-term borrowings for the period.

	September 30, 2007	December 31, 2006
Accrued compensation	$92,677	$-
Accrued accounting fees	25,000	-
Other	14,231
	$131,908	$-

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

7. Debt.

Short-term borrowings. On November 16, 2006, the Company entered into a short-term loan agreement with one of its directors pursuant to which the Company borrowed $1 million at 10% interest per annum for a period of nine months or until funds are raised through a private placement is sufficient to pay the loan amount. On December 28, 2006 the Company borrowed an additional $250,000 under the same terms and conditions from the same director. As of September 30, 2007, the Company owes nothing under this agreement.

8. Shareholder Equity.

Shareholder equity consists of 400,000,000 authorized shares of common stock, $.001 par value, of which 74,115,000 shares were issued and outstanding at September 30, 2007, and 65,000,000 million shares of preferred stock, $.001 par value per share, of which 5,000,000 shares have been designated as Series A Preferred Stock of which 4,999,999 shares are issued and outstanding at September 30, 2007 and 40,000,000 shares have been designated as Series B Preferred Stock, of which 6,487,491 and 2,828,996 shares were issued and outstanding at September 30, 2007 and December 31, 2006, respectively.

Common Stock. In 2006, the Company issued a total of 74,710,000 shares of its common stock to officers, directors, employees, consultants and advisors. During the nine months ended September 30, 2007, the Company reacquired 800,000 shares from its former CEO (under the terms of its repurchase agreement) upon his voluntary termination, issued 5,000 shares to an employee, and issued 200,000 for the purchase of Biofuels Marketing, Inc. There are 74,115,000 shares outstanding at September 30, 2007.

Series A Preferred Stock. In February and March 2006, the Company sold 4,999,999 shares of Series A Preferred Stock at the per share price of $3.00. In conjunction with the offering, the Company issued warrants exercisable for 400,000 shares of Series A Preferred Stock at an exercise price of $3.00 per share to Chadbourn Securities, the Company’s Placement Agent.

Series B Preferred Stock . From August 15, 2006 through December 31, 2006, the Company sold 2,828,996 shares of Series B Preferred Stock at the per share price of $3.00. In conjunction with the offering, in 2006, the Company issued warrants exercisable for 226,320 shares of Series B Preferred Stock to the Company’s Placement Agent. During the nine months ended September 30, 2007, the Company sold an additional 3,688,495 shares of Series B Preferred Stock at the per share price of $3.00 and issued warrants exercisable for an additional 460,195 shares of the Company’s Series B Preferred Stock at an exercise price of $3.00 per share to its Placement Agent.

Terms of Preferred Stock. Holders of Series A and Series B Preferred Stock (1) have liquidation preferences over holders of common stock, and (2) are entitled to receive noncumulative dividends, when, as and if declared by the Board of Directors, equal to 5% of the original purchase price payable in preference and priority to any declaration and payment of any dividend on common stock.

The Series A and Series B Preferred Stock vote together with the common stock and not as a separate class on all matters put before the shareholders. Each share of Series A and Series B Preferred Stock has a number of votes equal to the number of shares of common stock then issuable upon conversion.

The holders of Series A and Series B Preferred Stock have the right to convert their shares at any time into shares of common stock at the then current conversion rate. The conversion rate for the Series A Preferred is two shares of common for each share of Series A Preferred and the conversion rate for the Series B Preferred is one share of common for each share of Series B Preferred. The conversion rate is subject to adjustment for any stock splits, combinations, reclassifications or reorganizations. The Series A Preferred Stock automatically converts to common stock, at the then applicable conversion rate, on the earlier of (i) such time as the twenty consecutive trading days’ average closing sales price of the Company’s common stock is greater than 400% of the conversion price or (ii) the closing of an initial public offering or Reverse Merger. The Series B Preferred Stock automatically converts to common stock, at the then applicable conversion rate at such time as the Registration Statement covering the resale of the shares of common stock issuable upon the conversion of the Preferred Stock is declared effective.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

8. Shareholder Equity (contd.).

Warrants. On July 17, 2007, we issued 1,200,000 revocable warrants to Thames Advisory, Ltd. and paid $200,000 in consulting fees in exchange for raising a $200 million debt facility. The warrants are earned on the percentage of the offering that is successfully raised before June 30, 2008.

Placement Agent Fees and Warrants.. As compensation for the Placement Agent’s services, the Company will pay and issue the Placement Agent and their affiliates and finders: (1) a sales commission representing 7% of the gross proceeds; (2) an unallocated expense reimbursement of 1% of the gross proceeds; and (3) Warrants to purchase a number of shares of our Common Stock representing up to 8% of the shares of Series A and Series B Preferred Stock sold, at a price of $1.50 and $3.00 per Share respectively. The warrants are exercisable for a period of seven years from the date of issuance, have a net exercise provision and are transferable. The shares of the Company’s common stock issuable upon exercise of the warrants must be included in any Registration Statement filed by the Company with the Securities and Exchange Commission. Further, subject to certain conditions, the Company has indemnified the Placement Agents and affiliated broker-dealers against certain civil liabilities, including liabilities under the Securities Act.

The warrants are considered equity instruments and were accounted for based on their fair value at the date of grant using the Black-Scholes pricing model. The fair value calculated for all placement warrants issued was charged to equity at the date of grant.

Two members of American’s Board of Directors and significant shareholders of the Company are registered representatives of the Placement Agent. Both are expected to receive a portion of the compensation paid to the Placement Agent in connection with placement agent services, if any such services are provided to American Ethanol related to these offerings.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

8. Shareholder Equity (contd.).

Valuation and Expense Information under SFAS 123(R)

The weighted-average fair value calculations for options granted within the period are based on the following weighted average assumptions:

	Nine Months Ended September 30,
	2007	2006

Risk-free interest rate	5.00%	5.00%
Expected volatility	61.9%	53.6%
Expected life (years)	5.0	5.0

The Company incurred stock compensation expense of $862,537 (restated) and $341,530 in the periods ended September 30, 2007 and 2006, respectively, for options granted to our general & administrative employee and consultants. Therefore all stock option expense was classified as general and administrative expense.

During the quarter, an employee of the company who participated in the stock option program resigned. As part of this transaction, he forfeited 25,000 of his option shares. The company will now account for the compensation expense of his remaining 25,000 options as a liability and revalue it on a quarterly basis. The former employee has 4 years to exercise the remaining options, and the aforementioned liability ($33,866) is presented in the long term liability section of the balance sheet.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

9. Revenue.

The Company had no sales during the nine months ended September 30, 2007 and only one sale during fiscal 2006. In that sale the Company purchased $735,000 worth of biodiesel from a supplier and resold it to its customer for $744,000.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

10. Acquisitions, Divestitures and Joint Ventures.

Private Company Acquisitions. On February 1, 2006 American acquired all of the membership interests in three development stage companies: Wahoo Ethanol LLC, Sutton Ethanol LLC and Illinois Valley Ethanol LLC in exchange for an aggregate of 3,752,000 shares valued at $488,000 of American Common Stock. The transaction was accounted for as a dividend to stockholders. Wahoo and Sutton were 100% owned by two individuals who also owned 25.5% of the original founder’s common stock of American. As a part of the purchase of Wahoo and Sutton, American paid these two individuals $400,000 which represents their capital contributions to these companies. The founders of these two companies subsequently became the President and Executive Vice President of American. Subsequent to the purchase of Wahoo, American settled a preacquisition outstanding claim by one of Wahoo’s former advisors for $133,000. This settlement was paid by American Ethanol.

On January 17, 2007, American Ethanol, Inc. received a $5 million advance from E85, Inc., a Delaware corporation pursuant to a signed Memorandum of Understanding between the parties. E85, Inc. is an entity primarily owned by Mr. C. Sivasankaran, the founder and Chairman of Siva Limited, Sterling Infotech, and other businesses.

Subsequently, on March 1, 2007, American Ethanol entered into various agreements, including a Joint Development Agreement, with E85, Inc. The transactions caused no dilution to American Ethanol shareholders, and no shares or warrants were issued. Terms of the agreement included binding terms related to funding the expected $200 million construction of American Ethanol’s Sutton, Nebraska ethanol plant, as well as non-binding terms related to funding three additional ethanol plants.

The American Ethanol agreements with E85 include the following terms:

∑	American Ethanol agreed to sell all of its interest in and to its wholly-owned subsidiary, Wahoo Ethanol, LLC, to E85 for the purchase price of $2 million;

∑
American Ethanol, through its wholly owned subsidiary Sutton Ethanol, LLC, is currently developing an ethanol production facility to be located near Sutton, Nebraska, which has a permitted production capacity of approximately 115 million gallons per year (the "Sutton Project"). E85 agreed to acquire a 50% membership interest in Sutton Ethanol, LLC for a total equity contribution of $58 million, of which $24 million was funded on March 26, 2007 and American Ethanol agreed to make an additional equity contribution to Sutton Ethanol, LLC of $34 million. American Ethanol will retain a 50% membership interest in Sutton Ethanol, LLC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

10. Acquisitions, Divestitures and Joint Ventures (contd.).

∑
In addition, American Ethanol will have the lead responsibility to negotiate, on behalf of Sutton Ethanol, LLC the terms and conditions of a turnkey, engineering, procurement and construction contract ("EPC Contract") with a suitable qualified construction contractor ("Contractor"), which EPC Contract will have terms and conditions sufficient to allow the Sutton Project to obtain, on commercially reasonable terms, non-recourse construction and term loan financing in an amount of approximately $100,000,000 (the "Financing"), including, without limitation, a completion guarantee from the Contractor that will be backed by a performance bond. E85 will assist American Ethanol in such negotiations as reasonably requested by American Ethanol. In addition, American Ethanol shall have the lead responsibility to negotiate, on behalf of Sutton Ethanol, LLC, the terms and conditions of the Financing. E85 shall assist American Ethanol in such negotiations as reasonably requested by American Ethanol.

∑
E85 and American Ethanol agreed that American Ethanol will enter into a management agreement with Sutton Ethanol, LLC to manage the operation of the Sutton ethanol facility on such terms and conditions as are consistent with arms length management agreements for ethanol facilities of a similar type and size.

∑
E85 and American Ethanol agreed that American Ethanol or its biofuels marketing subsidiary will enter into an exclusive marketing agreement with Sutton Ethanol, LLC to market ethanol and any other products from the Sutton ethanol facility for a fee to American Ethanol of one percent (1.0%) of gross sales, and on such terms and conditions as are consistent with arms length marketing agreements for ethanol facilities of a similar type and size; and

∑	The parties recited their intent to pursue the development and construction of three additional ethanol facilities on terms and conditions substantially similar to those for the Sutton Project.

∑	In addition, American Ethanol, Inc. entered into the following credit facilities with Siva Limited, a Bermuda corporation, an affiliated entity of E85, Inc:

∑
Siva Limited agreed to loan American Ethanol up to $4.5 million for the purpose of investing in American Ethanol’s International Biofuels subsidiary for the continued construction of a 50 million gallon biodiesel facility. If the note is repaid prior to thirty days from the date of the advance, no interest will be due. If the note is not fully paid in that time period, interest shall accrue at the rate of 2.5% per month and the note shall mature 12 months from the date of closing. Interest is payable quarterly. The loan is secured by a pledge by American Ethanol of 6% of the membership units of Sutton Ethanol, LLC

∑
Siva Limited agreed to loan American Ethanol $32 million for the purpose of funding American Ethanol’s remaining equity contribution to Sutton Ethanol, LLC. If the funds are borrowed, the loan will bear interest at the rate of 15% per annum, and will be due and payable on December 30, 2007. Interest is payable quarterly. The loan is secured by a pledge by American Ethanol of 35% of the membership units of Sutton Ethanol, LLC. American Ethanol is not obligated to borrow under this facility and at this time, no amount is outstanding.

In connection with the agreements with E85 and Siva Limited described above, an affiliate of Siva Limited purchased from Janikiram Ajjarapu all 8.1 million shares of common stock of American Ethanol held by Mr. Ajjarapu, a former officer and director of American Ethanol.

In addition, Janikiram Ajjarapu and American Ethanol agreed to settle outstanding litigation with Geneva Capital, releasing American Ethanol from any liability related to this litigation. In addition, American Ethanol received a reimbursement of legal expenses in the amount of $200,000. The settlement and stock sale transaction subject to final closing conditions closed in March 2007.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

As a result of the sale of the Wahoo Ethanol, LLC, the Company recorded a gain of $854,695 during the three months ended March 31, 2007. No borrowings existed under these lines of credit at September 30, 2007.

On August 14, 2007 by mutual agreement of the parties American and E-85 dissolved their joint venture. American purchased E-85’s 50% interest in the Sutton JV for $16 million in cash which they borrowed on a short term basis from the JV. As part of this repurchase American terminated its design contract with Delta T and was required to write off approximately $5.2 million in design work previously done by DeltaT and its contractors and carried in construction in progress of the JV. This $5.2 million is included as an expense of the company as of September 30, 2007. To compensate American for this loss American was allowed to retain the remaining $8 million invested in the JV by E-85. This $8 million is included as an other income as of September 30, 2007. All previous agreements between American and E-85 were terminated as of the date of the repurchase of the Sutton shares.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

10. Acquisitions, Divestitures and Joint Ventures (contd.).

Public Company Acquisition. On June 23, 2006 American Ethanol acquired approximately 88.3% of the outstanding common stock of Marwich from three principal shareholders and directors of Marwich for $675,000. The purchase price, net of current year expenses, ($662,406) was accounted for as a reduction of Additional Paid in Capital as a step in a reverse merger transaction. In connection with this transaction, the three directors of Marwich resigned from the board and two members of American’s management, were named as directors of Marwich. Also on June 23, 2006, American Ethanol entered into an Agreement and Plan of Merger (subsequently amended and restated on July 19, 2007) with Marwich pursuant to which American Ethanol will merge with and into Marwich and (i) each issued and outstanding share of American Ethanol Common Stock (including Common Stock issued upon conversion of American Ethanol Series A Preferred Stock, which will automatically convert into Common Stock immediately prior to the closing of the Merger) and Series B Preferred Stock will be converted into Series B Preferred Stock which is convertible into common stock at the holder’s discretion on a one for one basis, respectively, of Marwich, and (ii) each issued and outstanding option and warrant exercisable for common stock of American Ethanol will be assumed and converted into an option or warrant exercisable for common stock of Marwich. The Merger is subject to the approval of both American’s and Marwich’s shareholders and certain other conditions. Upon the effectiveness of the Merger, Marwich will change its name to AE Biofuels, Inc. The 3,343,200 shares of Marwich purchased by American Ethanol will be retired upon the completion of the Merger. As a result, based on the number of shares of American Ethanol common and Series A Preferred stock outstanding at September 30, 2007 and including the shares of common stock of Marwich that will remain outstanding after the Merger, there will be approximately 86.1 million shares of common stock outstanding after the Merger on a fully diluted basis (excluding the securities currently being sold in the Company’ Series B Preferred Offering) of which approximately 43.6% will be held by the named officers and directors of American Ethanol. As Marwich has an accumulated deficit, no minority interest has been recorded.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

11. Land options and purchases.

Outlined below is a brief profile of each of American Ethanol’s proposed ethanol plant sites: Sutton Ethanol, LLC

In February 2006, American Ethanol acquired Sutton Ethanol, LLC, which is the owner of a permitted site for an ethanol production facility near Sutton, Nebraska. Sutton Ethanol owns a 200 acre site approximately 140 miles southwest of Omaha.
∑	Permitted for 113 million gallon ethanol plant

∑	Qualified access to require natural gas, electricity and water resources

∑	Site offers access to both Union Pacific and Burlington Northern Railroads with adequate roadway system

∑	207 million bushels of corn within 50 miles of site (40 million bushels required)

∑	Proximity to 650,000 head of cattle within 50 miles for DDG consumption

All construction permits for the Sutton site are in place. All engineering is expected to be substantially completed in 2008. American expects to begin construction of the Sutton Ethanol facility in 2008.

Additional Ethanol Sites

American Ethanol has acquired options to purchase land in various locations in Nebraska and Illinois. The terms of these options are typically from one to two years and provide that American Ethanol has the right to acquire the land for a set price per acre subject to the satisfaction, in American Ethanol’s sole discretion, of its due diligence. The table below lists the locations in which American Ethanol has acquired options on land as of the date of this Report.

Location	Approximate Acreage	Annual ethanol capacity (in millions of gallons per year)	Permitting
Nebraska
Sutton, Clay County	200	110	Permit Granted
Red Cloud, Webster County	400	110	In Process
Illinois
Danville, Vermilion County*	175	110	Permit Granted
Gilman, Iroquois County	204	110	Permit Granted
Allen Station, Mason County	107	110	Permit Granted
Stillman Valley, Ogle County	200	110	Permit Granted
Litchfield, Montgomery County	182	110	Permit Granted

The aggregate purchase price of all land currently under option, if all options are exercised, is approximately $19.3 million. Currently, American Ethanol is evaluating each site as to the adequacy of utilities, zoning, subsurface structures and the like and the exercise of any option will be dependent upon the result of American Ethanol’s analysis of these and other factors.

Joint Venture

On July 14, 2006 the Company through a wholly owned subsidiary, International Biofuels, Inc. and its wholly owned subsidiary, International Biodiesel, Ltd., LLC, a Mauritius incorporated company entered into a joint venture biodiesel project agreement with Acalmar Oils & Fats Limited, an Indian company. The purpose of the joint venture is to build an approximate 50 MMGY biodiesel production facility adjacent to the existing palm oil plant in Kakinada, India with such fuel being exported from India to the US for sale. By the terms of the agreement the Company will contribute approximately $15.4 million and Acalmar will contribute its edible palm oil facility in India to the joint venture through a leasing arrangement. The Company will own through its subsidiary a 74% interest in the venture while Acalmar will own 26% once the final payments under the agreement are made. At December 31, 2006 the Company had advanced to the joint venture $3,380,000 toward the construction of the biodiesel facility and during the nine months ended September 30, 2007 has contributed an additional $11,930,000 (a total of $15,280,000). Acalmar contributed $1,059,393 to the joint venture during the second quarter 2007, but due to agreements between the parties, the results from the joint venture are 100% consolidated at September 30, 2007.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

12. Commitments.

Third Party Contracts: The Company engaged a third party in January 2006 as a financial adviser for $15,000 a month for three years. The Company also amended an arrangement with two individuals for financial advisory and management consulting services in January 2006 in the amount of $180,000 plus $10,000 per month (for a one year minimum) and 2,120,000 shares of common stock.

Employment Agreements: The Company entered into various three year at-will employment contracts with executive officers during 2006. The contracts require the payment of total annual salaries of approximately $1.2 million, plus potential bonuses and founder’s shares of common stock.

Under its agreement with Acalmar concerning the development of a joint venture biodiesel plant in Kakinada, India the Company is required to spend an additional $0.26 million. These funds will be spent as construction continues and costs are incurred. Under the agreement the joint venture was to be fully funded by March 31, 2007, however, at the mutual consent of both partners, the funding timelines were extended.

13. Related party transactions.

A number of related party transactions occurred during 2006 and for the nine months ended September 30, 2007, summarized below:

A director and significant shareholder of the Company loaned the Company $1,250,000 in two transactions in November and December 2006. The loans are short term notes with a term of nine months from the date of issue (November 16, 2006 for $1,000,000 and December 28, 2006 for $250,000) and carry a 10% per annum interest rate. The Company repaid $750,000 in principal plus accrued interest during the three months ended March 31, 2007. The monies were used by the Company to pay operating expenses and to meet payment deadlines to our International Biofuels operation in India. The full amount of the note was repaid during the third quarter ended September 30, 2007. No borrowings existed under this note at September 30, 2007.

Chadbourn Securities has acted as the Company’s placement agent with respect to the Company’s Series A and Series B   Preferred stock offerings throughout 2006 and 2007. Two of the Company’s directors and shareholders are agents of Chadbourn and receive payments from Chadbourn related to the sale of stock along with other non-related parties. During the nine months ended September 30, 2007, the Company paid $314,602 in fees and issued warrants exercisable for 195,388 shares of the Company’s Series B Preferred Stock at an exercise price of $3.00 per share in connection with the Company’s Series B Preferred Stock offering. During 2006, the Company paid $911,981 in fees and issued warrants exercisable for 800,000 shares of the Company’s common stock at an exercise price of $1.50 and warrants exercisable for 226,320 shares of the Company’s Series B Preferred Stock at an exercise price of $3.00 per share in connection with the Company’s Series A and Series B Preferred Stock offerings.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

13. Related party transactions (contd.).

The Company and Eric A. McAfee, the Company's Chief Executive Officer and Chairman of the Board, are parties to an agreement pursuant to which the Company pays Mr. McAfee a monthly fee of $10,000 per month for services rendered to the Company as a director and officer. For the nine months ended September 30, 2007 and 2006, the Company paid Mr. McAfee $50,000 and $60,000, respectively, pursuant to this agreement.

The Company and CM Consulting are parties to an agreement pursuant to which the Company rents 20 hours per month of time on an aircraft owned by CM Consulting. The Company paid an upfront fee of $360,000 for 24 months of usage. For the nine months ended September 30, 2007 and 2006, the Company expensed $60,000 and $90,000 of this rental fee, respectively. CM Consulting is owned by a director, officer and significant shareholder of the Company.

Cagan McAfee Capital Partners is owned by two directors of the Company and provides office services, advisory services under an advisory agreement and advances travel and entertainment related expenses on behalf of the Company. For the nine months ended September 30, 2007, the Company paid Cagan McAfee Capital Partners $90,000 for advisory services and $105,437 for office services and travel expenses.

The Industrial Company (TIC) and Delta-T are companies involved in the design and construction of ethanol plants in the United States. In January 2006 they became strategic partners and founding shareholders of the Company. In 2006 the Company paid TIC and Delta-T approximately $7.5 million for services related to the design and initial construction work on the Company’s Sutton Ethanol, LLC ethanol plant facility. In May 2007 the Company and TIC terminated their relationship and are no longer a considered a strategic partner of the Company.

14. Income Tax.

At December 31, 2006, the Company had an estimated net operating loss carryforward of approximately $6.5 million. This net operating loss carryforward if not used, will expire in 2027. No deferred taxes have been recorded because of the uncertainty of future taxable income to be offset. Utilization of any net operating loss carryforwards may be subject to substantial annual limitations due to Internal Revenue Code changes or state limitations. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

The Company’s deferred tax assets, valuation allowance, and change in valuation allowances are as follows:

Carryforward Schedule

	Estimated		Estimated		Change in	Net
	NOL Carry-	Tax	Tax benefit	Valuation	Valuation	Tax
Period ending	forward	Rate	From NOL	Allowance	Allowance	Benefit
December 31, 2006	$6,506,778	39.0%	$2,537,643	$(2,537,643)	$(2,537,643)	$0

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2007 AND 2006

15. Subsequent Events.

On October 15, 2007 Marwich filed a 14-C information statement with the Securities and Exchange Commission to begin the process of the merger with American. A meeting of shareholders of Marwich and American occurred on November 19, 2007 to approve the merger. The merger was approved by both groups of shareholders.

On October 1, 2007, the Company granted options for 40,000 shares of common stock to one of its directors. The option exercise price was $3.00 per share with a two year vesting schedule.

On November 26, 2007, the Company granted options for 1,297,000 shares of common stock to twenty directors, employees and consultants. The option exercise price was $3.00 per share with vesting schedule of up to four years.

On November 26, 2007, the Board approved the appointment of General Peter Pace to one of its wholly owned subsidiaries. General Pace will receive compensation of $100,000 over the course of the year as a consultant.

On November 26, 2007, the Board approved the issuance of shares, such that every non-employee director received a grant of 100,000 shares with vesting schedules of up to four years.

16. Contingent Liabilities.

On July 18, 2007, Logibio Albany Terminal, LLC filed a complaint against American Ethanol, Sutton Ethanol and Eric McAfee, the Company’s chairman, in the United States District Court for the Eastern District of Virginia. The complaint sought a declaratory judgment and damages for alleged fraud and interference with business expectancy. The complaint claims that defendants falsely claimed a fifty percent ownership interest in Logibio Albany Terminal, misrepresented its ability to provide financing for plaintiff, and interfered with plaintiff’s attempts to obtain financing from third parties.

The complaint alleges approximately $6.9 million in incidental losses related to break up fees associated with one financier’s decision not to provide financing and the alleged difference between the terms of potential financing and actual financing received. Counsel for Logibio has informed counsel for American Ethanol that financing has closed and, therefore, additional damage claims of lost ability to obtain financing are moot.

This claim was settled in October 2007 by mutual agreement of the parties with no payments or costs to either party.

MARWICH II, LTD.

CERTIFICATE OF DESIGNATION
OF
SERIES B PREFERRED STOCK

(Pursuant to Section 78.1955 of the Nevada Revised Statutes)

The undersigned, an authorized officer of Marwich II, Ltd., a Nevada corporation (the “Corporation”), in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on July 19, 2007:

RESOLVED, that the Board of Directors, pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation of the Corporation, hereby authorizes the issuance of a series of Preferred Stock, par value $0.001 per share, of the Corporation, and hereby fixes the designation, preferences, rights and the qualifications, limitations and restrictions thereof, in addition to those set forth in the Articles of Incorporation of the Corporation, as follows:

A series of Preferred Stock consisting of 7,235,402 shares is hereby designated “Series B Preferred” and shall have the rights, preferences, privileges, restrictions and other matters set forth herein, in addition to those already set forth in the Corporation's Articles of Incorporation.

1. Definitions. For purposes of this Certificate, the following definitions shall apply:

(a) “Closing Sales Price” means, for any security as of any date, the last sales price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation if Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, “ Bloomberg”), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date that was a trading day. If the Closing Sales Price cannot be calculated for such security on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation, with the costs of such appraisal to be borne by the Corporation.

(b) “Convertible Securities” shall mean any evidences of indebtedness, Preferred Stock, or other securities convertible into or exchangeable for Common Stock.

(c) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any shareholder, (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of (a) a majority of the Common Stock and (b) a majority of the Preferred Stock of the Corporation voting as separate classes.

(d) “Dividend Rate” shall mean an annual rate of 5% of the Original Issue Price per share for the Series B Preferred Stock (as appropriately adjusted for any Recapitalizations).

(e) “Liquidation Preference” shall mean the Original Issue Price per share for the Series B Preferred Stock (as appropriately adjusted for any Recapitalizations).

(f) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(g) “Original Issue Date” shall mean the date upon which the first of such shares of Preferred Stock is first issued.

(h) “Original Issue Price” shall mean $3.00 per share for the Series B Preferred Stock (as appropriately adjusted for any Recapitalizations).

(i) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(j) “Resale Registration Statement” shall mean a registration statement on Form S-1 or Form SB-2 (or, if Form S-1 or Form SB-2 is not then available to the Corporation, on such form of registration statement as is then available) to effect a registration for resale of shares of the Corporation’s Common Stock issuable upon conversion of the Corporation’s Series B Preferred Stock pursuant to the Amended and Restated Registration Rights Agreement dated as of September 5, 2006, entered into by American Ethanol, Inc. and holders of its Preferred Stock.

2. Dividends.

(a) Series B Preferred Stock. In any calendar year, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock until all declared dividends on the Series B Preferred Stock have been paid or set aside for payment to the Series B Preferred Stock holders. Payment of any dividends to the holders of the Series B Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for any other series of Preferred Stock. The right to receive dividends on shares of Series B Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(b) Additional Dividends. Subject to the rights of any other series of Preferred Stock, after the payment or setting aside for payment of the dividends described in Section 2(a) , any additional dividends (other than dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Series B Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4 hereof).

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3. Liquidation Rights.
(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock, and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a) , then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a) .

(b) Remaining Assets. After the payment to the holders of Series B Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Common Stock in proportion to the number of shares of Common Stock held by them.

(c) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) that results in the voting securities of the Corporation outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Corporation, such surviving entity or the entity that controls such surviving entity, or (b) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation.

(d) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

4. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the “ Conversion Rights”):

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof (“ Optional Conversion”), at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price. In order to effect the Optional Conversion under this Paragraph 4(a), the holder must provide the Corporation a written notice of conversion (“ Notice of Conversion”). The “ Conversion Price” per share of Series B Preferred Stock shall initially be the Original Issue Price and shall be subject to adjustment as provided herein. The number of shares of Common Stock into which each share of Series B Preferred Stock of a series may be converted is hereinafter referred to as the “ Conversion Rate” for such series. Upon any decrease or increase in the Conversion Price, as described in this Section 4 , the Conversion Rate shall be appropriately increased or decreased.

(b) Automatic Conversion.
(i) Unless otherwise prohibited by any law, rule or regulation applicable to the Corporation, upon the date the Resale Registration Statement is declared effective by the SEC then each share of Series B Preferred (but not less than all) shall be automatically converted into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the formula set forth in Paragraph 4(a)of this Certificate (the “ Automatic Conversion”).

(ii) The Corporation and the holders of the Series B Preferred Stock shall follow the applicable conversion procedures set forth in this Paragraph 4 (including the requirement that the holders deliver the Series B Preferred Stock Certificates representing the Series B Preferred Stock being converted to the Corporation); provided, however, the holders of Series B Preferred Stock subject to Automatic Conversion shall not be required to deliver a Notice of Conversion to the Corporation. Nothing set forth in this Paragraph 4(b) shall prevent any holder of Series B Preferred Stock from exercising its right to convert pursuant to Paragraph 4(a).

(c) Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the “ Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(d) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the tenth business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Paragraph 4(c) above (the “ Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted and (y) a certificate representing the number of shares of Series B Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Corporation (“ DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“ DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(e) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(f) Fractional Shares. If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series B Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the Closing Sales Price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(g) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series B Preferred Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series B Preferred Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately adjusted.

(h) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Series B Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series B Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted. In the event the outstanding shares of Series B Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series B Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately adjusted.

(i) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above (“ Liquidation Rights”), if the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Series B Preferred Stock shall have the right thereafter to convert such shares of Series B Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Series B Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(j) No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4(j) shall prohibit the Corporation from amending its Articles of Incorporation with the requisite consent of its shareholders and the Board of Directors.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4 , the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred Stock.

(l) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series, voting separately as a class. Any such waiver shall bind all future holders of shares of Series B Preferred Stock.

(m)  Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(c);

then, in connection with each such event, this Corporation shall send to the holders of the Series B Preferred Stock at least 10 business days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series B Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Series B Preferred Stock.

(n) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Preferred Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock (including those issuable upon exercise of warrants), such number of its shares of Common Stock and Preferred Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, warrants and other securities; and if at any time the number of authorized but unissued shares of Common Stock and Series B Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, warrants and other securities, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock and Series B Preferred Stock to such number of shares as shall be sufficient for such purpose.

5. Protective Provisions. Subject to the rights of series of Series B Preferred Stock which may from time to time come into existence, so long as any shares of Series B Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock, voting together as a class:

(a) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock;

(b) Effect an exchange, reclassification, or cancellation of all or a part of the Series B Preferred Stock, including a reverse stock split, but excluding a stock split;

(c) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B Preferred Stock; or

(d) Alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Certificate.

For clarification, issuances of additional authorized shares of Series B Preferred, under the terms herein, shall not require the authorization or approval of the existing shareholders of Series B Preferred Stock.

6. Reports. The Corporation shall mail to all holders of Series B Preferred Stock those reports, proxy statements and other materials that it mails to all of its holders of Common Stock.

7. Notices. In addition to any other means of notice provided by law or in the Corporation's Bylaws, any notice required by the provisions of this Certificate to be given to the holders of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

The undersigned further declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct to his own knowledge.

Executed on November 14, 2007	/s/ Eric A. McAfee
Eric A. McAfee
Chief Executive Officer

BYLAWS

OF

AE BIOFUELS, INC
a Nevada Corporation

ARTICLE I
OFFICES

Section 1. Registered Office. The registered office shall be maintained at such place as the Board of Directors shall determine from time to time.

Section 2. Other Offices. The corporation may also have offices at such other places both within and without the State of Nevada as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II
STOCKHOLDERS

Section 1. Meetings. All meetings of stockholders, for any purpose, may be held at such time and place, within or without the State of Nevada, as shall be stated in the notice of meeting or in a duly executed waiver of notice thereof.

Section 2. Annual Meeting. The annual meeting of stockholders shall be held on the day and at the time set by the Board of Directors, if not a legal holiday, and if a legal holiday, then on the next regular business day following, at the hour set forth in the notice thereof. At such annual meeting, the stockholders shall elect, by a plurality vote, a Board of Directors and transact such other business as may properly be brought before the meeting. Notwithstanding the foregoing, in the event that the Directors are elected by written consent of the stockholders in accordance with Article II, Section 11 of these Bylaws and NRS 78.320, an annual meeting of stockholders shall not be required to be called or held for such year, but the Directors may call and notice an annual meeting for any other purpose or purposes.

Section 3. Notice of Annual Meeting. Written notice of the annual meeting shall be given to each stockholder entitled to vote thereat at least ten (10) days but not more than sixty (60) days before the date of the meeting. The notice must state the purpose or purposes for which the meeting is called and the time when, and the place where, the meeting is to be held.

Section 4. List of Stockholders. The officer who has charge of the stock ledger of the corporation shall prepare and make a complete list of the stockholders entitled to vote for the election of Directors, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder, and the list shall be produced and kept at the time and place of election during the whole time thereof and be subject to the inspection of any stockholder who may be present.

Section 5. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the President and shall be called by the President or Secretary at the request, in writing, of a majority of the Board of Directors, or at the request, in writing, of stockholders entitled to exercise a majority of the voting power of the corporation. Such request shall state the purpose or purposes of the proposed meeting.

Section 6. Notice of Special Meetings. Written notice of a special meeting of stockholders stating the purpose or purposes for which the meeting is called, time when, and place where, the meeting will be held, shall be given to each stockholder entitled to vote thereat, at least ten (10) days but not more than sixty (60) days before the date fixed for the meeting.

Section 7. Limitation on Business. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8. Quorum. Stockholders of the corporation holding at least a majority of the voting power of the corporation, present in person or represented by proxy, regardless of whether the proxy has authority to vote on all matters, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 9. Voting Required for Action. When a quorum is present at any meeting, the stockholders holding a majority of the voting power of the corporation present in person or represented by proxy at such meeting shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Articles of Incorporation, the Bylaws of the corporation, or an express agreement in writing, a different vote is required, in which case such express provision shall govern and control the decision of such question. Voting for Directors shall be in accordance with Article II, Section 2, of these Bylaws.

Section 10. Proxies. Except as otherwise provided in the Articles of Incorporation or in a Certificate of Designation or similar document filed with the Secretary of State of Nevada in accordance with Section 78.1955 of the Nevada Revised Statutes, each stockholder shall, at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of stock having voting power held by such stockholder, but no proxy shall be valid after the expiration of six (6) months from the date of its execution unless (a) coupled with an interest, or (b) the person executing it specifies therein the length of time for which it is to be continued in force, which in no case shall exceed seven (7) years from the date of its execution.

Section 11. Action by Consent. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if any greater proportion of voting power is required for such action at a meeting, then such greater proportion of written consents shall be required. In no instance where action is authorized by written consent, need a meeting of stockholders be called or noticed.

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Section 12. Telephonic Meetings. Stockholders may participate in a meeting of stockholders by means of a telephone conference or similar method of communication by which all persons participating in the meeting can hear one another. Participation in such meeting shall constitute presence in person at the meeting.

Section 13. Closing of Transfer Books/Record Date. The Board of Directors may close the stock transfer books of the corporation for a period not exceeding sixty (60) days preceding the date of any meeting of stockholders or the date for payment of any dividend or the date when any change or conversion or exchange of capital stock shall go into effect or for a period not exceeding sixty (60) days in connection with obtaining the consent of stockholders for any purpose. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a record date, not more than sixty (60) days or less than ten (10) days before the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining such consent, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

Section 14. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and the corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Nevada.

ARTICLE III
DIRECTORS

Section 1. Number. The number of Directors which shall constitute the whole Board shall be fixed by the Board of Directors or stockholders of the corporation at any regular or special meeting thereof (or appropriate written consent thereby) subject to any limitations prescribed in the Articles of Incorporation. The Directors shall either be elected by written consent in accordance with Article II, Section 11 of these Bylaws and NRS 78.320 or at the annual meeting of the stockholders, except as provided in Sections 2 and 3 of this Article, and each Director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders. If, for any reason, Directors are not elected pursuant to NRS 78.320 or at the annual meeting of the stockholders, they may be elected at a special meeting of the stockholders called and held for that purpose.

Section 2. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, though less than a quorum, and the Directors so chosen shall hold office until their successors are duly elected and shall qualify, unless sooner displaced.

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Section 3. Removal by Stockholders. Any Director or one or more of the incumbent Directors of the corporation may be removed from office by a vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power (or such higher amount as may be set forth in the Articles of Incorporation), in which event the vacancy or vacancies so created shall be filled by a majority of the remaining Directors, though less than a quorum, as provided in Section 2 of this Article. Notwithstanding the foregoing, in the event that any class or series of stockholders is entitled to elect one or more Directors, only the approval of the holders of the applicable proportion of such class or series is required to remove such Director(s) and not the votes of the outstanding shares as a whole.

Section 4. Management of Business. The business of the corporation shall be managed by its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

Section 5. Meetings. The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Nevada.

Section 6. Annual Meeting. The first meeting of each newly elected Board of Directors shall be held immediately following, and at the time and place as the annual meeting of stockholders or, if not so held, at such time and place as shall be fixed by the vote of the stockholders at the annual meeting. In the event that the first meeting of Directors is not held following the annual meeting of stockholders and the stockholders fail to fix the time or place of such first meeting of the newly elected Board of Directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or as shall be specified in a written waiver signed by all of the Directors.

Section 7. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as from time to time shall be determined by the Board.

Section 8. Special Meetings. Special meetings of the Board may be called by the President on two (2) days' written notice to each Director. Special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of a majority of the Directors.

Section 9. Quorum and Voting. A majority of the Directors then in office, at a meeting duly assembled, shall constitute a quorum for the transaction of business, and the act of the Directors holding a majority of the voting power of the Directors, present at any meeting at which there is a quorum, shall be the act of the Board of Directors except as may be otherwise specifically provided by statute or by the Articles of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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Section 10. Meetings by Consent. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all members of the Board or of such committee, as the case may be.

Section 11. Telephonic Meetings. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or committee by means of a telephone conference system or similar method of communication by which all persons participating in the meeting can hear one another. Participation in such meeting constitutes presence in person at such meeting.

Section 12. Committees. The Board of Directors, by resolution, resolutions or as set forth in these Bylaws, may designate one (1) or more committees, which, to the extent provided in the resolution, resolutions or in these Bylaws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. Each committee must include at least one Director. The Board of Directors may appoint natural persons who are not Directors to serve on any committee. Each committee must have the name or names as may be designated in these Bylaws or as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors as and when required.

Section 13. Compensation. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as a Director. No such payment shall preclude any Director from serving the corporation in any other capacity and receiving compensation therefore. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV
NOTICES

Section 1. General. Notices to Directors and stockholders shall be in writing and delivered personally or mailed to the Directors or stockholders at their addresses appearing on the books of the corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to Directors may also be given by telegram or by other media, including electronic mail, if the sending of notice by such other media may be verified or confirmed.

Section 2. Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the Articles of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V
OFFICERS

Section 1. General. The officers of the corporation shall be chosen by the Board of Directors and shall at a minimum consist of a President, a Secretary and a Treasurer. The Board of Directors may also choose a Chairman of the Board, Chief Operating Officer, Vice Presidents and one (1) or more Assistant Secretaries and Assistant Treasurers. Two (2) or more offices may be held by the same person.

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Section 2. Appointment. The Board of Directors shall appoint the officers of the corporation who shall hold office at the pleasure of the Board of Directors. No officer need be a member of the Board of Directors.

Section 3. Other Officers. The Board of Directors may appoint other officers and agents as it shall deem necessary who shall hold their positions for such terms and exercise such powers and perform such duties as shall be determined from time to time by the Board unless otherwise received in writing. Any such officer or agent may be removed at any time, with or without cause, by the Board of Directors unless otherwise agreed in writing.

Section 4. Compensation. The salaries and other compensation of all officers of the corporation shall be fixed by the Board of Directors unless otherwise agreed in writing.

Section 5. Duties of President. Unless otherwise determined by the Board of Directors, the President shall be the chief executive officer of the corporation and shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall vote or execute, in the name of the corporation, proxies for, any securities pursuant to which the corporation has voting rights, unless some other person is designated by the Board of Directors to execute such proxies.

Section 6. Duties of Vice President. The Vice President, if any, or if there shall be more than one (1), the Vice Presidents, in the order or seniority determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Board of Directors may prescribe from time to time.

Section 7. Duties of Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give or cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall be.

Section 8. Duties of Assistant Secretaries. The Assistant Secretary, or if there be more than one (1), the Assistant Secretaries, in the order of seniority determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 9. Duties of Treasurer. The Treasurer shall be the chief financial officer of the corporation and shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation. The Treasurer is authorized to execute and file on behalf of the corporation all federal tax returns and all elections under federal tax laws. If required by the Board of Directors, he shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control, belonging to the corporation.

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Section 10. Duties of Assistant Treasurers. The Assistant Treasurer, or if there shall be more than one (1), the Assistant Treasurers, in the order of seniority determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. The Assistant Treasurer is also authorized to execute and file on behalf of the corporation all federal tax returns and all elections under federal tax laws.

ARTICLE VI
CERTIFICATES OF STOCK

Section 1. Certificates. Every holder of stock in the corporation shall be entitled to have a certificate signed in the name of the corporation by the President and the Treasurer or the Secretary of the corporation, certifying the number of shares owned by him in the corporation. When such certificate is signed (a) by a transfer agent or an assistant transfer agent or (b) by a transfer clerk acting on behalf of the corporation and registrar, the signature of any such President, Treasurer or Secretary may be facsimile. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, the voting powers, qualifications, limitations, restrictions, designations, preferences and relative rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock; provided, however, that except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of a certificate a statement directing the stockholder, officer or agent of the corporation who will furnish such a summary or description without charge upon written request by any stockholder. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures have been used thereon, had not ceased to be such officer or officers of the corporation.

Section 2. Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issuance of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

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Section 3. Transfers of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

ARTICLE VII
GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the corporation may be declared by the Board of Directors out of funds legally available therefore at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock of the corporation.

Section 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends, such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Directors shall think conducive to the interest of the corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

Section 3. Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 4. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

Section 5. Seal. The corporate seal, if there be one, shall have inscribed thereon the words, “State of Nevada.”

Section 6. Captions. Captions used in these Bylaws are for convenience only and are not a part of these Bylaws and shall not be deemed to limit or alter any provisions hereof and shall not be deemed relevant in construing these Bylaws.

Section 7. Interpretations. To the extent permitted by the context in which used, words in the singular number shall include the plural, words in the masculine gender shall include the feminine and neuter, and vice versa.

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ARTICLE VIII
AMENDMENTS

Section 1. Amendments. These Bylaws may be amended or repealed at any regular meeting of the stockholders or of the Board of Directors, or at any special meeting of the stockholders or of the Board of Directors, if notice of such alteration or repeal be contained in the notice of such special meeting.

Adopted by the corporation on June 18, 2007

/s/ Eric McAfee
Eric McAfee, Director

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AE Biofuels, Inc.

Corporate Stock Transfer, Inc.
Transfer Fee: As Required

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	— as tenants in common	UNIF GIFT MIN ACT - .... Custodian for .... (Cust.) (Minor)
TEN ENT	— as tenants by the entireties	under Uniform Gifts to Minors
JT TEN	— as joint tenants with right of survivorship and not as tenants in common	Act of .... (State)

Additional abbreviations may also be used though not in the above list.

For value received .... hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

[ ]

Please print or type name and address of assignee

....

....

....

....Shares

of the Stock represented by the within Certificate and do hereby irrevocably constitute and appoint

....

....

Attorney to transfer the said stock on the books of the within-named Corporation, with full power of substitution in the premises.

Dated .... 20 ....

SIGNATURE GUARANTEED: X________________________________

X________________________________

THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THIS CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER. THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM.

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE OR EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

AMERICAN ETHANOL, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant Holder:		or its assigns

Warrant Shares:	Shares of the Company’s Common Stock

Number of Shares:	,	subject to adjustment as provided herein

Warrant Exercise Price:		per share of Common Stock, subject to adjustment as provided herein

Issue Date:

Expiration Date:

THIS WARRANT CERTIFIES THAT, for value received, the receipt and adequacy of which is hereby acknowledged, ______________ or its assignees (the “Holder”), is entitled to subscribe for and purchase, subject to the provisions and upon the terms and conditions hereinafter set forth, the number of fully paid and nonassessable shares of Common Stock, $.001 par value (subject to adjustments from time to time as specified in Section 4 hereof, the “Warrant Stock”) of American Ethanol, Inc., a Nevada corporation (the “Company”), at the initial exercise price per share of Warrant Stock (subject to adjustments from time to time, as specified in Section 4 hereof) (the “Warrant Exercise Price”) all as set forth above.

1.  Term and Expiration. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the Issue Date through the Expiration Date.

2.  Method of Exercise; Cash Payment; Issuance of New Warrant. Subject to Section 1, the purchase right represented by this Warrant may be exercised by the Holder hereof, in whole or in part and from time to time, at the election of the Holder hereof, by:

(a)  the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A (the “Notice of Exercise”) duly completed and executed) at the principal executive offices of the Company and accompanied by payment to the Company, by (i) certified or bank check acceptable to the Company, or (ii) by wire transfer to an account designated by the Company, or any combination of (i) and (ii), of an amount equal to the then applicable Warrant Exercise Price multiplied by the number of shares of Warrant Stock then being purchased,

(b)  or exercise of the right provided for in Section 10 hereof, together with the surrender of this Warrant (with the Notice of Exercise duly completed and executed) at the principal executive offices of the Company.

(c)  The Warrant Stock so purchased shall be deemed to be issued to the Holder as of the close of business on the date on which this Warrant shall have been surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company), the Warrant Exercise Price shall have been paid and the completed Notice of Exercise shall have been delivered. At such time the person or persons in whose name or names any certificate for Warrant Stock shall be issuable upon such exercise shall be deemed to have become the Holder or holders or record thereof. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Warrant Stock so purchased shall be delivered to the Holder hereof (or, subject to Section 8(e), as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct) as soon as possible and in any event within ten (10) business days after such exercise and, unless this Warrant has been fully exercised or expired, a new warrant having the same terms as this Warrant and representing the remaining portion of such shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof (or, subject to Section 8(e), as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct) as soon as possible and in any event within such 10-day period.

(d)  The issuance of certificates for shares of Warrant Stock upon exercise of this Warrant shall be made without charge to the Holder with respect to any issuance tax or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Warrant Stock. Each share of Warrant Stock issuable upon exercise of this Warrant shall, upon payment of the Warrant Exercise Price therefor, be duly authorized, validly issued, fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

(e)  The Company shall not close its books against the transfer of this Warrant or of any share of Warrant Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

(f)  The Company shall take all such actions as may be reasonably necessary to insure that all such shares of Warrant Stock may be so issued without violation of any applicable law or governmental regulation.

3.  Reservation of Shares. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issuance upon exercise of the purchase rights evidenced by this Warrant a sufficient number of shares of its capital stock to provide for the exercise of the rights represented by this Warrant. If the shares of Warrant Stock issuable by reason of exercise of this Warrant are convertible into or exchangeable for any other stock or securities of the Company, the Company shall, at the Holder's option and upon surrender of this Warrant by such holder as provided above, together with any notice, statement or payment required to effect such conversion or exchange of Warrant Stock, deliver to such holder (or such other Person specified by such holder) a certificate or certificates representing the stock or securities into which the shares of Warrant Stock issuable by reason of such conversion are convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

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4.  Adjustment of Warrant Exercise Price and Warrant Stock. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Exercise Price shall be subject to adjustment to the nearest whole share (one-half and greater being rounded upward) and nearest cent (one-half cent and greater being rounded upward) from time to time upon the occurrence of certain events, as follows. Each of the adjustments provided by the subsections below shall be deemed separate adjustments and any adjustment of this Warrant pursuant to one subsection of this Section 4 shall preclude additional adjustments for the same event or transaction by the remaining subsections.

(a)  Reorganization, Consolidation, Merger, etc. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof, at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Warrant Stock issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in this Section 4.

(b)  Reclassification. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) into the same or a different number or class of securities, the Company shall duly execute and deliver to the holder of this Warrant a new warrant (in form and substance reasonably satisfactory to the Holder of this Warrant), so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Warrant Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification or change by a holder of the number of shares then purchasable under this Warrant. The Company or the surviving entity shall deliver such new warrant as soon as possible and in any event within ten (10) business days after such reclassification or change. Such new warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this subparagraph (a) shall similarly apply to successive reclassifications or changes.

(c)  Stock Splits or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide (by stock split) or combine (by reverse stock split) its outstanding shares of capital stock into which this Warrant is then exercisable, the Warrant Exercise Price shall be proportionately adjusted in the case of a subdivision or a combination, effective at the close of business on the date the subdivision or combination becomes effective and the number of shares of Warrant Stock issuable upon exercise of this Warrant shall be proportionately adjusted in the case of a subdivision or a combination, and in each case to the nearest whole share, effective at the close of business on the date the subdivision or combination becomes effective. The provisions of this subparagraph (b) shall similarly apply to successive subdivisions or combinations of outstanding shares of capital stock into which this Warrant is exercisable.

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(d)  Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Warrant Stock payable in Warrant Stock, then (A) the Warrant Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution (the “Record Date”), to that price determined by multiplying the Warrant Exercise Price in effect immediately prior to such date of determination by a fraction (1) the numerator of which shall be the total number of shares of Warrant Stock outstanding immediately prior to such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Warrant Stock outstanding immediately after such dividend or distribution and (B) the number of shares of Warrant Stock issuable upon exercise of this Warrant shall be proportionately adjusted, to the nearest whole share, from and after the Record Date by multiplying the number of shares of Warrant Stock purchasable hereunder immediately prior to such Record Date by a fraction (1) the numerator of which shall be the total number of shares of Warrant Stock outstanding immediately after such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Warrant Stock outstanding immediately prior to such dividend or distribution; or (ii) make any other dividend or distribution with respect to Warrant Stock (except any distribution specifically provided for in Sections 4(a) and 4(b) above), then, in each such case, provision shall to this Warrant be made by the Company such that the Holder of this Warrant shall receive upon exercise of this Warrant (in addition to the number of shares of stock receivable upon exercise of this Warrant) a proportionate share of any such dividend or distribution (without payment of any additional consideration therefor) as though it were the holder of all share of Warrant Stock remaining issuable upon exercise of this Warrant as of the Record Date fixed for the determination of the stockholders of the Company entitled to receive such dividend or distribution. The provisions of this subparagraph (c) shall similarly apply to successive stock dividends and other distributions by the Company. If the Company shall take a record of the holders of its Warrant Stock for the purpose of entitling them to receive a dividend or other distribution (which results in an adjustment to the shares of Warrant Stock under the terms of this Warrant) and shall, thereafter, and before such dividend or distribution is paid or delivered to shareholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then any adjustment made to the shares of Warrant Stock by reason of the taking of such record shall be reversed, and any subsequent adjustments, based thereon, shall be recomputed.

(e)  Sale of Property, Liquidation, Etc. If the Company at any time while this Warrant remains outstanding and unexpired shall sell all or substantially all of its property or dissolve, liquidate, or wind up its affairs, lawful provision shall be made as part of the terms of any such sale, dissolution, liquidation or winding up, so that the holder of this Warrant may thereafter receive upon exercise hereof in lieu of each Warrant Share that it would have been entitled to receive, the same kind and amount of any securities or assets as may be issuable, distributable or payable upon any such sale, dissolution, liquidation or winding up with respect to each share of Common Stock of the Company.

(f)  Number of Warrant Shares. Simultaneously with any adjustment to the Warrant Price pursuant to this Section 4, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Warrant Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Warrant Price in effect immediately prior to such adjustment.

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5.  No Impairment. The Company will not, by amendment of its articles of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (a) shall not permit the par value of any shares of stock receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock, free from all taxes, liens, security interests, encumbrances, preemptive rights and charges on the exercise of the Warrants from time to time outstanding, other than any restrictions on transfer contained in this Warrant, and under applicable state and federal securities laws, (c) will not take any action which results in any adjustment of the number of Warrant Shares if the total number of shares of Warrant Stock or other securities issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Warrant Stock or other securities then authorized by the Company's articles of incorporation and available for the purpose of issue upon such exercise and (d) will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the adjustment rights of the Holder against impairment.

6.  Notice of Adjustments. Whenever the Warrant Exercise Price or the number of shares of Warrant Stock purchasable hereunder shall be adjusted pursuant to Section 4 above, the Company shall issue a certificate signed by its Chief Financial Officer, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Exercise Price and the number and kind of shares of Warrant Stock purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder of this Warrant within five (5) business days after the occurrence of the event resulting in such adjustment at such Holder’s last known address in accordance with Section 12 hereof.

7.  Fractional Shares. No fractional shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall pay the Holder in cash or by check the amount determined by multiplying such fractional share by the fair market value of one share of Warrant Stock as determined in accordance with Section 10(c) below.

8.  Ownership; Transfer of Warrant or Warrant Stock.

(a)  Register; Registered Holder. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(b)  Registration Rights. The Company is obligated to register the shares of Warrant Stock for resale under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the substantially the same piggyback registration rights as found in Section 4 of the Amended and Restated Registration Rights Agreement, dated as of February 2007,, by and among the Company and the holders of the Company’s Series A and Series B Preferred Stock (as amended or otherwise modified from time to time, the “Registration Rights Agreement”) and the Holder of this Warrant (and certain assignees thereof) is entitled to the registration rights in respect of the shares of Warrant Stock as set forth in the Registration Rights Agreement. Each holder of this Warrant shall be entitled to all of the benefits afforded to a holder of any such Registrable Securities (as defined in the Registration Rights Agreement) under the Registration Rights Agreement and such holder, by its acceptance of this Warrant, agrees to be bound by and to comply with the terms and conditions of the Registration Rights Agreement applicable to such holder as a holder of such Registrable Securities.

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(c)  Compliance with Securities Act of 1933. The Holder of this Warrant, by acceptance hereof, agrees that this Warrant, and the shares of Warrant Stock to be issued upon exercise hereof are being acquired for investment and that such holder will not offer, sell, transfer or otherwise dispose of this Warrant, or any such shares except under circumstances which will not result in a violation of the Securities Act and any applicable state securities laws. Upon exercise of this Warrant, unless the shares being acquired are registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available, the Holder hereof shall confirm in writing that the shares so purchased are being acquired for investment and not with a view toward distribution or resale in violation of the Securities Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. The shares of Warrant Stock issued upon exercise of this Warrant (unless registered under the Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE OR EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

Said legend shall be removed by the Company, upon the request of a Holder, at such time as the restrictions on the transfer of the applicable security shall have terminated.

(d)  Transferability of the Warrant. Subject to compliance with Section 8(e) below, which provisions are intended to ensure compliance with applicable federal and states securities laws, this Warrant and the shares of Warrant Stock issuable upon exercise of this Warrant may be transferred by the Holder hereof, in whole or in part and from time to time.

(e)  Method of Transfer. With respect to any offer, sale, transfer or other disposition of this Warrant or any shares of Warrant Stock acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or shares, the Holder hereof shall prior to such offer, sale, transfer or other disposition:

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(i)  surrender this Warrant at the principal executive offices of the Company or provide evidence reasonably satisfactory to the Company of the loss, theft or destruction of this Warrant and an indemnity agreement reasonable satisfactory to the Company,

(ii)  pay any applicable transfer taxes or establishing to the satisfaction of the Company that such taxes have been paid,

(iii)  deliver a written assignment to the Company in substantially the form attached hereto as Exhibit B duly completed and executed prior to transfer, describing briefly the manner thereof, and

(iv)  deliver a written opinion of such Holder’s counsel, or other evidence, if reasonably requested by the Company, each in a form reasonably satisfactory to the Company, to the effect that such offer, sale, transfer or other disposition may be effected without registration or qualification (under the Securities Act as then in effect and any applicable state securities law then in effect) of this Warrant or the shares of Warrant Stock.

Promptly as practicable and no later than five (5) days after receiving the items set forth above, the Company shall notify the Holder that it may sell, transfer or otherwise dispose of this Warrant or such shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 8(e) that the opinion of counsel for the Holder or other evidence is not satisfactory to the Company, the Company shall so notify the Holder promptly with details of such determination. Notwithstanding the foregoing, this Warrant or such shares may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 under the Securities Act, provided that the Holder shall furnish such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 have been satisfied. Each certificate representing this Warrant or such shares thus transferred (except a transfer pursuant to Rule 144 or an effective registration statement) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with applicable federal and state securities laws, unless in the aforesaid opinion of counsel for the Holder, such legend is not required in order to ensure compliance with such laws. Upon any partial transfer of this Warrant, the Company will issue and deliver to such new holder a new warrant (in form and substance similar to this Warrant) with respect to the portion transferred and will issue and deliver to the Holder a new warrant (in form and substance similar to this Warrant) with respect to the portion not transferred as soon as possible and in any event within ten (10) business days after such transfer.

9.  No Rights as Shareholders; Information. No holder of this Warrant, as such, prior to exercise hereof shall be entitled to vote or receive dividends or be deemed the holder of shares, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent for any corporate action. for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the shares of Warrant Stock purchasable upon the exercise hereof shall have become deliverable, as provided herein. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on such holder to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

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10.  Right to Convert Warrant into Stock; Non-Cash Net Exercise.

(a)  Right to Convert. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion thereof, (the “Net Exercise Right”) into shares of Warrant Stock as provided in this Section 10 at any time or from time to time during the term of this Warrant. Upon exercise of the Net Exercise Right with respect to a particular number of shares of Warrant Stock subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) (X) that number of fully paid and nonassessable shares of Warrant Stock equal to the (Y) Converted Warrant Shares multiplied by the quotient obtained by dividing the result of (B) fair market value of one share of Warrant Stock less (A) the Warrant Exercise Price per share by (B) the fair market value of one share of Warrant Stock all on the Conversion Date (as herein defined).

Expressed as a formula such conversion shall be computed as follows:
X =	(B-A)	Y
B

Where: X = the number of shares of Warrant Stock that may

be issued to holder

Y = the number of shares of Warrant Stock that are being surrendered pursuant to this Net Exercise Right (i.e., the Converted Warrant Shares)

A = the Warrant Exercise Price per share

B = the fair market value of one share of Warrant Stock

No fractional shares shall be issuable upon exercise of the Net Exercise Right, and, if the number of shares of Warrant Stock issued or to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined). For purposes of this Section 10, shares issued pursuant to the Net Exercise Right shall be treated as if they were issued upon the exercise of this Warrant.

(b)  Method of Exercise. The Net Exercise Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with the notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed, specifying that the Holder thereby intends to exercise the Net Exercise Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 10(a) hereof as the Converted Warrant Shares) in exercise of the Net Exercise Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”).

(c)  Determination of Fair Market Value. For purposes of this Section 10, “fair market value” of one share of Warrant Stock shall be: (i) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Conversion Date; (ii) if the Common Stock is then quoted on The Nasdaq Stock Market, Inc. (“Nasdaq”), the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the closing sale price of one share of Common Stock on Nasdaq, the Bulletin Board or such other exchange or association on the last trading day prior to the Conversion Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Conversion Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of one share of Common Stock as of the Conversion Date, shall be determined in good faith by the Board of Directors of the Company and the Holder. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder prior to the exercise hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Holder are unable to agree upon the fair market value in respect of subpart (c) hereof, the Company and the Holder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne by the Company.

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11.  Modification and Waiver; Effect of Amendment or Waiver. This Warrant and any provision hereof may be modified, amended, waived, discharged or terminated only by an instrument in writing, designated as an amendment to this Warrant and executed by a duly authorized officer of the Company and the Holder of this Warrant. Any waiver or amendment effected in accordance with this Section 11 shall be binding upon the Holder, each future holder of this Warrant or of any shares purchased under this Warrant (including securities into which such shares have been converted) and the Company.

12.  Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered by personal delivery, or shall be sent by certified United States mail, first-class postage prepaid or by overnight delivery using a nationally recognized courier service, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated on the signature page of this Warrant. All such notices, request, communications or other documents shall be deemed to have been received by the recipient (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by a nationally recognized courier service, on the next business day subsequent to deposit with the courier and (iii) in the case of mailing, on the fourth business day following the date of deposit in the United States mails, first-class postage prepaid.

13.  Successors. The obligations of the Company relating to the shares of Warrant Stock issuable upon the exercise of this Warrant shall inure to the benefit of the successors and assigns of the Holder hereof and shall be binding upon any successor entity whether upon a Change of Control or sale of all or substantially all of the assets of the Company. Upon such event, the successor entity shall assume the obligations of this Warrant, and this Warrant (or any substitute warrant as provided hereinbefore) shall be exercisable for the securities, cash and property of the successor entity on the terms provided herein. As used in this Warrant, “Change of Control” shall mean a merger or consolidation of the Company with or into any other corporation or business entity, other than in the case of a merger or consolidation, where the holders of the Company’s voting securities as constituted immediately prior thereto continue to hold after such merger or consolidation at least fifty percent (50%) of the voting securities of the Company or surviving entity, as applicable, immediately after such merger or consolidation, including the anticipated public company merger.

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14.  Lost Warrants or Stock Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of a security or an indemnity agreement satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such mutilated Warrant or stock certificate, the Company will issue and deliver a new warrant (containing the same terms as this Warrant) or stock certificate, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

15.  Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

16.  Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California, without reference to principles governing choice or conflicts of laws.

17.  Severability. In the event that any one or more of the provisions contained in this Warrant shall for any reason be held to be invalid, illegal or unenforceable in any respect, such provision(s) shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Warrant and such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant, which shall remain in full force and effect.

18.  Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

19.  Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party in such dispute shall be entitled to collect its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

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IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed as of the issue date of this Warrant by its duly authorized officers.

AMERICAN ETHANOL, INC.
A Nevada corporation

By:
Name:	William Maender
Title:	Chief Financial Officer

Address:	10600 N. De Anza Blvd., Suite 250
Cupertino, CA 95014

Accepted and Agreed:

[INVESTOR]

By:
Name:
Title:
Address:

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EXHIBIT A

NOTICE OF EXERCISE

To: American Ethanol, Inc. (the “Company”)

1.  The undersigned hereby:

o
elects to purchase __________ shares of Warrant Stock (as defined in the Warrant) of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full; or

o	elects to exercise its net issuance rights pursuant to Section 11 of the attached Warrant with respect to __________ shares Warrant Stock.

2.  Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

(City, State)

3.  The undersigned represents that the aforesaid shares being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Date)

(Signature)

Signature must be guaranteed by a commercial bank or trust company or a member firm of a major stock exchange if shares of Warrant Stock are to be issued, or securities are to be delivered, other than to or in the name of the registered holder of this Warrant.

NOTICE: Signature must correspond in all respects with the name as written upon the face of the Warrant in every particular without alteration or any change whatever.

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned holder of the attached Warrant hereby sells, assigns and transfers unto _______________________ whose address is _______________________________________ and whose taxpayer identification number is _________________ the undersigned’s right, title and interest in and to the Warrant issued by American Ethanol, Inc., a Nevada corporation (the “Company”) to purchase _______ shares of the Company’s stock, and does hereby irrevocably constitute and appoint __________________________ attorney to transfer said Warrant on the books of the Company with full power of substitution in the premises.

In connection with such sale, assignment, transfer or other disposition of this Warrant, the undersigned hereby confirms that:

o
such sale, transfer or other disposition may be effected without registration or qualification (under the Securities Act of 1933 as then in effect and any applicable state securities law then in effect) of this Warrant or the securities issuable thereunder and has attached hereto a written opinion of such Holder’s counsel to that effect; or

o	such sale, transfer or other disposition has been registered under the Securities Act of 1933, as amended, and registered and/or qualified under all applicable state securities laws.

(Date)

(Signature)

Signature must correspond in all respects with the name as written upon the face of the Warrant in every particular without alteration or any change whatever.

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE OR EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

AMERICAN ETHANOL, INC.

WARRANT TO PURCHASE SERIES B PREFERRED STOCK

Warrant Number:	WB -

Warrant Holder:	____________________ or its assigns

Warrant Shares:	Shares of the Company’s Series B Preferred Stock

Number of Shares:	_____________________ (______), subject to adjustment as provided herein

Warrant Exercise Price:	_________ (_____) per share of Series B Preferred Stock, subject to adjustment as provided herein

Issue Date:

Expiration Date:

THIS WARRANT CERTIFIES THAT, for value received, the receipt and adequacy of which is hereby acknowledged, ____________ or its assignees (the “Holder”), is entitled to subscribe for and purchase, subject to the provisions and upon the terms and conditions hereinafter set forth, the number of fully paid and nonassessable shares of Series B Preferred Stock, $0.001 par value (subject to adjustments from time to time as specified in Section 4 hereof, the “Warrant Stock”) of American Ethanol, Inc., a Nevada corporation (the “Company”), at the initial exercise price per share of Warrant Stock (subject to adjustments from time to time, as specified in Section 4 hereof) (the “Warrant Exercise Price”) all as set forth above.

1. Term and Expiration. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the Issue Date through the Expiration Date.

2. Method of Exercise; Cash Payment; Issuance of New Warrant. Subject to Section 1, the purchase right represented by this Warrant may be exercised by the Holder hereof, in whole or in part and from time to time, at the election of the Holder hereof, by:

(a) the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A (the “Notice of Exercise”) duly completed and executed) at the principal executive offices of the Company and accompanied by payment to the Company, by (i) certified or bank check acceptable to the Company, or (ii) by wire transfer to an account designated by the Company, or any combination of (i) and (ii), of an amount equal to the then applicable Warrant Exercise Price multiplied by the number of shares of Warrant Stock then being purchased,

(b) or exercise of the right provided for in Section 10 hereof, together with the surrender of this Warrant (with the Notice of Exercise duly completed and executed) at the principal executive offices of the Company.

(c) The Warrant Stock so purchased shall be deemed to be issued to the Holder as of the close of business on the date on which this Warrant shall have been surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company), the Warrant Exercise Price shall have been paid and the completed Notice of Exercise shall have been delivered. At such time the person or persons in whose name or names any certificate for Warrant Stock shall be issuable upon such exercise shall be deemed to have become the Holder or holders or record thereof. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Warrant Stock so purchased shall be delivered to the Holder hereof (or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct) as soon as possible and in any event within ten (10) business days after such exercise and, unless this Warrant has been fully exercised or expired, a new warrant having the same terms as this Warrant and representing the remaining portion of such shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof (or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct) as soon as possible and in any event within such 10-day period.

(d) Each share of Warrant Stock issuable upon exercise of this Warrant shall, upon payment of the Warrant Exercise Price therefor, be duly authorized, validly issued, fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

(e) The Company shall not close its books against the transfer of this Warrant or of any share of Warrant Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

(f) The Company shall take all such actions as may be reasonably necessary to insure that all such shares of Warrant Stock may be so issued without violation of any applicable law or governmental regulation.

3. Reservation of Shares. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issuance upon exercise of the purchase rights evidenced by this Warrant a sufficient number of shares of its capital stock to provide for the exercise of the rights represented by this Warrant. If the shares of Warrant Stock issuable by reason of exercise of this Warrant are convertible into or exchangeable for any other stock or securities of the Company, the Company shall, at the Holder's option and upon surrender of this Warrant by such holder as provided above, together with any notice, statement or payment required to effect such conversion or exchange of Warrant Stock, deliver to such holder (or such other Person specified by such holder) a certificate or certificates representing the stock or securities into which the shares of Warrant Stock issuable by reason of such conversion are convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

4. Adjustment of Warrant Exercise Price and Warrant Stock. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Exercise Price shall be subject to adjustment to the nearest whole share (one-half and greater being rounded upward) and nearest cent (one-half cent and greater being rounded upward) from time to time upon the occurrence of certain events, as follows. Each of the adjustments provided by the subsections below shall be deemed separate adjustments and any adjustment of this Warrant pursuant to one subsection of this Section 4 shall preclude additional adjustments for the same event or transaction by the remaining subsections.

(a) Reorganization, Consolidation, Merger, Etc. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof, at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Warrant Stock issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in this Section 4.

(b) Reclassification. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) into the same or a different number or class of securities, the Company shall duly execute and deliver to the holder of this Warrant a new warrant (in form and substance reasonably satisfactory to the Holder of this Warrant), so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Warrant Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification or change by a holder of the number of shares then purchasable under this Warrant. The Company or the surviving entity shall deliver such new warrant as soon as possible and in any event within ten (10) business days after such reclassification or change. Such new warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this subparagraph (b) shall similarly apply to successive reclassifications or changes.

(c) Stock Splits or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide (by stock split) or combine (by reverse stock split) its outstanding shares of capital stock into which this Warrant is then exercisable, the Warrant Exercise Price shall be proportionately adjusted in the case of a subdivision or a combination, effective at the close of business on the date the subdivision or combination becomes effective and the number of shares of Warrant Stock issuable upon exercise of this Warrant shall be proportionately adjusted in the case of a subdivision or a combination, and in each case to the nearest whole share, effective at the close of business on the date the subdivision or combination becomes effective. The provisions of this subparagraph (c) shall similarly apply to successive subdivisions or combinations of outstanding shares of capital stock into which this Warrant is exercisable.

(d) Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Warrant Stock payable in Warrant Stock, then (A) the Warrant Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution (the “Record Date”), to that price determined by multiplying the Warrant Exercise Price in effect immediately prior to such date of determination by a fraction (1) the numerator of which shall be the total number of shares of Warrant Stock outstanding immediately prior to such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Warrant Stock outstanding immediately after such dividend or distribution and (B) the number of shares of Warrant Stock issuable upon exercise of this Warrant shall be proportionately adjusted, to the nearest whole share, from and after the Record Date by multiplying the number of shares of Warrant Stock purchasable hereunder immediately prior to such Record Date by a fraction (1) the numerator of which shall be the total number of shares of Warrant Stock outstanding immediately after such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Warrant Stock outstanding immediately prior to such dividend or distribution; or (ii) make any other dividend or distribution with respect to Warrant Stock (except any distribution specifically provided for in Sections 4(b) and 4(c) above), then, in each such case, provision shall to this Warrant be made by the Company such that the Holder of this Warrant shall receive upon exercise of this Warrant (in addition to the number of shares of stock receivable upon exercise of this Warrant) a proportionate share of any such dividend or distribution (without payment of any additional consideration therefor) as though it were the holder of all share of Warrant Stock remaining issuable upon exercise of this Warrant as of the Record Date fixed for the determination of the stockholders of the Company entitled to receive such dividend or distribution. The provisions of this subparagraph (d) shall similarly apply to successive stock dividends and other distributions by the Company. If the Company shall take a record of the holders of its Warrant Stock for the purpose of entitling them to receive a dividend or other distribution (which results in an adjustment to the shares of Warrant Stock under the terms of this Warrant) and shall, thereafter, and before such dividend or distribution is paid or delivered to shareholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then any adjustment made to the shares of Warrant Stock by reason of the taking of such record shall be reversed, and any subsequent adjustments, based thereon, shall be recomputed.

(e) Number of Warrant Shares. Simultaneously with any adjustment to the Warrant Price pursuant to this Section 4, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Warrant Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Warrant Price in effect immediately prior to such adjustment.

5. No Impairment. The Company will not, by amendment of its articles of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (a) shall not permit the par value of any shares of stock receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock, free from all taxes, liens, security interests, encumbrances, preemptive rights and charges on the exercise of the Warrants from time to time outstanding, other than any restrictions on transfer contained in this Warrant and under applicable state and federal securities laws, (c) will not take any action which results in any adjustment of the number of Warrant Shares if the total number of shares of Warrant Stock or other securities issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of Warrant Stock or other securities then authorized by the Company's articles of incorporation and available for the purpose of issue upon such exercise and (d) will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the adjustment rights of the Holder against impairment.

6. Notice of Adjustments. Whenever the Warrant Exercise Price or the number of shares of Warrant Stock purchasable hereunder shall be adjusted pursuant to Section 4 above, the Company shall issue a certificate signed by its Chief Financial Officer, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Exercise Price and the number and kind of shares of Warrant Stock purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder of this Warrant within five (5) business days after the occurrence of the event resulting in such adjustment at such Holder’s last known address in accordance with Section 12 hereof.

7. Fractional Shares. No fractional shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall pay the Holder in cash or by check the amount determined by multiplying such fractional share by the fair market value of one share of Warrant Stock as determined in accordance with Section 10(c) below.

8. Ownership; Transfer of Warrant or Warrant Stock.

(a) Register; Registered Holder. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(b) Compliance with Securities Act of 1933. The Holder of this Warrant, by acceptance hereof, agrees that this Warrant, and the shares of Warrant Stock to be issued upon exercise hereof are being acquired for investment and that such holder will not offer, sell, transfer or otherwise dispose of this Warrant, or any such shares except under circumstances which will not result in a violation of the Securities Act and any applicable state securities laws. Upon exercise of this Warrant, unless the shares being acquired are registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available, the Holder hereof shall confirm in writing that the shares so purchased are being acquired for investment and not with a view toward distribution or resale in violation of the Securities Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. Holder further confirms that Holder is an “accredited investor” (as defined under Rule 501 of Regulation D of the Securities Act). The shares of Warrant Stock issued upon exercise of this Warrant (unless registered under the Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE OR EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

Said legend shall be removed by the Company, upon the request of a Holder, at such time as the restrictions on the transfer of the applicable security shall have terminated.

(c) Transferability of the Warrant. Subject to compliance with applicable federal and states securities laws, this Warrant and the shares of Warrant Stock issuable upon exercise of this Warrant may be transferred by the Holder hereof to accredited investors only (as defined under Rule 501 of Regulation D of the Securities Act”), in whole or in part and from time to time.

(d) Method of Transfer. With respect to any offer, sale, transfer or other disposition of this Warrant or any shares of Warrant Stock acquired pursuant to the exercise of this Warrant prior to registration of such Warrant or shares, the Holder hereof shall prior to such offer, sale, transfer or other disposition:

(i) surrender this Warrant at the principal executive offices of the Company or provide evidence reasonably satisfactory to the Company of the loss, theft or destruction of this Warrant and an indemnity agreement reasonable satisfactory to the Company,

(ii) pay any applicable transfer taxes or establishing to the satisfaction of the Company that such taxes have been paid,

(iii) deliver a written assignment to the Company in substantially the form attached hereto as Exhibit B duly completed and executed prior to transfer, describing briefly the manner thereof, and

(iv) deliver a written opinion of such Holder’s legal counsel, and/or other evidence, each in a form satisfactory to the Company, to the effect that such offer, sale, transfer or other disposition may be effected without registration or qualification to an accredited investor (under the Securities Act as then in effect and any applicable state securities law then in effect) of this Warrant or the shares of Warrant Stock.

Promptly as practicable and no later than five business (5) days after receiving the items set forth above, the Company shall notify the Holder that it may sell, transfer or otherwise dispose of this Warrant or such shares, all in accordance with the terms of the notice delivered to the Company. Notwithstanding the foregoing, this Warrant or such shares may, as to such federal laws, be offered, sold or otherwise disposed of in accordance with Rule 144 under the Securities Act, provided that the Holder shall furnish such information as the Company may reasonably request to provide a reasonable assurance that the provisions of Rule 144 have been satisfied. Each certificate representing this Warrant or such shares thus transferred (except a transfer pursuant to Rule 144 or an effective registration statement) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with applicable federal and state securities laws, unless in the aforesaid opinion of counsel for the Holder, such legend is not required in order to ensure compliance with such laws. Upon any partial transfer of this Warrant, the Company will issue and deliver to such new holder a new warrant (in form and substance similar to this Warrant) with respect to the portion transferred and will issue and deliver to the Holder a new warrant (in form and substance similar to this Warrant) with respect to the portion not transferred as soon as possible and in any event within ten (10) business days after such transfer.

9. No Rights as Shareholders; Information. No holder of this Warrant, as such, prior to exercise hereof shall be entitled to vote or receive dividends or be deemed the holder of shares, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent for any corporate action. for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the shares of Warrant Stock purchasable upon the exercise hereof shall have become deliverable, as provided herein. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on such holder to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

10. Right to Convert Warrant into Stock; Non-Cash Net Exercise.

(a) Right to Convert. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion thereof, (the “Net Exercise Right”) into shares of Warrant Stock as provided in this Section 10 at any time or from time to time during the term of this Warrant. Upon exercise of the Net Exercise Right with respect to a particular number of shares of Warrant Stock subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) (X) that number of fully paid and nonassessable shares of Warrant Stock equal to the (Y) Converted Warrant Shares multiplied by the quotient obtained by dividing the result of (B) fair market value of one share of Warrant Stock less (A) the Warrant Exercise Price per share by (B) the fair market value of one share of Warrant Stock all on the Conversion Date (as herein defined).

Expressed as a formula such conversion shall be computed as follows:

X =	(B-A) B	Y

Where:	X = the number of shares of Warrant Stock that may be issued to holder

Y = the number of shares of Warrant Stock that are being surrendered pursuant to this Net Exercise Right (i.e., the Converted Warrant Shares)

A = the Warrant Exercise Price per share

B = the fair market value of one share of Warrant Stock

No fractional shares shall be issuable upon exercise of the Net Exercise Right, and, if the number of shares of Warrant Stock issued or to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined). For purposes of this Section 10, shares issued pursuant to the Net Exercise Right shall be treated as if they were issued upon the exercise of this Warrant.

(b) Method of Exercise. The Net Exercise Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with the notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed, specifying that the Holder thereby intends to exercise the Net Exercise Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 10(a) hereof as the Converted Warrant Shares) in exercise of the Net Exercise Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”).

(c) Determination of Fair Market Value. For purposes of this Section 10, “fair market value” of one share of Warrant Stock shall be: (i) if the Warrant Stock is then listed on a national stock exchange, the closing sale price of one share of Warrant Stock on such exchange on the last trading day prior to the Conversion Date; (ii) if the Warrant Stock is then quoted on The Nasdaq Stock Market, Inc. (“Nasdaq”), the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the closing sale price of one share of Warrant Stock on Nasdaq, the Bulletin Board or such other exchange or association on the last trading day prior to the Conversion Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Conversion Date; or (c) if the Warrant Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of one share of Warrant Stock as of the Conversion Date, shall be determined in good faith by the Board of Directors of the Company. If the Warrant Stock is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder prior to the exercise hereunder as to the fair market value of a share of Warrant Stock as determined by the Board of Directors of the Company.

11. Modification and Waiver; Effect of Amendment or Waiver. This Warrant and any provision hereof may be modified, amended, waived, discharged or terminated only by an instrument in writing, designated as an amendment to this Warrant and executed by a duly authorized officer of the Company and the Holder of this Warrant. Any waiver or amendment effected in accordance with this Section 11 shall be binding upon the Holder, each future holder of this Warrant or of any shares purchased under this Warrant (including securities into which such shares have been converted) and the Company.

12. Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered by personal delivery, or shall be sent by certified United States mail, first-class postage prepaid or by overnight delivery using a nationally recognized courier service, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated on the signature page of this Warrant. All such notices, request, communications or other documents shall be deemed to have been received by the recipient (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by a nationally recognized courier service, on the next business day subsequent to deposit with the courier and (iii) in the case of mailing, on the fourth business day following the date of deposit in the United States mails, first-class postage prepaid.

13. Successors. The obligations of the Company relating to the shares of Warrant Stock issuable upon the exercise of this Warrant shall inure to the benefit of the successors and assigns of the Holder hereof and shall be binding upon any successor entity whether upon a Change of Control or sale of all or substantially all of the assets of the Company. Upon such event, the successor entity shall assume the obligations of this Warrant, and this Warrant (or any substitute warrant as provided hereinbefore) shall be exercisable for the securities, cash and property of the successor entity on the terms provided herein. As used in this Warrant, “Change of Control” shall mean a merger or consolidation of the Company with or into any other corporation or business entity, other than in the case of a merger or consolidation, where the holders of the Company’s voting securities as constituted immediately prior thereto continue to hold after such merger or consolidation at least fifty percent (50%) of the voting securities of the Company or surviving entity, as applicable, immediately after such merger or consolidation, including the public company merger.

14. Lost Warrants or Stock Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of a security or an indemnity agreement satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such mutilated Warrant or stock certificate, the Company will issue and deliver a new warrant (containing the same terms as this Warrant) or stock certificate, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

15. Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

16. Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California, without reference to principles governing choice or conflicts of laws.

17. Severability. In the event that any one or more of the provisions contained in this Warrant shall for any reason be held to be invalid, illegal or unenforceable in any respect, such provision(s) shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Warrant and such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant, which shall remain in full force and effect.

18. Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

19. Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party in such dispute shall be entitled to collect its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed as of the issue date of this Warrant by its duly authorized officers.

AMERICAN ETHANOL, INC.
A Nevada corporation

By:
Name: Eric McAfee, Executive Chairman

Address: 10600 N. De Anza Blvd., Suite 250,
Cupertino, CA 95014

Accepted and Agreed:

By:
Name:
Title:
Address:

EXHIBIT A

NOTICE OF EXERCISE

To: American Ethanol, Inc. (the “Company”)

20. The undersigned hereby:

o
elects to purchase __________ shares of Warrant Stock (as defined in the Warrant) of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full; or

o	elects to exercise its net issuance rights pursuant to Section 11 of the attached Warrant with respect to __________ shares Warrant Stock.

21. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

(City, State)

22. The undersigned represents that the aforesaid shares being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

_______________
(Date)

(Signature)

Signature must be guaranteed by a commercial bank or trust company or a member firm of a major stock exchange if shares of Warrant Stock are to be issued, or securities are to be delivered, other than to or in the name of the registered holder of this Warrant.

NOTICE: Signature must correspond in all respects with the name as written upon the face of the Warrant in every particular without alteration or any change whatever.

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned holder of the attached Warrant hereby sells, assigns and transfers unto ____________________ whose address is _______________________________________ and whose taxpayer identification number is _________________ the undersigned’s right, title and interest in and to the Warrant issued by American Ethanol, Inc., a Nevada corporation (the “Company”) to purchase _______ shares of the Company’s stock, and does hereby irrevocably constitute and appoint __________________________ attorney to transfer said Warrant on the books of the Company with full power of substitution in the premises.

In connection with such sale, assignment, transfer or other disposition of this Warrant, the undersigned hereby confirms that:

o
such sale, transfer or other disposition may be effected without registration or qualification (under the Securities Act of 1933 as then in effect and any applicable state securities law then in effect) of this Warrant or the securities issuable thereunder and has attached hereto a written opinion of such Holder’s counsel to that effect; or

o	such sale, transfer or other disposition has been registered under the Securities Act of 1933, as amended, and registered and/or qualified under all applicable state securities laws.

_______________
(Date)

(Signature) Signature must correspond in all respects with the name as written upon the face of the Warrant in every particular without alteration or any change whatever.

AMERICAN ETHANOL, INC.

2007 STOCK PLAN

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

(b) “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(g) “Common Stock” means the Common Stock of the Company.

(h) “Company” means American Ethanol, Inc., a Nevada corporation.

(i) “Consultant” means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

(j) “Director” means a member of the Board.

(k) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(l) “Employee” means any person, including officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(o) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(p) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(q) “Option” means a stock option granted pursuant to the Plan.

(r) “Option Agreement” means a written or electronic agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(s) “Optioned Stock” means the Common Stock subject to an Option or a Stock Purchase Right.

(t) “Optionee” means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

(u) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(v) “Plan” means this 2007 Stock Plan.

(w) “Restricted Stock” means Shares issued pursuant to a Stock Purchase Right or Shares of restricted stock issued pursuant to an Option.

(x) “Restricted Stock Purchase Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to Shares purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the notice of grant.

(y) “Service Provider” means an Employee, Director or Consultant.

(z) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 below.

(aa) “Stock Purchase Right” means a right to purchase Common Stock pursuant to Section 11 below.

(bb) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be subject to Options or Stock Purchase Rights and sold under the Plan is 4,000,000 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, the unpurchased Shares that were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of either an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

(a) Administrator. The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Options and Stock Purchase Rights may from time to time be granted hereunder;

(iii) to determine the number of Shares to be covered by each such award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vii) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by Optionees to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

(viii) to construe and interpret the terms of the Plan and Options granted pursuant to the Plan.

(c) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

5. Eligibility. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) Incentive Stock Option Limit. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b) At-Will Employment. Neither the Plan nor any Option or Stock Purchase Right shall confer upon any Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate such relationship at any time, with or without cause, and with or without notice.

7. Term of Plan. Subject to stockholder approval in accordance with Section 19, the Plan shall become effective upon its adoption by the Board. Unless sooner terminated under Section 15, it shall continue in effect for a term of ten (10) years from the later of (i) the effective date of the Plan, or (ii) the earlier of the most recent Board or stockholder approval of an increase in the number of Shares reserved for issuance under the Plan.

8. Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

9. Option Exercise Price and Consideration.

(a) Exercise Price. The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

(b) Forms of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of, without limitation, (i) cash, (ii) check, (iii) promissory note, (iv) other Shares, provided Shares that were acquired directly from the Company (x) have been owned by the Optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (vi) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to Optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e) Leaves of Absence.

(i) Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be suspended during any unpaid leave of absence.

(ii) A Service Provider shall not cease to be an Employee in the case of (A) any leave of absence approved by the Company or (B) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.

(iii) For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91 st day of such leave, any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

11. Stock Purchase Rights.

(a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable within 90 days of the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at such rate as the Administrator may determine.

(c) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(d) Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have rights equivalent to those of a stockholder and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

12. Transferability of Options and Stock Purchase Rights. Unless determined otherwise by the Administrator, Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee, only by the Optionee.

13. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Option or Stock Purchase Right.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation in a merger or Change in Control refuses to assume or substitute for the Option or Stock Purchase Right, then the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon expiration of such period. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or Change in Control, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of common stock in the merger or Change in Control.

14. Time of Granting Options and Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such later date as is determined by the Administrator. Notice of the determination shall be given to each Service Provider to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

15. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Board shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

16. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Option or Stock Purchase Right, the Administrator may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18. Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19. Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

AMERICAN ETHANOL, INC.

2007 STOCK PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the 2007 Stock Plan shall have the same defined meanings in this Stock Option Agreement.

I. NOTICE OF STOCK OPTION GRANT

Name:

Address:

The undersigned Optionee has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant

Vesting Commencement Date

Exercise Price per Share	$

Total Number of Shares Granted

Total Exercise Price	$

Type of Option:		Incentive Stock Option

Nonstatutory Stock Option

Term/Expiration Date:

Vesting Schedule:

This Option shall be exercisable, in whole or in part, according to the following vesting schedule:

[25% of the Shares subject to the Option shall vest on the one (1) year anniversary of the Vesting Commencement Date, and 1/48 of the Option shall vest each month thereafter, subject to Optionee continuing to be a Service Provider on such dates.]

Termination Period:

This Option shall be exercisable for [three (3) months] after Optionee ceases to be a Service Provider. Upon Optionee’s death or Disability, this Option may be exercised for [one (1) year] after Optionee ceases to be a Service Provider. In no event may Optionee exercise this Option after the Term/Expiration Date as provided above.

II. AGREEMENT

1. Grant of Option. The Plan Administrator of the Company hereby grants to the Optionee named in the Notice of Grant (the “Optionee”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 15(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option (“NSO”).

2. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement.

(b) Method of Exercise. This Option shall be exercisable by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

3. Optionee’s Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit B .

4. Lock-Up Period. Optionee hereby agrees that Optionee shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Optionee (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act.

Optionee agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Optionee shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Optionee agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section.

5. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a) cash or check;

(b) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(c) surrender of other Shares which, (i) in the case of Shares acquired from the Company, either directly or indirectly, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

6. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law.

7. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

9. Tax Obligations.

(a) Withholding Taxes. Optionee agrees to make appropriate arrangements with the Company (or the Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise. Optionee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (1) the date two years after the Date of Grant, or (2) the date one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.

10. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws but not the choice of law rules of [STATE].

11. No Guarantee of Continued Service. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE	AMERICAN ETHANOL, INC.

Signature	By

Print Name	Title

Residence Address

EXHIBIT A

2007 STOCK PLAN

EXERCISE NOTICE

AMERICAN ETHANOL, INC.
Address:______________

Attention: _____________

1. Exercise of Option. Effective as of today, _____________, _____, the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase _________ shares of the Common Stock (the “Shares”) of AMERICAN ETHANOL, INC. (the “Company”) under and pursuant to the 2007 Stock Plan (the “Plan”) and the Stock Option Agreement dated ____________, ____ (the “Option Agreement”).

2. Delivery of Payment. Optionee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement, and any and all withholding taxes due in connection with the exercise of the Option.

3. Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised in accordance with the Option Agreement. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 13 of the Plan.

5. Company’s Right of First Refusal Before any Shares held by Optionee or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section (the “Right of First Refusal”).

(a) Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

(b) Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

(c) Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

(d) Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(e) Holder’s Right to Transfer. If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 120 days after the date of the Notice, that any such sale or other transfer is effected in accordance with any applicable securities laws and that the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(f) Exception for Certain Family Transfers. Anything to the contrary contained in this Section notwithstanding, the transfer of any or all of the Shares during the Optionee’s lifetime or on the Optionee’s death by will or intestacy to the Optionee’s immediate family or a trust for the benefit of the Optionee’s immediate family shall be exempt from the provisions of this Section. “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Shares so transferred subject to the provisions of this Section, and there shall be no further transfer of such Shares except in accordance with the terms of this Section.

(g) Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) the first sale of Common Stock of the Company to the general public, or (ii) a Change in Control in which the successor corporation has equity securities that are publicly traded.

6. Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

7. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE EXERCISE NOTICE BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD NOT TO EXCEED 180 DAYS FOLLOWING THE EFFECTIVE DATE OF THE UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(b) Stop-Transfer Notices. Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8. Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

9. Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Optionee or by the Company forthwith to the Administrator which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

10. Governing Law; Severability. This Exercise Notice is governed by the internal substantive laws but not the choice of law rules, of [STATE]. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Option Agreement will continue in full force and effect.

11. Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan, the Option Agreement and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

Submitted by:	Accepted by:
OPTIONEE	AMERICAN ETHANOL, INC.

Signature	By

Print Name	Title

Address:	Address:

Date Received

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

OPTIONEE:

COMPANY:	AMERICAN ETHANOL, INC.

SECURITY:	COMMON STOCK

AMOUNT:

DATE:

In connection with the purchase of the above-listed Securities, the undersigned Optionee represents to the Company the following:

(a) Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Optionee is acquiring these Securities for investment for Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b) Optionee acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Optionee’s investment intent as expressed herein. In this connection, Optionee understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Optionee’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. Optionee further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Optionee further acknowledges and understands that the Company is under no obligation to register the Securities. Optionee understands that the certificate evidencing the Securities will be imprinted with any legend required under applicable state securities laws.

(c) Optionee is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to the Optionee, the exercise will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Company, (3) the amount of Securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires the resale to occur not less than one year after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144; and, in the case of acquisition of the Securities by an affiliate, or by a non-affiliate who subsequently holds the Securities less than two years, the satisfaction of the conditions set forth in sections (1), (2), (3) and (4) of the paragraph immediately above.

(d) Optionee further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Optionee understands that no assurances can be given that any such other registration exemption will be available in such event.

Signature of Optionee:

Date:	,

EXHIBIT B

AMERICAN ETHANOL, INC.
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of February 28, 2007 by and among AMERICAN ETHANOL, INC., a Nevada corporation (the “Company”), the purchasers of Series A Preferred Stock of the Company (the “Series A Investors”) pursuant to those certain Series A Preferred Stock Subscription Agreements dated as of varying dates in February, March and April, 2006 (the “Series A Agreements”) and the purchasers of Series B Preferred Stock of the Company (the “First Series B Investors”) pursuant to that certain Series B Preferred Stock Purchase Agreement dated September 5, 2006, (the “First Series B Agreements”), and the purchasers of Series B Preferred Stock of the Company (the “Second Series B Investors” and together with the First Series B Investors, the “Series B Investors”) pursuant to that certain Series B Preferred Stock Purchase Agreement of even date herewith (the “Second Series B Agreements” and together with the First Series B Agreements, the “Series B Agreements”) (the Series A Investors and the Series B Investors being collectively referred to herein as the “Investors”).

WHEREAS, in connection with the First Series B Agreements, the Company, the Series A Investors and the First Series B Investors entered into that certain Amended and Restated Registration Rights Agreement dated September 5, 2006 (the “Prior Rights Agreement”);

WHEREAS, pursuant to the Second Series B Agreements, the Company shall sell and the Second Series B Investors shall purchase up to 20,000,000 shares of Series B Preferred Stock of the Company (the “Series B Preferred” and, collectively with the Series A Preferred, the “Preferred Stock”);

WHEREAS, the obligation of each of the Second Series B Investors to purchase their respective shares of Series B Preferred is conditioned upon, among other things, the execution and delivery of this Agreement;

WHEREAS, a majority of the Series A Preferred and the First Series B Preferred have consented to the amendment and restatement of the Prior Rights Agreement in its entirety and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Rights Agreement;

WHEREAS, the Second Series B Investors desire to enter into this Agreement with the Series A Investors, the First Series B Investors and the Company and upon so doing, this Agreement shall be binding upon all holders of the Preferred Stock and shall supersede the Prior Rights Agreement and any and all other agreements regarding the subject matter hereof;

WHEREAS, the Company has entered into an agreement with Marwich II, Ltd. (“Marwich”), a Colorado corporation, which shares of common stock are currently registered with the Commission and quoted on the NASD OTC Bulletin Board under the trading symbol “MWII,” pursuant to which the Company will merge with and into Marwich (the “Merger Agreement”); provided, however , that the offering of the Series B Preferred is not conditioned on the completion of such merger;

NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean the Common Stock of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Holder” or “Holders” shall mean any Person or Persons to whom Registrable Securities were originally issued or permitted transferees under this Agreement who hold Registrable Securities.

“Liquidity Event” shall mean (i) any merger, consolidation or business combination of the Company with any other entity other than an affiliate of the Company and pursuant to which the Company is not the surviving entity, (ii) any sale of all or substantially all of the assets of the Company, or (iii) any bona fide offer by the Company or a third party, approved by the Company’s board of directors, to purchase, at a price not less than fair market value, all or substantially all of the securities of the Company.

“Merger” shall mean the merger between the Company and Marwich pursuant to the Merger Agreement, or, if such merger is not consummated, a merger between the Company and a Public Shell or a wholly-owned subsidiary of a Public Shell, which qualifies as a “Reverse Merger” under the Company’s Amended and Restated Articles of Incorporation as in effect on the Series B Agreements Closing Date.
“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and governmental or any department or agency thereof.

“Placement Agent” shall mean Chadbourn Securities, Inc. and/or any other placement agent engaged by the Company in connection with the Series B Agreements.

“Placement Agent Warrants” shall mean warrants to purchase Common Stock issued to the Placement Agent pursuant to the Engagement Letter between the Company and Chadbourn Securities, Inc.

“Prospectus” shall mean (i) the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A, 430B or 430C promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus and (ii) any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Public Sale” shall mean any sale of securities to the public pursuant to (i) an offering registered under the Securities Act or (ii) the provisions of Rule 144 (or any similar rule or rules then in effect) under the Securities Act.

“Public Shell” shall mean a company identified by the Company’s management as an appropriate party to a Reverse Merger, which is a reporting company under Section 13 or 15 of the Securities Act or 1934, as amended, whose securities are quoted on the OTC Bulletin Board, NASDAQ Capital Market or a national securities exchange in the United States.

“Register,” “registered” and “registration” shall mean a registration effected by preparing and filing a registration statement or statements or similar documents in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document by the Commission.

“Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Preferred Stock, (ii) shares of Common Stock issued or issuable pursuant to the exercise of the Placement Agent Warrants, and (ii) stock issued with respect to or in any exchange for or in replacement of stock referred to in (i) and/or (ii) hereof.

“Registration Statement” means a registration statement of the Company, a successor entity or the Public Shell, filed under the 1933 Act covering the Registrable Securities.

“Requisite Period” shall mean, (i) with respect to a firm commitment underwritten public offering, the period commencing on the effective date of the Registration Statement and ending on the date each underwriter has completed the distribution of all securities purchased by it, and, (ii) with respect to any other registration, the period commencing on the effective date of the Registration Statement and ending on the earlier of the date on which the sale of all Registrable Securities covered thereby is completed or 90 days after such effective date.
“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statue, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the applicable time.

“Series B Agreements Closing Date” shall mean the closing date of the sale of shares of Series B Preferred in the offering to the Second Series B Investors pursuant to the Second Series B Agreements.

 2. Registration Following a Merger.

(a) Filing of Registration Statement. Promptly following the closing of the Merger (the “Merger Closing Date") but no later than thirty (30) days after the Merger Closing Date (the "Filing Deadline"), the Company shall prepare and file with the Commission one Registration Statement on Form S-1 or Form SB-2 (or, if Form S-1 or Form SB-2 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Registrable Securities), covering the resale of the Registrable Securities. Such Registration Statement also shall cover, to the extent allowable under the 1933 Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions involving any adjustments with respect to the Registrable Securities. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 2(c) to the Investors’ counsel prior to its filing or other submission.
(b) Effectiveness.

(i) The Company shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable. The Company shall notify the Investors by facsimile or e-mail as promptly as practicable, and in any event, within one Business Day, after the Registration Statement is declared effective and shall simultaneously provide the Investors with copies of the Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(ii) If (A) a Registration Statement covering the Registrable Securities is not declared effective by the Commission within (i) one hundred fifty (150) days after the Filing Deadline, in the event that the Registration Statement is selected for review by the Commission, or (ii) ninety (90) days after the Filing Deadline, in the event that the Registration Statement is not selected for review by the Commission, or (B) after the Registration Statement has been declared effective by the Commission, sales cannot be made pursuant to such Registration Statement for any reason (including without limitation by reason of a stop order, or the Company's failure to update the Registration Statement), but excluding the inability of any Investor to sell the Registrable Securities covered thereby due to market conditions and except as excused pursuant to subparagraph (ii) below, then the Company will make pro rata payments to each Investor, as liquidated damages and not as a penalty, in an amount equal to 0.5% of the aggregate purchase price paid by such Investor for the Preferred Stock for each 30-day period or pro rata for any portion thereof following (i) the date by which or on which such Registration Statement should have been filed or effective, as the case may be, or (ii) the date on which sales could not be made as set forth in (B) above, and until the date on which the Registration Statement is filed or becomes effective or regains its effectiveness, as the case may be (the "Blackout Period"). Such payments shall be in full compensation to the Investors, and shall constitute the Investors' exclusive remedy for such events. The amounts payable as liquidated damages pursuant to this paragraph shall be paid monthly within three (3) Business Days of the last day of each month following the commencement of the Blackout Period until the termination of the Blackout Period. Such payments shall be made to each Investor in cash or shares of common stock, at the Company’s option.

(iii) For not more than forty-five (45) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period, the Company may delay the disclosure of material non-public information concerning the Company, by suspending the use of any Prospectus included in any registration contemplated by this Section containing such information, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company (an "Allowed Delay"); provided, that the Company shall promptly (a) notify the Investors in writing of the existence of (but in no event, without the prior written consent of an Investor, shall the Company disclose to such Investor any of the facts or circumstances regarding) material non-public information giving rise to an Allowed Delay, (b) advise the Investors in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

(c) Company Obligations. The Company will use commercially reasonable efforts to effect the registration of the Registrable Securities pursuant to this Section 2 in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

(i) use commercially reasonable efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all Registrable Securities covered by such Registration Statement as amended from time to time, have been sold or (ii) the date at which all the Registrable Securities covered by such Registration Statement as amended from time to time, can be sold in any three-month period without registration in compliance with Rule 144 of the Securities Act (the "Effectiveness Period") and advise the Investors in writing when the Effectiveness Period has expired;

(ii) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for the Effectiveness Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby;

(iii) provide copies to and permit one counsel for the Investors to review each Registration Statement and all amendments and supplements thereto in substantially the form intended to be filed no fewer than seven (7) days prior to their filing with the Commission and not file any document to which such counsel reasonably objects; provided, however , that in no event shall the Company be required to reimburse legal fees in excess of $20,000 pursuant to this Section 2;

(iv) furnish to the Investors and one counsel for the Investors’ (A) promptly after the same is prepared and publicly distributed, filed with the Commission, or received by the Company (but not later than two (2) Business Days after the filing date, receipt date or sending date, as the case may be) one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus, each Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the Commission or the staff of the Commission, and each item of correspondence from the Commission or the staff of the Commission, in each case relating to such Registration Statement (other than any portion thereof which contains information for which the Company has sought confidential treatment), and (B) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor that are covered by the related Registration Statement;

(v) notify the Investors of the issuance of any stop order or other suspension of effectiveness of the Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction;

(vi)  use commercially reasonable efforts to (A) prevent the issuance of any stop order or other suspension of effectiveness and, (B) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment;

(vii) prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the Investors and the Investors’ Counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions reasonably requested by the Investors and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however , that the Company shall not be required in connection therewith or as a condition thereto to (A) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2(c), (B) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 2(c), or (C) file a general consent to service of process in any such jurisdiction;

(viii) use commercially reasonable efforts to cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed;

(ix) immediately notify the Investors, at any time when a Prospectus relating to Registrable Securities is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any Holder, promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

(x) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

(xi)  with respect to any particular Investor, it shall be a condition precedent to the obligations of the Company under this Section 2, that such Investor shall furnish to the Company on the date hereof an executed Registration Statement Questionnaire in the form attached hereto as Appendix I, and that such Investor shall otherwise comply with the provisions of Section 8 hereof.

3. Demand Registration.

(a) In the event that the Merger is not consummated or is terminated pursuant to its terms within 180 days after the Series B Agreements Closing Date (the “Merger Deadline”), then upon the written request of Holders holding at least 20% of the Registrable Securities then outstanding (the “Initiating Holders”), the Company shall use commercially reasonable efforts to effect a registration under the Securities Act of all Registrable Securities in accordance with Section 7; provided, however , that the Company shall not be obligated to effect a registration pursuant to this Section 3(a):

(i) prior to the Merger Deadline;

(ii)  in any particular jurisdiction in which the Company would be required to: (a) qualify to do business, where it would not otherwise be required to qualify, (b) subject itself to general taxation, where it would not otherwise be so subject, or (c) execute a general consent to service of process unless it is already subject to service in such jurisdiction and except as required by the Securities Act;

(iii) if the Company, within ten (10) days of the receipt of the request of such Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within thirty (30) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities); or

(iv) if the Company furnishes to such Holders a certificate signed by the Company’s Chief Executive Officer stating that in the good faith judgment of the Company’s Board of Directors, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed on or before the date filing would be required and it is therefore essential to defer the filing of such registration statement, in which case the Company shall have the right to defer such filing for a period of not more than ninety (90) days after the furnishing of such a certificate of deferral; provided, however , that this right may be exercised only once in any twelve (12) month period.

 (b) Within 10 days of receipt of any demand notice under Section 3(a) above, the Company shall give written notice (a “Company Notice”) to all Holders. Thereafter, the Company shall use commercially reasonable efforts to register under the Securities Act, the number of Registrable Securities specified in such demand notice (and in all notices received by the Company from other Holders within twenty (20) days after the giving of such Company Notice). If the method of disposition shall be an underwritten public offering, all Holders of the Registrable Securities to be sold in such offering shall enter into an underwriting agreement in customary form with the underwriter selected for such underwriting by the Company (which underwriter shall be reasonably acceptable to the Holders of majority of the Registrable Securities to be sold in such offering). The Company shall be obligated to register Registrable Securities pursuant to Section 3(a) on one occasion only;  provided , that each such obligation shall be deemed satisfied only when a registration statement covering all Registrable Securities specified in notices received as aforesaid, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such Registrable Securities shall have been sold pursuant thereto.

(c) If a demand registration is an underwritten offering and the managing underwriters shall advise the Company in writing that in their opinion the number of Registrable Securities requested to be included in such offering exceeds the number of shares which can be sold in an orderly manner in such offering within a price range acceptable to the Initiating Holders without adversely affecting the marketability of the offering, then the Company shall so advise all Holders, and the number of Registrable Securities that may be included in the registration and underwriting shall be allocated (i) first to the Initiating Holders in proportion to the respective amounts of Registrable Securities held by such Holders, and (ii) second, to other shareholders of the Company who have requested registration, according to the number of such securities requested by them to be so included.

(d) The right of the Holders of Registrable Securities to have their securities registered in a demand registration shall terminate at the earlier of: (i) three (3) years following the Series B Agreements Closing Date; or (ii) as to any Holder, such earlier time at which all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three-month period without registration in compliance with Rule 144 of the Securities Act.

4. Piggyback Registration.

(a) If the Company at any time (other than pursuant to Sections 2, 3 or 5 hereof) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4 or S-8 and any similar successor forms) (a “ Piggyback Registration”), each such time it will give prompt written notice to such effect to all Holders at least thirty (30) days prior to such filing. Upon the written request of any such Holder, received by the Company within twenty (20) days after the giving of any such notice by the Company, to register any of its Registrable Securities, the Company will, subject to Section 4(b) below, cause all Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the Registration Statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the Holder of such Registrable Securities so registered. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 4 without thereby incurring any liability to the Holders.

(b) In the event that any Piggyback Registration shall be, in whole or in part, an underwritten public offering of Common Stock and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and/or other securities requested to be included in such offering exceeds the number of shares which can be sold in an orderly manner in such offering within a price range acceptable to the Company without adversely affecting the marketability of the offering, then the Company will include in such registration (i) first, the securities the Company proposes to sell; (ii) second, the Registrable Securities pro rata from among the Holders according to the number of Registrable Securities held by such Holders; and (iii) third to other shareholders requesting registration pro rata. Notwithstanding the foregoing, however, the number of Registrable Securities to be included in such registration and underwriting under this Section 4(b) shall not be reduced to less than thirty percent (30%) of the aggregate securities requested to be included by the Holders in such registration without prior consent of at least a majority of the Holders who have requested their shares to be included in such registration and underwriting.

(c) The right of the Holders of Registrable Securities to have their securities registered in a Piggyback registration shall terminate at the earlier of (i) three (3) years following the Series B Agreements Closing Date, or (ii) as to any Holder, such earlier time at which all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three-month period without registration in compliance with Rule 144 of the Securities Act.

5. Registration on Form S-3.

(a) In addition to the rights under Section 3 and 4 hereof, if at any time (i) a Holder or Holders of at least  20%  of the total Registrable Securities then outstanding request(s) that the Company file a registration statement on Form S-3 or any successor form thereto for a public offering of all or any portion of the Registrable Securities held by such requesting Holder or Holders, where the reasonably anticipated aggregate price to the public of this public offering would exceed $1,000,000 and (ii) the Company is a registrant entitled to use Form S-3 or any successor form thereto to register such Registrable Securities, the Company shall use commercially reasonable efforts to register under the Securities Act on Form S-3 or any successor form thereto, the number of Registrable Securities specified in such notice; provided, however , that the Company shall not be required to effect a registration pursuant to this Section 5:

(i) at any time prior to six months following the effective date of a registration statement for the offering of its securities effected under Sections 3 or 4;

(ii) in any particular jurisdiction in which the Company would be required to: (a) qualify to do business, where it would not otherwise be required to qualify, (b) subject itself to general taxation, where it would not otherwise be so subject, or (c) execute a general consent to service of process unless it is already subject to service in such jurisdiction and except as required by the Securities Act;

(iii) if the Company, within ten (10) days of the receipt of the request of such Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within thirty (30) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities);

(iv) if the Company furnishes to such Holders a certificate signed by the Company’s Chief Executive Officer stating that in the good faith judgment of the Company’s Board of Directors, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed on or before the date filing would be required and it is therefore essential to defer the filing of such registration statement, in which case the Company shall have the right to defer such filing for a period of not more than ninety (90) days after the furnishing of such a certificate of deferral; provided, however, that this right may be exercised only once in any twelve (12) month period; or

(vi) after the Company has effected two (2) Registration Statements pursuant to this Section 5.
(b) The right of the Holders of Registrable Securities to have their securities registered on Form S-3 under this Section 5 shall terminate at the earlier of (i) three (3) years following the Series B Agreements Closing Date, or (ii) as to any Holder, such earlier time at which all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three-month period without registration in compliance with Rule 144 of the Securities Act.

6. Holdback Agreement. In connection with registration of Registrable Securities pursuant to Sections 3, 4 or 5 in connection with an underwritten public offering, the Holders of Registrable Securities agree, if so requested by the underwriter or underwriters, not to effect any Public Sale or distribution (including any sale pursuant to Rule 144 under the Securities Act) of any Registrable Securities, and not to effect any such Public Sale or distribution of any other equity security of the Company or its successor or of any security convertible into or exchangeable or exercisable for any equity security of the Company or its successor (in each case, other than as part of such underwritten public offering) during the seven days prior to and the 120 days following the effective date of the Registration Statement (other than a registration statement on Form S-4 or S-8) with respect to such underwritten public offering if the holders of Registrable Securities were afforded the opportunity to include all of their Registrable Securities therein pursuant to the provisions of this Agreement.

7. Registration Procedures. If and whenever the Company is required by the provisions of Sections 3, 4 or 5 hereof to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act, the Company will, subject to the foregoing, as expeditiously as possible:

(a) prepare and file with the Commission a Registration Statement with respect to such securities within 60 days after delivery of a demand notice under Section 3(a) or Section 5 hereof, and use commercially reasonable efforts to cause such Registration Statement (A) to become effective not later than (i) one hundred fifty (150) days after its filing, in the event that the Registration Statement is selected for review by the Commission, or (ii) ninety (90) days after its filing, in the event that the Registration Statement is not selected for review by the Commission and (B) to remain effective for the Requisite Period.

If the Company does not meet the requirements of this subsection 7(a) with respect to a registration under Section 3 only, except in the event of a Grace Period, then the Company will make pro rata payments to each Investor, as liquidated damages and not as a penalty, in an amount equal to 0.5% of the aggregate purchase price paid by such Investor for the Preferred Stock for each 30-day period or pro rata for any portion thereof following the date by which or on which such Registration Statement should have been filed or effective, as the case may be, and until the Registration Statement is filed, becomes effective, or regains its effectiveness, as the case may be (the "Failure Period"). Such payments shall be in full compensation to the Investors, and shall constitute the Investors' exclusive remedy for such events. The amounts payable as liquidated damages pursuant to this paragraph shall be paid monthly within three (3) Business Days of the last day of each month following the commencement of the Failure Period and until the termination of the Blackout Period.

For not more than forty-five (45) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period, the Company may delay the disclosure of material non-public information concerning the Company, by suspending the use of any Prospectus included in any registration contemplated by Sections 3, 4 or 5 containing such information, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company (a "Grace Period"); provided, that the Company shall promptly (a) notify the Holders in writing of the existence of (but in no event, without the prior written consent of an Investor, shall the Company disclose to such Holder any of the facts or circumstances regarding) material non-public information giving rise to the Grace Period, (b) advise the Holder in writing to cease all sales under the Registration Statement until the end of the Grace Period and (c) use commercially reasonable efforts to terminate a Grace Period as promptly as practicable.

(b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Requisite Period and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement in accordance with the intended method of disposition set forth in such Registration Statement for such period;

(c) furnish to each seller of Registrable Securities and to each underwriter such number of copies of the Registration Statement and the Prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the intended disposition of the Registrable Securities covered by such registration statement;

(d) use commercially reasonable efforts (i) to register or qualify the Registrable Securities covered by such Registration Statement under the securities or “blue sky” laws of such jurisdictions as the seller of Registrable Securities or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, (ii) to prepare and file in those jurisdictions such amendments (including post effective amendments) and supplements, and take such other actions, as may be necessary to maintain such registration and qualification in effect at all times for the period of distribution contemplated thereby and (iii) to take such further action as may be necessary or advisable to enable the disposition of the Registrable Securities in such jurisdictions, provided, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified, to subject itself to general taxation where it would not otherwise be so subject, or to consent to general service of process in any such jurisdiction;

(e) use commercially reasonable efforts to list the Registrable Securities covered by such registration statement with any securities exchange or over-the-counter market on which the Common Stock of the Company or its successor is then listed or quoted;

(f) immediately notify each seller of Registrable Securities and each underwriter under such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the Prospectus contained in such Registration Statement, as then in effect, includes any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and promptly amend or supplement such Registration Statement to correct any such untrue statement or omission;

(g) notify each seller of Registrable Securities of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose and make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, obtain the lifting thereof at the earliest possible time;

(h) permit a single firm of counsel designated as selling shareholders' counsel by the holders of a majority in interest of the Registrable Securities and all other securities being registered (“ Shareholders Counsel”) to review the registration statement and all amendments and supplements thereto for a reasonable period of time prior to their filing ( provided, however , that in no event shall the Company be required to reimburse legal fees in excess of $20,000 per Registration Statement pursuant to this Section 7(h)) and the Company shall not file any document in a form to which Shareholders Counsel reasonably objects;

(i) make generally available to its security holders as soon as practicable, but not later than 90 days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 under the Securities Act) covering a 12-month period beginning not later than the first day of the Company's next fiscal quarter following the effective date of the Registration Statement;

(j) if the offering is an underwritten offering, the Company will enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are usual and customary in the securities business for such an arrangement between such underwriter and companies of the Company's size and investment stature, including, without limitation, customary holdback, indemnification and contribution provisions;

(k) if the offering is an underwritten offering, at the request of any seller of Registrable Securities, use its best efforts to furnish to such seller of Registrable Securities on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) a copy of an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters, stating that such Registration Statement has become effective under the Securities Act and (A) that to the knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) that the Registration Statement, the related Prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements or other financial information contained therein) and (C) to such other effects as are customarily the subject of opinions of issuer’s counsel provided to underwriters in underwritten public offerings and are reasonably requested by counsel for the underwriters and (ii) a copy of a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the Registration Statement or the Prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five Business Days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

(l) make available for inspection by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(m) provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the Registration Statement; and

(n) take all actions reasonably necessary to facilitate the timely preparation and delivery of certificates (not bearing any legend restricting the sale or transfer of such securities) representing the Registrable Securities to be sold pursuant to the Registration Statement and to enable such certificates to be in such denominations and registered in such names as the Holders or any underwriters may reasonably request.

8. Obligations of the Holders.

(a)  At least seven (7) Business Days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each seller of Registrable Securities in writing of the information the Company requires from each such seller. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular seller of Registrable Securities that such seller shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

(b) Each Holder, by such Holder’s acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Holder has notified the Company in writing of such Holder’s election to exclude all of such Holder’s Registrable Securities from such Registration Statement.

(c) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 2(c)(v) or 2(c)(ix) and Sections 7(g) or 7(f), such Investor will immediately discontinue disposition of Registrable Securities pursuant to the applicable Registration Statement(s) covering such Registrable Securities until such Holder receives copies of the supplemented or amended Prospectus contemplated by such sections or a notice that no supplement or amendment is required.

(d) Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it in connection with sales of Registrable Securities pursuant to a Registration Statement.

9. Expenses. All expenses incurred by the Company in complying with Sections 2, 3, 4 and 5, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., fees of transfer agents and registrars, costs of insurance and fees and disbursements of one counsel for the seller of Registrable Securities and all other securities being registered, but excluding any Selling Expenses, are called “ Registration Expenses .” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called “ Selling Expenses .”
Subject to the limitation on legal expenses set forth in Sections 2(c)(iii) or 7(h), as the case may be, the Company will pay all Registration Expenses in connection with each Registration Statement filed hereunder. All Selling Expenses in connection with each Registration Statement shall be borne by the participating sellers in proportion to the number of Registrable Securities sold by each or as they may otherwise agree.

10. Indemnification and Contribution. (a) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to the terms of this Agreement, the Company will indemnify and hold harmless and pay and reimburse each seller of such Registrable Securities thereunder, each underwriter of Registrable Securities thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act, from and against, and pay or reimburse them for, any losses, claims, expenses, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act pursuant hereto, any preliminary prospectus (unless superseded by a final Prospectus) or final Prospectus contained therein, or any amendment or supplement thereof, or (ii) the omission or alleged omission to state in any such Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation of the Securities Act or any state securities or blue sky laws applicable to the Company and relating to action or inaction required by the Company in connection with the offering of Registrable Securities and specifically will reimburse each such seller, each underwriter and each such controlling person for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage or liability (or action in respect thereof); provided , that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon the Company's reliance on an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such seller, any such underwriter or any such controlling person in writing specifically for use in such Registration Statement or Prospectus; and provided , further , that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in such Registration Statement or Prospectus, which untrue statement or alleged untrue statement or omission or alleged omission is completely corrected in an amendment or supplement to the Registration Statement or Prospectus and such seller or such controlling person thereafter fails to deliver or cause to be delivered such Registration Statement or Prospectus as so amended or supplemented prior to or concurrently with the Registrable Securities, or the written confirmation of the sale of the Registrable Securities, as the case may be, to the person asserting such loss, claim, damage or liability (or action in respect thereof) or expense after the Company has furnished such seller or such controlling person with the same.

(b) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant hereto, each seller of such Registrable Securities thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the Registration Statement, each director of the Company and each underwriter and each person who controls any underwriter within the meaning of the Securities Act from and against all losses, claims, expenses, damages or liabilities, joint or several, to which the Company or such officer, director, or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement under which such Registrable Securities were registered under the Securities Act pursuant hereto, any preliminary prospectus or Prospectus, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage or liability (or action in respect thereof); provided , that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller furnished in writing to the Company by such seller specifically for use in such Registration Statement or Prospectus; and provided, further , that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the Registrable Securities sold by such seller under such Registration Statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the proceeds received by such seller from the sale of Registrable Securities covered by such Registration Statement. Notwithstanding the foregoing, the indemnity provided in this Section 10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of such indemnified party, which shall not be unreasonably withheld.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action or claim, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 10 and shall only relieve it from any liability which it may have to such indemnified party under this Section 10 if and to the extent the indemnifying party is materially prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 10 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided , that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder of Registrable Securities exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 10 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 10 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such seller or any such controlling person in circumstances for which indemnification is provided under this Section 10, then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect their relative fault in connection with the actions, statements or omissions that resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. Such relative fault shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, the Company or the Holder, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. Notwithstanding anything to the contrary contained above: (A) no Holder shall be required to contribute, in the aggregate, any amount in excess of the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

11. Changes in Capital Stock and Successors. If, and as often as, there is any change in the capital stock of the Company by way of a stock split, stock dividend, combination, reclassification, or through a merger, consolidation, reorganization or recapitalization, by any other means, then appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the capital stock as so changed or exchanged; and, in the event of a Merger or another merger or consolidation where the Company is not the surviving entity, the successor to the Company shall assume the obligations of the Company hereunder.

12. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, at all times after 90 days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144(c) under the Securities Act;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to each Holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Securities without registration.

13. Event of Election. In the event that the Company fails to fulfill its registration responsibilities pursuant to Section 2, 3, 4 or 5 of this Agreement, the Holders shall have all rights and remedies available to them at law or equity.

14. Representations and Warranties of the Company. The Company represents and warrants to the Investors as follows:

(a) The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the charter or by-laws of the Company or any provision of any indenture, agreement or other instrument to which it or any or its properties or assets is bound, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or its subsidiaries.

(b) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

15. Assignment of Registration Rights. The rights to cause or have the Company register Registrable Securities pursuant to this Agreement may be assigned by the Investors to transferees or assignees of such securities; provided , that: (a) there is transferred to such transferee not less than ten thousand (10,000) shares of Registrable Securities, appropriately adjusted for any stock splits, stock dividends, reverse splits and similar events; (b) the Company is, within reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and such transferee shall agree to be subject to all the restrictions set forth in this Agreement; and (c) an opinion of counsel is provided by the Investor, satisfactory to the Company, to the effect that such disposition will not require registration of such shares or Registrable Securities under the Securities Act. The term “Investors” or “Holders” as used in this Agreement shall include such permitted transferees and assignees.

16. Miscellaneous.

(a) All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation permitted transferees of any Registrable Securities), whether so expressed or not.

(b) All notices, requests, consents and other communi-cations hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, addressed (i) if to the Company, at American Ethanol, Inc. 203 N. LaSalle St., Suite 2100, Chicago, IL 60601, Attention: William Maender.; (ii) if to Investors, at the address of such party as set forth beneath such party's signature to the Series B Agreements’ signature page (in the case of the Series B Investors) or as set forth in the records of the Company (in the case of the Series A Investors); (iii) if to the Placement Agent, at Chadbourn Securities, Inc., [ ], facsimile: [ ], Attention: Laird Cagan; and (iv) if to any subsequent Holder, to it at such address as may have been furnished to the Company in writing by such Holder; or (v) in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a Holder) or to the Holders (in the case of the Company) in accordance with the provisions of this paragraph.

(c) Upon the execution of this Agreement by the Company and holders of a majority of the Registrable Securities subject to the Prior Rights Agreement, the Prior Rights Agreement shall be terminated and superseded entirely by this Agreement.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed wholly within said State.

(e) Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of California and County of Santa Clara or in the United States District Court for the Northern District of California and, by execution and delivery of this Agreement, each of the parties hereto accepts for itself and himself the process in any such action or proceeding by the mailing of copies of such process to it or him, at its or his address as set forth in paragraph 16(b) and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it or he may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of California for any purpose except as provided about and shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

(f) Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding not less than a majority of the Registrable Securities; provided, however , that the assumption of this Agreement by the Company’s successor following the Merger will not require the consent of any Holder pursuant to this Agreement. Any amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future Holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the Holders of not less than a majority of the Registrable Securities (together with the Company) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

(g) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. No waiver shall be effective unless and until it is in writing and signed by the party granting the waiver.

(h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i) The Company shall not grant to any third party other than the Placement Agent any registration rights more favorable than or inconsistent with any of those contained herein, so long as any of the registration rights under this Agreement remains in effect.

(j) If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AMERICAN ETHANOL, INC.

By:	/s/ Eric A. McAfee
Eric A. McAfee, Chairman

SERIES A INVESTORS:

SERIES B INVESTORS:

SIGNATURE PAGE TO
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

AMERICAN ETHANOL, LLC

EXECUTIVE CHAIRMAN AGREEMENT

THIS EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”) is made and entered into as of January 30, 2006 by and between American Ethanol, LLC, a California limited liability company (the “Company”), and Eric A. McAfee (the “Advisor”).

WHEREAS, the Company is a development-stage company in the business of developing, constructing and operating fuel-grade ethanol plants (the “Business”);

WHEREAS, the Advisor has been providing advisory services to the Company in connection with the Company’s Business;

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation.

(a) Advisor has provided the following services to the Company: (i) advisory work related to founding and initial development of the Company; and (ii) advisory work related to acquisitions, including Wahoo Ethanol, LLC; Sutton Ethanol, LLC; and Illinois Valley Ethanol, LLC.

(b) As consideration for Advisor’s future services, the Company agrees to pay the amount of $5,000 per payroll period to Advisor for the term of this agreement, due and payable on the fifteenth and the last day of each month for the preceding two-week calendar period.

(c) Advisor shall be reimbursed by the Company within fifteen days after submission of receipts by Advisor for business-related expenses, including travel, phone, office, equipment, and and third party costs and expenses.

2. Indemnification. The company agrees to indemnify and hold harmless the Advisor, to the extent lawful, from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (“Losses”), as they may be incurred (including reasonable legal fees and costs as incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which the Advisor is a named party) to which the Advisor may become subject, including any settlement effected with the Advisor’s consent and which are related to or arise out of any act, omission, disclosure (written or oral), transaction or event arising out of, contemplated by, or related to this agreement.

The Company will not be responsible under the foregoing provisions with respect to any Losses to the Advisor to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted from actions taken or omitted to be taken by such Advisor intentionally or due to his negligence, bad faith or willful misconduct. The Advisor shall not settle, compromise or otherwise dispose of any action for which indemnification is claimed hereunder without the written consent of the Company.

3. Term And Termination. This agreement shall be for three years from the date first set forth above. Either the Advisor or the Company may terminate this agreement at any time for any reason or no reason, with or without cause, by the giving of written notice to the other party. Upon such termination, all rights and duties of the parties toward each other under this agreement shall cease. In the event of early termination by the Company, the Advisor shall receive a payment equal to six months of monthly fees as set forth in Section 1(b) herein.

4. Assignment. Neither this Agreement nor any right hereunder nor may interest herein be assigned or transferred by either party without the express written consent of the other party.

5. Independent Contractor. It is the express intention of the parties that Advisor is an independent contractor. Nothing in this Agreement shall in any way be construed to constitute Advisor as an agent, employee or representative of the Company, but Advisor shall perform the Services hereunder as an independent contractor. Advisor agrees to furnish tools and materials necessary to accomplish this contract. Advisor acknowledges and agrees that Advisor is obligated to report as income all compensation received by Advisor pursuant to this Agreement, and Advisor agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.

6. Benefits. Advisor acknowledges and agrees and it is the intent of the parties hereto that Advisor receive no Company-sponsored benefits from the Company either as an Advisor or employee. If Advisor is reclassified by a state or federal agency or court as an employee, Advisor will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company’s benefit plans in effect at the time of such reclassification Advisor would otherwise be eligible for such benefits.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

8. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof.

9. Attorney’s Fees. In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, in addition to any other relief to which that party may be entitled.

10. Severability. In the event that any term or provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is illegal, unenforceable or void, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as contemplated to the greatest extent possible.

11. Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other equitable relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction; provided, however, that the arbitrator shall not have the power to alter or amend this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ADVISOR		AMERICAN ETHANOL, LLC

/s/ Eric McAfee		/s/ Tim Morris
Eric McAfee		Tim Morris, CEO

Address:	10600 N. De Anza Blvd., #250	Address:	203 North LaSalle Street, Suite 2100
	Cupertino, CA 95014		Chicago, IL 60601

AMERICAN ETHANOL, INC.

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Amendment”) is made by and between American Ethanol, Inc., a Nevada corporation (the “ Company”), and Surendra Ajjarapu (“Executive”) as of June 1, 2007 (the “ Effective Date”).

WHEREAS, Executive and American Ethanol, LLC, the predecessor-in-interest to the Company, entered into an Executive Employment Agreement dated January 12, 2006 (the “ Employment Agreement”);

WHEREAS, effective March 2006, American Ethanol, LLC and the Company merged, with the Company being the surviving corporation and the Company assumed all of American Ethanol, LLC’s rights and obligations to and under the Employment Agreement;

WHEREAS, the parties now desire to amend the Employment Agreement as set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and other agreements contained in this Amendment, the Company and the Executive hereby agree as follows:

1.  Executive’s Title. Executive’s title shall be President, effective as of the date of this Amendment.

2.  Base Salary. While employed by the Company, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of Two Hundred Thousand ($200,000) per year (the “Base Salary”). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to required withholding.

3.  2006 Bonus. Executive shall be entitled to receive an annual bonus for the 2006 calendar year of $80,000 payable as set forth in the Employment Agreement. Bonuses for any year other than calendar 2006 shall be payable as set forth in the Employment Agreement.

4.  Equity Award. Executive will be granted a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), to purchase 300,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the underlying shares on the date of grant (the “Option”), which the Company anticipates will be $3.00 per share. The Option will be fully vested on the date of grant. The Option will be subject to the terms, definitions and provisions of the Company's 2007 Stock Plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

5.  Entire Agreement. This Amendment, the Employment Agreement, the Option Agreement, and the other documents and employee benefit plans referred to in the Employment Agreement (the “ Employment Documents”) represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company. Except as expressly set forth herein, all other terms and conditions of the Employment Documents shall remain in full force and effect.

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6.  No Oral Modification, Cancellation or Discharge. This Amendment may only be amended, canceled or discharged in writing signed by Executive and the Chairman of the Board (or in the event that Executive is Chairman, then a duly authorized representative of the majority of the members of the Board).

7.  Governing Law. This Amendment shall be governed by the laws of the State of California without reference to rules relating to conflict of law.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

AMERICAN ETHANOL, INC., a Nevada corporation

/s/ Eric A McAfee
Eric A. McAfee
Executive Chairman

EXECUTIVE

/s/ Surendra Ajjarapu
Surendra Ajjarapu

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AMERICAN ETHANOL, LLC

WILLIAM MAENDER EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made by and between American Ethanol, LLC, a California limited liability corporation (the “Company”), and William Maender (“Executive”) to be effective as of January 12, 2006 (the “Effective Date”).

1.  Duties and Scope of Employment.

(a)  Position; Employment Commencement Date; Duties. Executive’s employment with the Company pursuant to this Agreement is effective as of January 12, 2006 (the “Employment Commencement Date”). On and after the Employment Commencement Date, the Company shall employ the Executive as the Chief Financial Officer of the Company reporting to the Board of Directors of the Company (the “Board”).  During the Employment Term (as defined in section 2 herein), Executive shall render such business and professional services in the performance of his duties as are consistent with Executive’s position within the Company, and as shall reasonably be assigned to him by the Board.

(b)  Obligations. During the Employment Term, Executive shall devote his full business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate boards of directors or committees thereof.

2.  Employment Term. It is intended that the employment arrangement contemplated by this Agreement shall continue until the third anniversary of the Effective Date (such three year period being referred to herein as the “Employment Term”). Notwithstanding the foregoing, the parties agree that neither this Agreement nor any provision herein is intended to guarantee the continuation of Executive’s employment for the duration of the Employment Term. In the event that Executive’s employment with the Company terminates prior to the expiration of the Employment Term for any reason, the parties agree that Executive shall be entitled to receive only those benefits that are expressly provided by this Agreement in such circumstances.

3.  Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the employee and fringe benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans for the position held by the Executive.

4.  Vacation. During the Employment Term, Executive shall have three weeks of paid vacation per year. The Company’s vacation policy may be revised from time to time by action of the Board of Directors. In the event of termination, any unused vacation weeks shall be paid as salary continuation.

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5.  Expenses. While Executive is employed during the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

6.  Compensation.

(a)  Base Salary. While employed by the Company, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of One Hundred Eighty Thousand ($180,000) per year (the “Base Salary”). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to required withholding.

(b)  Bonus. Executive shall be entitled to receive, within 90 days after the end of each year, an annual bonus (the “Bonus”) of up to $50,000 based upon Executive’s performance and the Company’s attainment of objectives established by the Compensation Committee of the Board. Except as permitted under Section 7, Executive must be employed by the Company during the entire applicable bonus period for the payment of the Bonus. With respect to any subjective milestones, the determination of whether Executive has attained the mutually agreed upon milestones for the Bonus shall be reasonably determined by the Compensation Committee.

(c)  Unit Repurchase. The Company hereby acknowledges that Executive purchased 200,000 units of the Company on January 12, 2006 at a purchase price of $0.01 per unit (the “Units”). As of January 12, 2006, the Company and Executive have entered into a Restricted Unit Purchase Agreement (the “Repurchase Agreement”) pursuant to which the Company will have the right, in the event of the termination of the Executive’s employment with the Company, to repurchase the Units at a purchase price of $0.01 per Unit on the terms and conditions set forth in the Repurchase Agreement.

(d)  Severance.

(i)  Involuntary Termination Other Than for Cause; Constructive Termination Prior to Change of Control . If, prior to a Change of Control, Executive’s employment with the Company is Constructively Terminated or involuntarily terminated by the Company other than for Cause (as defined below), Executive’s death, or Executive’s Total Disability, then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company , Executive shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at the rate equal to Executive’s Base Salary rate, as then in effect, for a period of 6 months from the date of such termination in accordance with the Company’s normal payroll practices. In addition to the severance benefits set forth in subsection (i) and (ii) above, Executive shall receive at the Company’s expense 100% of Company-paid health, dental and vision insurance benefits at the same level of coverage as was provided to Executive immediately prior to the termination of Executive’s employment with the Company (“Company-Paid Coverage”). If such coverage included Executive’s dependents immediately prior to Executive’s termination, such dependents shall also be covered at the Company’s expense. Company-Paid Coverage shall continue until the earlier of (i) 6 months following the date of the termination of Executive’s employment (the “Benefits Termination Date”), or (ii) the date upon which Executive, or if such coverage includes Executive’s dependents, Executive and Executive’s dependents, become covered under another employer’s group health, dental and vision insurance benefit plans. In addition to the severance benefits set forth above, the Company’s right to repurchase the Units pursuant to the Repurchase Agreement shall lapse.

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(ii)  Involuntary Termination Other Than for Cause; Constructive Termination On or Following Change of Control . If, on or following a Change of Control, Executive’s employment with the Company is Constructively Terminated or involuntarily terminated by the Company other than for Cause, Executive’s death, or Executive’s Total Disability, then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company, the Company shall forgo its rights under the Repurchase Agreement.

(1)

(iii)  Cause Definition. For the purposes of this Agreement, “Cause” means (1)  Executive’s material, willful and continuing breach of his obligations to the Company set forth in the employment agreement after thirty (30) days written notice from the Company specifying the nature of Executive’s breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (2) Executive’s conviction of a felony that is injurious to the Company or its business; or (3) act or acts of dishonesty by Executive that are injurious to the Company or its business.

(iv)  Constructive Termination Definition. For the purposes of this Agreement, “Constructive Termination” means, without Executive’s written consent, (i) a material reduction in Executive’s salary or benefits; provided, however, that a reduction in Executive’s salary or benefits will not constitute a Constructive Termination if it is part of and proportional to an Executive team reduction in salary or benefits, (ii) a material diminution of Executive’s officer title, duties, authority or responsibilities as in effect immediately prior to such diminution.

(v)  Change of Control Definition. For the purposes of this Agreement, “Change of Control” means, in one or a series of transactions: (1) any reorganization, merger or other transaction in which the unitholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the voting power of the surviving or continuing entity or the entity controlling the surviving or continuing entity; (2) a sale of all or substantially all of the assets of the Company; (3) a change in the majority of the Board not approved by at least two-thirds of the Company’s directors in office prior to such change; or (4) the adoption of any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets. Notwithstanding the foregoing, an equity transaction the primary purpose of which is capital raising shall not constitute a Change of Control for purposes of this Agreement.

(vi)  Total Disability Definition. For the purposes of this Agreement, “Total Disability” shall mean Executive’s mental or physical impairment which has or is likely to prevent Executive from performing the responsibilities and duties of his position for three (3) months or more in the aggregate during any six (6) month period. Any question as to the existence or extent of Executive’s disability upon which the Executive and the Company cannot agree shall be resolved by a qualified independent physician who is an acknowledged expert in the area of the mental or physical impairment, selected in good faith by the Board and Executive (or his personal administrator).

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(vii)  No Mitigation. Except as specifically provided herein, the Executive shall not be required to mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source.

(viii)  Voluntary Termination other than pursuant to a Constructive Termination; Involuntary Termination for Cause . If, during the Employment Term, the Executive's employment is terminated by the Company for Cause, or by Executive for any reason, other than death, Total Disability or pursuant to a Constructive Termination, then the Company shall have the right to repurchase the Units as set forth in the Repurchase Agreement and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned).

(ix)  Involuntary Termination on Death. If, during the Employment Term, the Executive's employment is terminated by the Company as a result of Executive’s death, then the Company’s rights under the Repurchase Agreement shall terminate as to 50% of the Units repurchasable at the time of Executive’s death.

7.  Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

8.  Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	American Ethanol, LLC
Attn: Eric McAfee, Chairman
10600 N. De Anza Blvd., Suite 250
Cupertino, CA 95014
Fax: (408) 904-7536

If to Executive:	William Maender
501 S. Heilbron Dr.
Media, PA 19063
Fax:

or at the last residential address known by the Company.

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9.  Proprietary Information Agreement. Executive agrees to enter into the Company’s standard Employment, Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”) upon commencing employment hereunder.

10.  Entire Agreement. This Agreement, the option agreement, the Repurchase Agreement (if applicable), the employee benefit plans referred to in Section 3 and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

11.  No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Chairman of the Board (or in the event that Executive is Chairman, then a duly authorized representative of the majority of the members of the Board).

12.  Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

13.  Governing Law. This Agreement shall be governed by the laws of the State of California without reference to rules relating to conflict of law.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of January 12, 2006:

AMERICAN ETHANOL, LLC

/s/ Eric McAfee
Eric McAfee
Chairman/CEO

EXECUTIVE

/s/ William Maender
William Maender

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AMERICAN ETHANOL, INC.

ANDREW FOSTER EMPLOYMENT AGREEMENT

This Agreement is made by and between American Ethanol, Inc. (the “Company”) and Andrew Foster (“Employee”) to be effective as of May 22, 2007 (the “Effective Date”).

1.  Duties and Scope of Employment.

a.  Position; Employment Commencement Date; Duties. Employee’s employment with the Company pursuant to this Agreement is effective as of October 1, 2006 (the “Employment Commencement Date”). On and after the Employment Commencement Date, the Company shall employ the Employee as Chief Operating Officer of the Company reporting to the Board of Directors of the Company.  During the Employment Term (as defined in section 2 herein), Employee shall render such business and professional services in the performance of his duties as are consistent with Employee’s position within the Company, and as shall reasonably be assigned to him by the Board of Directors.

b.  Obligations. During the Employment Term, Employee shall devote his full business efforts and time to the Company. Employee agrees during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Employee may serve in any capacity with any civic, educational or charitable organization.

2.  Employment Term. It is intended that the employment arrangement contemplated by this Agreement shall continue until the third anniversary of the Effective Date, with automatic one-year extensions thereafter unless terminated by either party on sixty days notice prior to the end of each respective extension year (such three-year period and any extensions being referred to herein as the “Employment Term”). Notwithstanding the foregoing, the parties agree that neither this Agreement nor any provision herein is intended to guarantee the continuation of Employee’s employment for the duration of the Employment Term. In the event that Employee’s employment with the Company terminates prior to the expiration of the Employment Term for any reason, the parties agree that Employee shall be entitled to receive only those benefits that are expressly provided by this Agreement in such circumstances.

3.  Employee Benefits. During the Employment Term, Employee shall be eligible to participate in the employee and fringe benefit plans maintained by the Company that are applicable to other employees of the Company to the full extent provided for under those plans for the position held by the Employee.

4.  Vacation. During the Employment Term, Employee shall have three weeks of paid vacation per year. In the event of termination, any unused vacation weeks shall be paid as salary continuation.

5.  Expenses. While Employee is employed during the Employment Term, the Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

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6.  Compensation.

a.  Base Salary. While employed by the Company, the Company shall pay the Employee as compensation for his services a base salary at the annualized rate of One Hundred Eighty Thousand ($180,000) per year (the “Base Salary”). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to required withholding. Employee’s Base Salary shall be reviewed annually by the Company for possible adjustments in light of Employee’s performance and competitive data.

b.  Bonus. Employee shall be entitled to receive, within 90 days after the end of each year, an annual bonus (the “Bonus”) of up to $50,000 based upon Employee’s performance and other criteria to be established by the Company. Except as permitted under Section 7, Employee must be employed by the Company during the entire applicable bonus period for the payment of the Bonus. With respect to any subjective milestones, the determination of whether Employee has attained the mutually agreed upon milestones for the Bonus shall be reasonably determined by the Employee’s supervisor.

c.  Shares/Options. Employee shall be granted a stock option (the “Stock Option”) to purchase a total of 300,000 shares of Company common stock with a per share exercise price equal to the fair market value of the shares on the date of grant. The Stock Option shall vest as follows: 180,000 shares subject to the Stock Option shall vest on the Employment Commencement Date, and an additional 10,000 shares subject to the Stock Option shall vest on the last day of each calendar quarter thereafter, so as to be one hundred percent (100%) vested on the three (3) year anniversary of the Employment Commencement Date, conditioned upon Employee’s continued employment or service as a director with the Company as of each vesting date. Except as specified otherwise herein, the Stock Option grant will be in all respects subject to the terms, definitions and provisions of any Company Stock Plan and the standard form of stock option agreement thereunder (the “Option Agreement”).

d.  Severance.

i.  Involuntary Termination Other Than for Cause; Constructive Termination. If Employee’s employment with the Company is Constructively Terminated or involuntarily terminated by the Company other than for Cause (as defined below), Employee’s death, or Employee’s Total Disability, then, subject to Employee executing and not revoking a standard form of mutual release of claims with the Company , Employee shall be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at the rate equal to Employee’s Base Salary, as then in effect, for a period of three (3) months from the date of such termination in accordance with the Company’s normal payroll practices. In addition to the foregoing severance benefits, Employee shall receive at the Company’s expense 100% of Company-paid health, dental and vision insurance benefits at the same level of coverage as was provided to Employee immediately prior to the termination of Employee’s employment with the Company (“Company-Paid Coverage”). If such coverage included Employee’s dependents immediately prior to Employee’s termination, such dependents shall also be covered at the Company’s expense. Company-Paid Coverage shall continue until the earlier of (i) three (3) months following the date of the termination of Employee’s employment ( the “Benefits Termination Date”), or (ii) the date upon which Employee or Employee’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans.

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ii.  Involuntary Termination Other Than for Cause; Constructive Termination On or Following Change of Control . If, on or following a Change of Control, Employee’s employment with the Company is Constructively Terminated or involuntarily terminated by the Company other than for Cause, Employee’s death, or Employee’s Total Disability, then, subject to Employee executing and not revoking a standard form of mutual release of claims with the Company, in addition to the severance benefits set forth in Section 6d(i) above, all of Employee’s stock options and restricted stock shall immediately accelerate vesting as to 100% of the then unvested shares.

iii.  Cause Definition. For the purposes of this Agreement, “Cause” means (1)  Employee’s material, willful and continuing breach of his obligations to the Company after thirty (30) days written notice from the Company specifying the nature of Employee’s breach and demanding that such breach be remedied (unless such breach by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); (2) Employee’s conviction of a felony that is injurious to the Company or its business; or (3) act or acts of dishonesty by Employee that are injurious to the Company or its business.

iv.  Constructive Termination Definition. For the purposes of this Agreement, “Constructive Termination” means, without Employee’s written consent, (i) a material reduction in Employee’s salary or benefits; provided, however, that a reduction in Employee’s salary or benefits will not constitute a Constructive Termination if it is part of and proportional to a reduction in salary or benefits of the Company’s executive staff as a whole, (ii) a material diminution of Employee’s officer title, duties, authority or responsibilities as in effect immediately prior to such diminution.

v.  Change of Control Definition. For the purposes of this Agreement, “Change of Control” means, in one or a series of transactions: (1) a reorganization or merger of the Company with or into any other Company which will result in the Company’s shareholders immediately prior to such transaction not holding, as a result of such transaction, at least 50% of the voting power of the surviving or continuing entity or the entity controlling the surviving or continuing entity; (2) a sale of all or substantially all of the assets of the Company which will result in the Company’s shareholders immediately prior to such sale not holding, as a result of such sale, at least 50% of the voting power of the purchasing entity; (3) a change in the majority of the Board not approved by at least two-thirds of the Company’s directors in office prior to such change; or (4) the adoption of any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets. It is the intent of the Company to move into the public arena and such transaction, which may include the merger or acquisition of the Company, shall not constitute a Change of Control for purposes of this agreement.

vi.  Total Disability Definition. For the purposes of this Agreement, “Total Disability” shall mean Employee’s mental or physical impairment which has or is likely to prevent Employee from performing the responsibilities and duties of his position for three (3) months or more in the aggregate during any six (6) month period. Any question as to the existence or extent of Employee’s disability upon which the Employee and the Company cannot agree shall be resolved by a qualified independent physician who is an acknowledged expert in the area of the mental or physical impairment, selected in good faith by the Board and Employee (or his personal administrator).

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vii.  No Mitigation. Except as specifically provided herein, the Employee shall not be required to mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Employee may receive from any other source.

viii.  Voluntary Termination other than pursuant to a Constructive Termination; Involuntary Termination for Cause . If, during the Employment Term, the Employee's employment is terminated by the Company for Cause, or by Employee for any reason, other than death, Total Disability or pursuant to a Constructive Termination, then all further vesting of any option, restricted stock award or other Company equity compensation held by Employee will cease immediately (however, Employee shall be permitted to exercise vested options for the time period specified in his option agreements and he shall retain all vested restricted shares) and all payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned).

ix.  Involuntary Termination on Death. If, during the Employment Term, the Employee's employment is terminated by the Company as a result of Employee’s death, then 50% of unvested equity awards from the Company then held by Employee shall immediately vest, or if Employee is then holding unvested shares, the Company’s right to repurchase the then-unvested shares under each such equity award shall lapse, with respect to 50% of the shares under each such award.

7.  Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

8.  Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

a.  If to the Company:

American Ethanol, Inc.
10600 N. De Anza Blvd., Suite 250
Cupertino, CA 95014
Fax: (408) 904-7536

b.  If to Employee:

or at the last residential address known by the Company.

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1.  Proprietary Information Agreement. Employee agrees to enter into the Company’s standard Employment, Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”) upon commencing employment hereunder.

2.  Entire Agreement. This Agreement, the Stock Option agreement, the employee benefit plans referred to in Section 3 and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Employee concerning Employee’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Employee’s employment relationship with the Company.

3.  No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Employee and the Company’s Executive Chairman.

4.  Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Employee in connection with his employment hereunder.

5.  Governing Law. This Agreement shall be governed by the laws of the State of California without reference to rules relating to conflict of law.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of May 22, 2007:

AMERICAN ETHANOL, INC.

/s/ Eric A. McAfee
Eric A. McAfee
Executive Chairman

Date: May 22, 2007

EMPLOYEE

/s/ Andrew Foster
Andrew Foster

Date: May 22, 2007

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STANDARD SUBLEASE
MULTI-TENANT
AIR COMMERCIAL REAL ESTATE ASSOCIATION

1.	Basic Provisions ("Basic Provisions").

1.1
Parties: This Sublease ("Sublease"), dated for reference purposes only August 20, 2007, is made by and between Navio Systems Inc., a Delaware corporation (" Sublessor ") and American Ethanol Inc., a Nevada corporation (" Sublessee "), (collectively the " Parties ", or individually a " Party ").

1.2(a)
Premises: That certain portion of the Project (as defined below), known as 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA - a portion of a larger multi-tenant office building , consisting of approximately 6,134 rentable square feet (" Premises") . The Premises are located at: See Exhibit A, in the City of Cupertino , County of Santa Clara , State of California , with zip code 95014. In addition to Sublessee's rights to use and occupy the Premises as hereinafter specified, Sublessee shall have nonexclusive rights to the Common Areas (as defined below) as hereinafter specified, but shall not have any rights to the roof, the exterior walls, or the utility raceways of the building containing the Premises (" Building ") or to any other buildings in the Project. The Premises, the Building, the Common Areas, the land upon which they are located, along with all other buildings and improvements thereon, are herein collectively referred to as the " Project ."

1.2(b)	Parking: 18 unreserved and 0 reserved vehicle parking spaces.
1.3	Term: _________years and 25 months commencing September 1, 2007 ("Commencement Date") and ending September 30, 2009 (" Expiration Date ").

1.4	Early Possession: N/A ("Early Possession Date").
1.5	Base Rent: $ 15,948.40 per month ("Base Rent)", payable on the 1st day of each month commencing October 1, 2007.

o If this box is checked, there are provisions in this Sublease for the Base Rent to be adjusted.
1.6	Sublessee's Share of Operating Expenses: twenty-nine point eight percent (29.8%) ("Sublessee's Share ").

1.7	Base Rent and Other Monies Paid Upon Execution:

(a)	Base Rent: $15,948.40 for the period September 1, 2007 - September31, 2007.

(b)	Security Deposit: $22,389.10 ("Security Deposit").
(c)	Other: $6,440.70 for Pro-rata share of Operating Expenses for September 1, 2007 - September 31, 2007.

(d)	Total Due Upon Execution of this Lease: $44,778.20.

1.8	Agreed Use: Per Section 8 of the Master Lease dated June 23, 2004.
1.9	Real Estate Brokers:
(a) Representation: The following real estate brokers (the “Brokers”) and brokerage relationships exist in this transaction (check applicable boxes):

x	CB Richard Ellis represents Sublessor exclusively (“Sublessor’s Broker”);
x	Cornish & Carey represents Sublessee exclusively (“Sublessee’s Broker”) or
o	____________ represents both Sublessor and Sublessee (“Dual Agency”).

(b)
Payment to Brokers: Upon execution and delivery of this Sublease by both Parties, Sublessor shall pay to the Brokers the brokerage fee agreed to in a separate written agreement (or if there is no such agreement, the sum of __________ or __________% of the total Base Rent for the brokerage services rendered by the Brokers).

1.10	Guarantor. The obligations of the Sublessee under this Sublease shall be guaranteed by N/A ("Guarantor").
1.11	Attachments. Attached hereto are the following, all of which constitute a part of this Sublease:

x	an Addendum consisting of Paragraphs 14 through 17;
x	a plot plan depicting the Premises and/or Project;
o	a current set of the Rules and Regulations;
o	a Work Letter;
x	a copy of the Master Lease;
x	other (specify): a copy of the First Amendment to Lease and Exhibit A - Furniture Inventory.

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©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION		FORM SBMT-0-4/01E

2.	Premises.

2.1  Letting. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Sublease. Unless otherwise provided herein, any statement of size set forth in this Sublease, or that may have been used in calculating Rent, is an approximation more or less. Note: Sublessee is advised to verify the actual size prior to executing this Sublease.
2.2  Condition. Sublessor shall deliver the Premises to Sublessee broom clean and free of debris on the Commencement Date or the Early Possession Date, whichever first occurs (“ Start Date”), and warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems (" HVAC "), and any items which the Lessor is obligated to construct pursuant to the Work Letter attached hereto, if any, other than those constructed by Lessee, shall be in good operating condition on said date. If a noncompliance with such warranty exists as of the Start Date, or if one of such systems or elements should malfunction or fail within the appropriate warranty period, Sublessor shall, as Sublessor's sole obligation with respect to such matter, except as otherwise provided in this Sublease, promptly after receipt of written notice from Sublessee setting forth with specificity the nature and extent of such noncompliance, malfunction or failure, rectify same at Sublessor's expense. The warranty periods shall be as follows: (i) 6 months as to the HVAC systems, and (ii) 30 days as to the remaining systems and other elements. If Sublessee does not give Sublessor the required notice within the appropriate warranty period, correction of any such noncompliance, malfunction or failure shall be the obligation of Sublessee at Sublessee's sole cost and expense.
2.3  Compliance. Sublessor warrants that any improvements, alterations or utility installations made or installed by or on behalf of Sublessor to or on the Premises comply with all applicable covenants or restrictions of record and applicable building codes, regulations and ordinances ( "Applicable Requirements" ) in effect on the date that they were made or installed. Sublessor makes no warranty as to the use to which Sublessee will put the Premises or to modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Sublessee's use. NOTE: Sublessee is responsible for determining whether or not the zoning and other Applicable Requirements are appropriate for Sublessee's intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranty, Sublessor shall, except as otherwise provided, promptly after receipt of written notice from Sublessee setting forth with specificity the nature and extent of such noncompliance, rectify the same.
2.4 Acknowledgements. Sublessee acknowledges that: (a) it has been advised by Sublessor and/or Brokers to satisfy itself with respect to the condition of the Premises (including but not limited to the  electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Sublessee's intended use, (b) Sublessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, and (c) neither Sublessor, Sublessor's agents, nor Brokers have made any oral or written representations or warranties with respect to said matters other than as set forth in this Sublease. In addition, Sublessor acknowledges that: (i) Brokers have made no representations, promises or warranties concerning Sublessee's ability to honor the Sublease or suitability to occupy the Premises, and (ii) it is Sublessor's sole responsibility to investigate the financial capability and/or suitability of all proposed tenants.
2.5 Americans with Disabilities Act. In the event that as a result of Sublessee's use, or intended use, of the Premises the Americans with Disabilities Act or any similar law requires modifications or the construction or installation of improvements in or to the Premises, Building, Project and/or Common Areas, the Parties agree that such modifications, construction or improvements shall be made at: □ Sublessor's expense □ Sublessee's expense.
2.6 Vehicle Parking. Sublessee shall be entitled to use the number of Unreserved Parking Spaces and Reserved Parking Spaces specified in Paragraph 1.2(b) on those portions of the Common Areas designated from time to time for parking. Sublessee shall not use more parking spaces than said number. Said parking spaces shall be used for parking by vehicles no larger than fullsize passenger automobiles or pickup trucks, herein called " Permitted Size Vehicles ." Sublessor may regulate the loading and unloading of vehicles by adopting Rules and Regulations as provided in Paragraph 2.9. No vehicles other than Permitted Size Vehicles may be parked in the Common Area without the prior written permission of Sublessor.
(a) Sublessee shall not permit or allow any vehicles that belong to or are controlled by Sublessee or Sublessee's employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Sublessor for such activities.
(b) Sublessee shall not service or store any vehicles in the Common Areas.
(c) If Sublessee permits or allows any of the prohibited activities described in this Paragraph 2.6, then Sublessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Sublessee, which cost shall be immediately payable upon demand by Sublessor.
2.7  Common Areas - Definition. The term "Common Areas" is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project and interior utility raceways and installations within the Premises that are provided and designated by the Sublessor from time to time for the general nonexclusive use of Sublessor, Sublessee and other tenants of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees, including parking areas, loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas.
2.8 Common Areas - Sublessee's Rights. Sublessor grants to Sublessee, for the benefit of Sublessee and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Sublease, the nonexclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Sublessor under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Sublessor or Sublessor's designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Sublessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Sublessee, which cost shall be immediately payable upon demand by Sublessor.

2.9 Common Areas - Rules and Regulations. Sublessor or such other person(s) as Sublessor may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations (" Rules and Regulations ") for the management, safety, care, and cleanliness of the grounds, the parking and unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Project and their invitees. Sublessee agrees to abide by and conform to all such Rules and Regulations, and to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Sublessor shall not be responsible to Sublessee for the noncompliance with said Rules and Regulations by other tenants of the Project.

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©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION		FORM SBMT-0-4/01E

3.	Possession.

3.1 Early Possession. If Sublessee totally or partially occupies the Premises prior to the Commencement Date, the obligation to pay Base Rent shall be abated for the period of such early possession. All other terms of this Sublease (including but not limited to the obligations to pay Sublessee's Share of Common Area Operating Expenses, Real Property Taxes and insurance premiums and to maintain the Premises) shall, however, be in effect during such period. Any such early possession shall not affect the Expiration Date.

3.2 Delay in Commencement. Sublessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises by the Commencement Date. If, despite said efforts, Sublessor is unable to deliver possession as agreed, the rights and obligations of Sublessor and Sublessee shall be as set forth in Paragraph ~~3.3~~ 4.a of the Master Lease (as modified by Paragraph 7.3 of this Sublease).

3.3 Sublessee Compliance. Sublessor shall not be required to tender possession of the Premises to Sublessee until Sublessee complies with its obligation to provide evidence of insurance. Pending delivery of such evidence, Sublessee shall be required to perform all of its obligations under this Sublease from and after the Start Date, including the payment of Rent, notwithstanding Sublessor's election to withhold possession pending receipt of such evidence of insurance. Further, if Sublessee is required to perform any other conditions prior to or concurrent with the Start Date, the Start Date shall occur but Sublessor may elect to withhold possession until such conditions are satisfied.

4.	Rent and Other Charges.

4.1 Rent Defined. All monetary obligations of Sublessee to Sublessor under the terms of this Sublease (except for the Security Deposit) are deemed to be rent (" Rent "). Rent shall be payable in lawful money of the United States to Sublessor at the address stated herein or to such other persons or at such other places as Sublessor may designate in writing.
4.2 Common Area Operating Expenses. As defined in Section 7 of the Master Lease.
4.3 Utilities. Sublessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. Notwithstanding the provisions of Paragraph 4.2, if at any time in Sublessor’s sole judgment, Sublessor determines that Sublessee is using a disproportionate amount of water, electricity or other commonly metered utilities, or that Sublessee is generating such a large volume of trash as to require an increase in the size of the dumpster and/or an increase in the number of times per month that the dumpster is emptied, then Sublessor may increase sublessee’s Base Rent by an amount equal to such increased costs.

5.
Security Deposit. The rights and obligations of Sublessor and Sublessee as to said Security Deposit shall be as set forth in Paragraph 5 of the Master Lease (as modified by Paragraph 7.3 of this Sublease).

6.	Agreed Use. The Premises shall be used and occupied only for Per Section 8 of the Master Lease, and for no other purpose.

7.	Master Lease.
7.1 Sublessor is the lessee of the Premises by virtue of a lease, hereinafter the "Master Lease", wherein Cupertino City Center buildings, a California limited partnership is the lessor, hereinafter the "Master Lessor".
7.2 This Sublease is and shall be at all times subject and subordinate to the Master Lease.
7.3 The terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Sublease shall be the terms and conditions of the Master Lease except for those provisions of the Master Lease which are directly contradicted by this Sublease in which event the terms of this Sublease document shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word "Lessor" is used it shall be deemed to mean the Sublessor herein and wherever in the Master Lease the word "Lessee" is used it shall be deemed to mean the Sublessee herein.

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©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION		FORM SBMT-0-4/01E

7.4 During the term of this Sublease and for all periods subsequent for obligations which have arisen prior to the termination of this Sublease, Sublessee does hereby expressly assume and agree to perform and comply with, for the benefit of Sublessor and Master Lessor, each and every obligation of Sublessor under the Master Lease except for the following paragraphs which are excluded therefrom: ____________.
7.5 The obligations that Sublessee has assumed under paragraph 7.4 hereof are hereinafter referred to as the " Sublessee's Assumed Obligations ". The obligations that sublessee has not assumed under paragraph 7.4 hereof are hereinafter referred to as the " Sublessor's Remaining Obligations ".
7.6 Sublessee shall hold Sublessor free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorneys fees, arising out of Sublessee's failure to comply with or perform Sublessee's Assumed Obligations.
7.7 Sublessor agrees to maintain the Master Lease during the entire term of this Sublease, subject, however, to any earlier termination of the Master Lease without the fault of the Sublessor, and to comply with or perform Sublessor's Remaining Obligations and to hold Sublessee free and harmless from all liability, judgments, costs, damages, claims or demands arising out of Sublessor's failure to comply with or perform Sublessor's Remaining Obligations.
7.8 Sublessor represents to Sublessee that the Master Lease is in full force and effect and that no default exists on the part of any Party to the Master Lease.

8.	Assignment of Sublease and Default.
8.1  Sublessor hereby assigns and transfers to Master Lessor the Sublessor's interest in this Sublease, subject however to the provisions of Paragraph 8.2 hereof.
8.2  Master Lessor, by executing this document, agrees that until a Default shall occur in the performance of Sublessor's Obligations under the Master Lease, that Sublessor may receive, collect and enjoy the Rent accruing under this Sublease. However, if Sublessor shall Default in the performance of its obligations to Master Lessor then Master Lessor may, at its option, receive and collect, directly from Sublessee, all Rent owing and to be owed under this Sublease. Master Lessor shall not, by reason of this assignment of the Sublease nor by reason of the collection of the Rent from the Sublessee, be deemed liable to Sublessee for any failure of the Sublessor to perform and comply with Sublessor's Remaining Obligations.
8.3  Sublessor hereby irrevocably authorizes and directs Sublessee upon receipt of any written notice from the Master Lessor stating that a Default exists in the performance of Sublessor's obligations under the Master Lease, to pay to Master Lessor the Rent due and to become due under the Sublease. Sublessor agrees that Sublessee shall have the right to rely upon any such statement and request from Master Lessor, and that Sublessee shall pay such Rent to Master Lessor without any obligation or right to inquire as to whether such Default exists and notwithstanding any notice from or claim from Sublessor to the contrary and Sublessor shall have no right or claim against Sublessee for any such Rent so paid by Sublessee.
8.4  No changes or modifications shall be made to this Sublease without the consent of Master Lessor.

9.	Consent of Master Lessor.
9.1  In the event that the Master Lease requires that Sublessor obtain the consent of Master Lessor to any subletting by Sublessor then, this Sublease shall not be effective unless, Master Lessor signs this Sublease by October 26, 2007 thereby giving its consent to this Subletting.
9.2  In the event that the obligations of the Sublessor under the Master Lease have been guaranteed by third parties then neither this Sublease, nor the Master Lessor's consent, shall be effective unless, within ~~10~~ 30 days of the date hereof, said guarantors sign this Sublease thereby giving their consent to this Sublease.
9.3  In the event that Master Lessor does give such consent then:
(a) Such consent shall not release Sublessor of its obligations or alter the primary liability of Sublessor to pay the Rent and perform and comply with all of the obligations of Sublessor to be performed under the Master Lease.
(b) The acceptance of Rent by Master Lessor from Sublessee or any one else liable under the Master Lease shall not be deemed a waiver by Master Lessor of any provisions of the Master Lease.
(c) The consent to this Sublease shall not constitute a consent to any subsequent subletting or assignment.
(d) In the event of any Default of Sublessor under the Master Lease, Master Lessor may proceed directly against Sublessor, any guarantors or any one else liable under the Master Lease or this Sublease without first exhausting Master Lessor's remedies against any other person or entity liable thereon to Master Lessor.
(e) Master Lessor may consent to subsequent sublettings and assignments of the Master Lease or this Sublease or any amendments or modifications thereto without notifying Sublessor or any one else liable under the Master Lease and without obtaining their consent and such action shall not relieve such persons from liability.
(f) In the event that Sublessor shall Default in its obligations under the Master Lease, then Master Lessor, at its option and without being obligated to do so, may require Sublessee to attorn to Master Lessor in which event Master Lessor shall undertake the obligations of Sublessor under this Sublease from the time of the exercise of said option to termination of this Sublease but Master Lessor shall not be liable for any prepaid Rent nor any Security Deposit paid by Sublessee, nor shall Master Lessor be liable for any other Defaults of the Sublessor under the Sublease.
9.5 Master Lessor acknowledges that, to the best of Master Lessor's knowledge, no Default presently exists under the Master Lease of obligations to be performed by Sublessor and that the Master Lease is in full force and effect.
9.6 In the event that Sublessor Defaults under its obligations to be performed under the Master Lease by Sublessor, Master Lessor agrees to deliver to Sublessee a copy of any such notice of default. Sublessee shall have the right to cure any Default of Sublessor described in any notice of default within ten days after service of such notice of default on Sublessee. If such Default is cured by Sublessee then Sublessee shall have the right of reimbursement and offset from and against Sublessor.

10.	Additional Brokers Commissions.
10.1 Sublessor agrees that if Sublessee exercises any option or right of first refusal as granted by Sublessor herein, or any option or right substantially similar thereto, either to extend the term of this Sublease, to renew this Sublease, to purchase the Premises, or to lease or purchase adjacent property which Sublessor may own or in which Sublessor has an interest, then Sublessor shall pay to Broker a fee in accordance with the schedule of Broker in effect at the time of the execution of this Sublease. Notwithstanding the foregoing, Sublessor's obligation under this Paragraph is limited to a transaction in which Sublessor is acting as a Sublessor, lessor or seller.
10.2 Master Lessor agrees that if Sublessee shall exercise any option or right of first refusal granted to Sublessee by Master Lessor in connection with this Sublease, or any option or right substantially similar thereto, either to extend or renew the Master Lease, to purchase the Premises or any part thereof, or to lease or purchase adjacent property which Master Lessor may own or in which Master Lessor has an interest, or if Broker is the procuring cause of any other lease or sale entered into between Sublessee and Master Lessor pertaining to the Premises, any part thereof, or any adjacent property which Master Lessor owns or in which it has an interest, then as to any of said transactions, Master Lessor shall pay to Broker a fee, in cash, in accordance with the schedule of Broker in effect at the time of the execution of this Sublease.
10.3 Any fee due from Sublessor or Master Lessor hereunder shall be due and payable upon the exercise of any option to extend or renew, upon the execution of any new lease, or, in the event of a purchase, at the close of escrow.
10.4 Any transferee of Sublessor's interest in this Sublease, or of Master Lessor's interest in the Master Lease, by accepting an assignment thereof, shall be deemed to have assumed the respective obligations of Sublessor or Master Lessor under this Paragraph 10. Broker shall be deemed to be a third-party beneficiary of this paragraph 10.

INITIALS		INITIALS

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION		FORM SBMT-0-4/01E

11.  Representations and Indemnities of Broker Relationships. The Parties each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any) in connection with this Sublease, and that no one other than said named Brokers is entitled to any commission or finder's fee in connection herewith. Sublessee and Sublessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

12.  Attorney's fees. If any Party or Broker brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, "Prevailing Party" shall include, without limitation, a Party or Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys' fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred. In addition, Sublessor shall be entitled to attorneys' fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach ($200 is a reasonable minimum per occurrence for such services and consultation).

13.  No Prior or Other Agreements; Broker Disclaimer. This Sublease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Sublessor and Sublessee each represents and warrants to the Brokers that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Sublease and as to the use, nature, quality and character of the Premises. Brokers have no responsibility with respect thereto or with respect to any default or breach hereof by either Party. The liability (including court costs and attorneys' fees), of any Broker with respect to negotiation, execution, delivery or performance by either Sublessor or Sublessee under this Sublease or any amendment or modification hereto shall be limited to an amount up to the fee received by such Broker pursuant to this Sublease; provided, however, that the foregoing limitation on each Broker's liability shall not be applicable to any gross negligence or willful misconduct of such Broker.

ATTENTION: NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE AIR COMMERCIAL REAL ESTATE ASSOCIATION OR BY ANY REAL ESTATE BROKER AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS SUBLEASE OR THE TRANSACTION TO WHICH IT RELATES. THE PARTIES ARE URGED TO:

1. SEEK ADVICE OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS SUBLEASE.

2.RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES. SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING OF THE PROPERTY, THE STRUCTURAL INTEGRITY, THE CONDITION OF THE ROOF AND OPERATING SYSTEMS, AND THE SUITABILITY OF THE PREMISES FOR SUBLESSEE'S INTENDED USE.

WARNING: IF THE SUBJECT PROPERTY IS LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THE SUBLEASE MAY NEED TO BE REVISED TO COMPLY WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED.

Executed at:	Cupertino, Ca	Executed at:	Cupertino, Ca
On:	September 6, 2007	On:	September 6, 2007

By SUBLESSOR:		By SUBLESSEE:

Navio Systems Inc, a Delaware corporation		American Ethanol Inc., a corporation
By:	/s/ Elmar Jakoby	By:	/s/ Eric A. McAfee
Name	Printed: Elmar Jakoby	Name	Printed: Eric A. McAfee
Title:	CFO	Title:	CEO
By:		By:
Name Printed:		Name Printed:
Title:		Title:
Address:	20400 Stevens Creek Blvd., Suite 750	Address:	10600 N DeAnza #250
	Cupertino, CA 95014		Cupertino, CA 95014
Telephone:	(408) 777-2700	Telephone:	(408) 390-3275
Facsimile:	(408) 777-2791	Facsimile:	(408) 877-1654
Federal ID No.		Federal ID No.

INITIALS		INITIALS

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION		FORM SBMT-0-4/01E

BROKER:	BROKER:
/s/ John Kraft

Attn:	Attn:	John Kraft
Associate
Address:	Address:	901 Mariners Island Blvd
Suite 175, San Mateo, CA 94404
Telephone: ( )	Telephone: (		)
Facsimile: ( )	Facsimile: (	)
Federal ID No.	Federal ID No.

Consent to the above Sublease is hereby given.

Executed at:	Executed at:
On:	On:	September 6, 2007

By MASTER LESSOR:	By GUARANTOR(S):

By:
Name Printed:
Address:
By:

INITIALS		INITIALS

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION		FORM SBMT-0-4/01E

1ST ADDENDUM TO STANDARD SUBLEASE MULTI-TENANT

THE STANDARD SUBLEASE MULTI-TENANT BY AND BETWEEN NAVIO SYSTEMS, INC (SUBLESSOR) AND AMERICAN ETHANOL INC.(SUBLESSEE) DATED AS OF SEPTEMBER 6, 2007, FOR THE PROPERTY LOCATED AT 20400 STEVEN CREEK BLVD, SUITE 700, CUPERTINO, CALIFORNIA 95014 (SUBLEASE), IS AMENDED BY THIS 1ST ADDDENDUM DATED AS OF THE SAME DATE, AND INCORPORATED IN THAT SUBLEASE.

Section 1.3 Term

The following shall be added to the last paragraph in Section 1.3 Term:

Notwithstanding anything to the contrary in this Sublease, the Commencement Date shall not occur until the Consent of Master Lessor shall have been obtained. (described in Article 9 as amended below). Occupancy shall not occur until payment described in Section 1.7 of the Sublease has been made. No monies are due or owing from Sublessee until 1 business day after notification in writing of Master Lessor consent.

If the Commencement Date does not occur on or before October 29, 2007, this Sublease may be declared null and void by Sublessee.

Section 1.5 Base Rent

The following shall be added to the last paragraph in Section 1.3 Term:

Rent for any partial term shall be prorated on the basis of a 30 day month.

Sublessor shall promptly notify Sublessee in writing if Sublessor is in default of the Master Lease.

Section 1.6 Sublessee’s Share of Operating Expenses

The following shall be added to the last paragraph in Section 1.3 Term:

Sublessee’s share of Operating Expenses is twenty-nine and eight-tenths (29.8%) of the current share of Sublessor’s share of Operating Expenses under the Master Lease for the building, which represents its proportionate share of leased square feet Any increase in Sublessee’s share of Operating Expenses shall be limited to the actual cost of such annual increase in expense. The Sublessee shall have the right to audit operating expenses furnished by Master Lessor per the terms of Section 7 (b) (fifth paragraph) of the Master Lease. Sublessor will make its reasonably best efforts to cooperate with the Sublessee if Sublessee disagrees with the Operating Expense Reconciliation passed on by the Master Lessor.

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Section 1.7 Base Rent and Monies Paid on Execution, is modified as follows:

The heading shall be modified to “Base Rent and Monies Paid at Commencement Date”

The heading of Section 1.7 (d) shall be modified to:” Total Due Upon Commencement Date of this Sublease”

Section 2.10 Common Area Changes

This section is deleted in its entirety.

Section 4.2 Common Area Operating Expenses

This section is deleted in its entirety. (please delete from form).
Common Area changes are as defined by the Section 7 of the Master Lease.

Section 9 Consent of Master Tenant

This Sublease shall not be effective unless Master Lessor shall approve the Sublease in writing. Such approval must occur on or before October 29, 2007.

The remainder of Section 9 remains in full force and effect.

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THE FOLLOWING SECTIONS ARE ADDITIONS TO THE SUBLEASE:

Section 14 Building improvements.

At its sole cost and expense, Sublessor shall complete the following in good workmanlike condition prior to the Commencement of the Sublease. Such condition shall be approved by Subtenant before the Commencement Date.

1	Professionally steam clean the carpets
2
Paint the office area or provide “touch up” paint, including painting the demising wall, in a professional workmanlike manner in accordance with the Building Standard that has previously been approved by Master Lessor for a first class office space.

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Demise the Premises from neighboring Suite 740 in a professional workmanlike manner in accordance with the Building Standard that has previously been approved by Master Lessor for demising walls between independent tenants in a first class office space.

Section 15 Furniture

Sublessor shall deliver the Premises to Sublessee in its currently configured condition, including all existing furniture. An inventory of the furniture will be provided and will be attached to the Sublease as an Exhibit. Sublessee shall have the right to use the FF&E throughout the term of the Sublease at no additional charge. Sublessee shall maintain the furniture at its sole cost and expense and leave the furniture upon the end of the Sublease in good condition, normal wear and tear excluded.

The furniture provided and the condition of same is attached as an exhibit to the Sublease.

Section 16 Right of First Refusal

The Sublessee shall have the Right of First Refusal for Suite 740. The Sublessor shall continue to market the adjacent space to any prospective tenant. Once business terms are agreed upon with a new prospective tenant, the Sublessor shall present said terms to the Sublessee. The Sublessee shall have three (3) days to accept these terms. If the Sublessee does not accept the proposed terms with written notice to Sublessor within three (3) business days, the Sublessor shall have the right to lease the space to the new prospective tenant.

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Section 17 Option to Extend Term

A.
Terms of Option to extend. Subject to the conditions below, Sublessee shall have the option to extend the term of this Sublease for one (1) additional period of twenty five (25) months, in no event expiring beyond October 31, 2011. The extension period shall commence upon the expiration of the previous term. Sublessee's option to extend shall be subject to the following conditions:

(i)  Sublessee shall not be in default either at the time it gives Sublessor notice of its intent to extend or at the commencement of the extension term, and has not been ten (10) or more days late in the payment of rent more than a total of two (2) times during the Lease term. .

(ii) Sublessee shall be operating in the Premises in a manner consistent in all respects with this Sublease.

(iii) Sublessee shall give Sublessor unconditional written notice of the exercise of its option at least three (3) months but not more than nine (9) months prior to the expiration of the then current term, time being strictly of the essence, and any failure to give said notice within the required time period shall be deemed an election by Sublessee not to extend the term of the Lease.

(iv) The extension term shall be upon the same terms and conditions as are contained in the Sublease and this Addendum, except that the Base Rent shall be determined in accordance with Subsection B below. If Sublessee has exercised its option to extend, the phrase "Term" as used in the Sublease shall mean the initial term of the Sublease and the extension term. The option to extend shall be personal to Sublessee, and shall not be transferable or assignable to any other person or entity.

B.	Base Rent for the Option Period

Base Rent for the Option Period shall be a fixed increase of 3% of the Base Rent stated in the Sublease for the entire term of the Option Period.
Sublessee shall have the right to sublease/assign all or any portion of its Premises during the Term or extended Term of the Sublease to a qualified party or parties, subject to the approval of the Master Lessor, which shall not be unreasonably withheld or delayed.

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Section 18 Sublet and Assignment

Sublessee shall have the right to sublet/assign all or any portion of its Premises during the Term or extended Term of the Sublease to a qualified party or parties, subject to the approval of the Master Lessor, which shall not be unreasonably withheld or delayed.

Section 19 Insurance

Sublessee shall be required to carry General Liability Insurance commercial insurance including the broad form endorsement for single limit liability coverage in an amount of $1,000,000. Sublessee will be required to carry property coverage on business personal property, excluding flood and earthquake coverage. Additionally, Sublessee will also carry an umbrella policy in the amount of $1,000,000.

The quality of the carriers shall be as described in the Master Lease. Sublessee will provide certificates of insurance on an annual basis and will name the Master Lessor and Sublessor as additional insureds.

This Addendum is executed at the date of the execution of the Sublease and is incorporated in full by this reference.

SUBLESSOR:	Navio Systems Inc.	SUBLESSEE:	American Ethanol Inc.
	A Delaware Corporation		A Nevada Corporation

BY:	/s/ Elmar Jakoby	BY:	/s/ Eric McAfee

BY:	Elmar Jakoby	BY:	Eric McAfee

Date:	September 6, 2007	Date:	September 6, 2007

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AE Biofuels, Inc.

Corporate Stock Transfer, Inc.
Transfer Fee: As Required

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	— as tenants in common	UNIF GIFT MIN ACT -	.... Custodian for ....
			(Cust.) (Minor)
TEN ENT	— as tenants by the entireties		under Uniform Gifts to Minors
JT TEN	— as joint tenants with right of survivorship and not as tenants in common		Act of .... (State)

Additional abbreviations may also be used though not in the above list.

For value received .... hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

[ ]

Please print or type name and address of assignee

....

....

....

.... Shares

of the Stock represented by the within Certificate and do hereby irrevocably constitute and appoint

....

....

Attorney to transfer the said stock on the books of the within-named Corporation, with full power of substitution in the premises.

Dated .... 20 ....

SIGNATURE GUARANTEED:

X______________________________

X______________________________

THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THIS CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER. THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM.

August 7, 2006

Mr. Tim Morris
Chief Executive Officer
AMERICAN ETHANOL, INC.
203 N. La Salle St., Suite 2100
Chicago, IL 60601

Dear Mr. Morris,

We are pleased that American Ethanol, Inc. (the “Company”) desires to engage Chadbourn Securities, Inc. (“ Chadbourn”) as its nonexclusive placement agent and financial advisor to the Company (the “ Advisory Services”). We look forward to working with you and your management team, and have set forth below the agreed upon terms of our involvement. This agreement replaces in its entirety the Company’s previous agreement with Chadbourn, dated on or about February 1, 2006.

1. Scope of Engagement

As discussed, we will undertake certain services on behalf of the Company, including:

(a)  Identifying business opportunities for the Company within its strategy;

(b)  Representing the Company within the finance and investment community and maintaining good relations and communications with shareholders introduced by Chadbourn to the Company; and

(c) Identifying and assisting in the negotiation and placement of private equity for the Company (an “Equity Funding”), special purpose vehicle funding (a “ SPV  Funding”) and debt/mezzanine instruments (“ Debt Funding”).

2. Fees and Expenses.

For our services hereunder, the Company will pay to Chadbourn the following fees as earned and collected by the Company.
(a)
Financing Advisory Services Originated by Chadbourn. In the event that Chadbourn or its subsidiary(s) directly originates or provides an accepted Equity Funding, SPV Funding or Debt Funding, the Company shall pay to Chadbourn from net proceeds received by the Company at closing(s) the following, minus any amounts paid by the Company to mutually approved intermediaries listed on Exhibit B (if any), attached hereto:

(i)	An advisory fee equal to Seven Percent (7%) of the total net proceeds from Chadbourn-originated Equity Fundings received by the Company;

(ii)	An additional unallocated expense reimbursement fee equal to One Percent (1%) of the total net proceeds from all Equity Fundings received by the Company;

(iii)
Warrants equal to (Eight Percent) 8% of the number of shares sold in the Equity Offering. Such warrants should have a seven year maturity, an exercise price equal to the offering price of each respective offering by the Company, piggyback registration rights and a cashless exercise provision; and

(iv)	An advisory fee subject to future negotiation for proceeds from Chadbourn-originated SPV Fundings or Debt Fundings received by the Company.

Chadbourn Securities, Inc. • 10600 N. De Anza Blvd., Ste 250 • Cupertino, CA 95014
Phone: (408) 873-0400 • Fax (408) 904-6085

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For clarification, the Company shall deduct from amounts payable to Chadbourn under this Section 2 any and all fees payable to minus any amounts paid by the Company to mutually approved intermediaries listed on Exhibit B attached hereto.

3. Use of Information; Financing Matters.
(a)
The Company agrees to furnish or cause to be furnished to Chadbourn all necessary or appropriate information for use in its engagement and hereby represents and warrants that any information relating to the Company or transaction that is furnished to Chadbourn by or on behalf of the Company will be true and correct in all material respects and not misleading. The Company agrees that any information or advice rendered by Chadbourn or any of our representatives in connection with this engagement is for the confidential use of the Company only in its evaluation of a transaction and the Company will not, and will not permit any third party to, use it for any other purpose or disclose or otherwise refer to such advice or information, or to Chadbourn, in any manner without our prior written consent.

(b)
Chadbourn recognizes and confirms that the Company, in acting pursuant to this engagement, may be providing material non-public information to Chadbourn, and that Chadbourn assumes responsibility that no such material non-public information shall be communicated or divulged to any other party without the express written consent of Company and that any recipient of such material non-public information shall not trade in the securities of the Company (or any public company intending to merge with or acquire the Company) until such information is either public or rendered moot.

(c)
Each of the Company and Chadbourn agrees to conduct any offering and sale of securities in any transaction in accordance with applicable federal and state securities laws, and neither the Company nor Chadbourn, nor any person acting on behalf of either of them, will offer or sell any securities in a transaction by any form of general solicitation, general advertising, or by any other means that would be deemed a public offering under applicable law. Chadbourn has no obligation, express or implied, to purchase or underwrite any transaction or to itself provide any type of financing to the Company or be a party to any transaction, or to solicit investors outside the United States.

(d)
Chadbourn further acknowledges that by the very nature of its relationship with the Company it may, from time to time, have knowledge of or access to material non-public information (as such term is defined by the Securities Exchange Act of 1934, as amended). Chadbourn hereby agrees and covenants that: 1) Chadbourn will not make any purchases or sales in the stock of the Company based on such information; 2) Chadbourn will utilize its commercially reasonable efforts to safeguard and prevent the dissemination of such information to third parties unless authorized in writing by the Company to do so as may be necessary in the performance of its services under this agreement; and 3) Chadbourn will not, in any way, utilize or otherwise include such information, in actual form or in substantive content, in its analysis for, preparation of or release of any Chadbourn literature or other communication(s) relating to the Company, including, but not limited to: research reports, press releases, publications, letters to investors and telephone or other personal communication(s) with potential or current investors, including Chadbourn related investors.

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4. Certain Acknowledgements.

The Company acknowledges that Chadbourn has been retained by the Company, and that the Company’s engagement of Chadbourn is as an independent contractor. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against Chadbourn or our affiliates or their respective directors, officers, agents and employees. Upon prior written consent of the Company (which consent will not be unreasonably withheld), Chadbourn may, at our own expense, place announcements or advertisements in financial newspapers and journals describing its services hereunder. The Company acknowledges that Chadbourn may be a significant shareholder or retained advisor to entities that merge with the Company, and Chadbourn may make investments in or act as advisor to Companies that later become strategic partners or customers of the Company. Chadbourn shall advise Company of such relationships prior to initiation of any negotiations. Chadbourn represents and warrants to the Company that it is a registered broker/dealer any and all actions undertaken by Chadbourn hereunder are in full compliance with any and all applicable state and federal securities laws.

5. Indemnity.

Chadbourn and the Company have agreed to the indemnification set forth in entered into a separate letter agreement attached hereto as Exhibit A , providing for the indemnification of Chadbourn by the Company and of the Company by Chadbourn in connection with Chadbourn’s engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

6. Term of Engagement.

Chadbourn’s engagement shall commence as of the date hereof and shall terminate (if not terminated earlier) upon the closing of the Company’s merger with a publicly-traded entity (the “Term”). Either party may terminate this agreement at any time, with or without cause by giving not less than 30 days written notice to the other party; provided, however, that no such termination will affect the matters set out in this section or sections 3, 4, 5, or 7, or in the separate letter agreement relating to indemnification. It is expressly agreed that following the expiration or termination of this agreement, Chadbourn shall be entitled to receive any fees as described above that have accrued prior to such expiration or termination but are unpaid, as well as reimbursement for expenses as set forth herein.

7. Miscellaneous.

This agreement is governed by the laws of the State of California, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company and Chadbourn and their respective successors and assigns. Any controversy or claim arising out of or relating to this agreement, or the alleged breach thereof, or relating to the Chadbourn’s activities or remuneration under this agreement, shall be settled by binding arbitration in California, in accordance with the applicable rules of JAMS Endispute, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction as provided by Paragraph 14 herein. The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are arbitrated under this paragraph. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California. The parties agree that Santa Clara County, California will be the venue of any dispute and will have jurisdiction over all parties. Neither this agreement nor any duties or obligations under this agreement may be assigned by Chadbourn without the prior written consent of the Company. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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We are pleased to accept this engagement and look forward to working with you on this matter. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,

CHADBOURN SECURITIES, INC.

By:	/s/ Laird Q. Cagen
Laird Q. Cagan
Managing Director

Accepted and agreed to as of the date set forth above:

AMERICAN ETHANOL, INC.,
a California corporation

By:	/s/ Tim S. Morris
Tim S. Morris, CEO

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EXHIBIT A

The Company agrees to indemnify and hold harmless Chadbourn Securities Inc. (“Chadbourn”), together with its affiliates and their respective control persons, directors, officers, employees and agents, (“ Indemnified Persons”), to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses reasonably incurred in connection with the investigation of, preparation for and defense of any pending or threatened third-party claim, action, proceeding or investigation and any litigation or other proceeding arising therefrom, to which an Indemnified Person may become subject) (collectively, “ Damages”) arising out of or related to any actual or proposed private placement or Chadbourn’s engagement hereunder; provided , however , that there shall be excluded from such indemnification any such portion of such Damages as are found in a final judgment by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence or breach of the engagement agreement (of even date herewith and incorporated herein by reference) on the part of the Indemnified Person, other than any action undertaken at the request or with the consent of the Company. The foregoing indemnification obligation is in addition to, and not in limitation of, any other rights Chadbourn may have, including but not limited to any right of contribution. In the event that the foregoing indemnity is unavailable or insufficient to hold harmless an Indemnified Person, then the Company shall contribute to amounts paid or payable by an Indemnified Person in respect of such Damages in such proportion as appropriately reflects the relative benefits received by it on the one hand and Chadbourn on the other. If applicable law does not permit allocation solely on the basis of benefits, then such contribution shall be made in such proportion as appropriately reflects both the relative benefits and relative fault of the parties and other relevant equitable considerations. The foregoing is subject to the limitation that in no event shall Chadbourn’s aggregate contributions in respect of Damages exceed the amount of fees actually received by Chadbourn pursuant to this Agreement. For purposes hereof, relative benefits to the Company and Chadbourn of the private placement or other similar transaction shall be deemed to be in the same proportion that the total value paid or received or contemplated to be paid or received by the Company and/or its security holders in connection with the private placement or other similar transaction bears to the fees paid to Chadbourn pursuant to its engagement in respect of such private placement.  Chadbourn shall promptly notify the Company of any claim or threatened claim being asserted against Chadbourn which would give rise to an indemnification hereunder, and agrees that the Company shall have the right to participate in the defense of any such claim and, to the extent that the Company shall wish, to assume and control the defense thereof and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, Chadbourn shall have the right to retain its own counsel reasonably satisfactory to the Company at the Company’s expense, it being understood that the Company shall not, in connection with any one such claim or action or separate but, substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all the Indemnified Persons. The Company will not enter into any waiver, release or settlement with respect to any threatened or pending claim, action, proceeding or investigation or settle any litigation arising therefrom in respect of which indemnification hereunder may be sought (whether or not Indemnified Persons are a formal party thereto) without the prior written consent of Chadbourn (which consent shall not be unreasonably withheld or delayed), unless such waiver, release or settlement includes an unconditional release of Chadbourn from any and all liability arising out of such threatened or pending claim, action, proceeding, investigation or litigation.

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EXHIBIT B

APPROVED INTERMEDIARIES

NAME	COMMISSION OR FEE

6